UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

U.S. CONCRETE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

As of June 28, 2021, (a) 17,140,891 shares of common stock issued and outstanding (to be canceled in exchange for a cash payment of $74.00 per share upon consummation of the merger described in this proxy statement) and (b) 464,051 shares of common stock underlying outstanding vested and unvested restricted stock units to be canceled in exchange for a cash payment of $74.00 per share underlying a restricted stock unit.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated based on the sum of (a) 17,140,891 shares of common stock issued and outstanding multiplied by $74.00 and (b) 464,051 cashed-out restricted stock units multiplied by $74.00. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0001091 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $1,302,765,708.00
	(5)	Total fee paid: $142,131.74

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED JULY 1, 2021

U.S. CONCRETE, INC.

331 N. Main St.

Euless, Texas 76039

[•], 2021

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of U.S. Concrete, Inc., a Delaware corporation (the “Company”), to be held via live webcast on [•] at [•]. The special meeting can be accessed by visiting www.proxydocs.com/USCR, where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual special meeting in person. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of coronavirus disease 2019 (COVID-19).

On June 6, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”) with Vulcan Materials Company, a New Jersey corporation (“Parent”), and Grizzly Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”), providing for, subject to the satisfaction or waiver of specified conditions set forth therein, the acquisition of the Company by Parent. Subject to the terms and conditions of the merger agreement, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt and approve the merger agreement (Proposal 1);

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (Proposal 2); and

•

a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such special meeting to approve such proposal (Proposal 3).

If the merger is consummated, the holders of the common stock, par value $0.001 per share, of the Company (the “Company common stock”) will receive $74.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the time the merger becomes effective (the “effective time”), other than shares (i) owned or held in treasury by the Company or owned by Parent or merger sub immediately prior to the effective time, (ii) issued and outstanding immediately prior to the effective time that are owned by any direct or indirect wholly owned subsidiary of Parent (other than merger sub) or the Company and (iii) issued and outstanding immediately prior to the effective time (other than such shares referenced in clauses (i) and (ii)) that are held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware.

The Board of Directors of the Company (the “Company Board”) reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. After consideration, the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board unanimously recommends a vote “FOR” the adoption and approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.

The accompanying proxy statement provides you with more specific information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. You should carefully read the entire proxy statement, including the annexes and documents referred to or incorporated by reference therein. You may also obtain more information about the Company from the documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”), including those incorporated by reference into the accompanying proxy statement.

Your vote is very important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock. The failure of any stockholder to vote will have the same effect as a vote against the merger agreement. Accordingly, whether or not you plan to attend the virtual special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction card and returning it in the envelope provided or by voting over the telephone or the Internet as instructed in these materials. If you are a stockholder of record and you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote:

1.	“FOR” adoption and approval of the merger agreement;

2.	“FOR” approval of the non-binding named executive officer merger-related compensation proposal; and

3.	“FOR” adjourning the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies.

Voting by proxy will not prevent you from voting your shares by online ballot at the virtual special meeting if you choose to virtually attend the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt and approve the merger agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact: MacKenzie Partners, Inc., the Company’s proxy solicitor, by calling (800) 322-2885 toll-free.

Thank you for your cooperation and continued support.

Very truly yours,

Michael D. Lundin Chairman of the Company Board

The merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT IS DATED [•], 2021 AND IS FIRST BEING MAILED

TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT [•], 2021.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED JULY 1, 2021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•], 2021

To Our Stockholders:

A special meeting of stockholders (the “special meeting”) of U.S. Concrete, Inc., a Delaware corporation (the “Company”), will be held via live webcast on [•], at [•]. The special meeting can be accessed by visiting www.proxydocs.com/USCR, where you will be able to listen to the meeting live and vote online. You will need your control number, provided on your proxy card, to join the special meeting. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of coronavirus disease 2019 (COVID-19). We encourage you to allow ample time for online check-in, which will open at [•]. Please note that you will not be able to attend the virtual special meeting in person. We are holding the special meeting for the following purposes:

1.

Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 6, 2021, among the Company, Vulcan Materials Company, a New Jersey corporation (“Parent”) and Grizzly Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”) (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (such proposal, the “merger agreement proposal”);

2.

Non-Binding Named Executive Officer Merger-Related Compensation Proposal. To consider and vote on a proposal to approve, on a non-binding, advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (such proposal, the “non-binding named executive officer merger-related compensation proposal”); and

3.

Adjournment of the Special Meeting. To approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”).

The Board of Directors of the Company unanimously recommends that the stockholders of the Company vote “FOR” the merger agreement proposal, “FOR” the non-binding named executive officer merger-related compensation proposal and “FOR” the adjournment proposal, each as described in greater detail in the accompanying proxy statement.

Only stockholders of record at the close of business on [•], 2021 are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting in accordance with the merger agreement.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

To ensure your representation at the special meeting, regardless of whether you plan to attend the virtual special meeting, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy or voting instruction card as promptly as possible in the postage-paid envelope enclosed. Alternatively, you may vote by telephone or over the Internet as instructed in these materials. If you are voting by telephone or over the Internet, then your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting. Your proxy is being solicited by the Board of Directors of the Company.

A stockholder who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares if the merger is consummated, but only if such stockholder submits a written demand for appraisal to the Company prior to the time the vote is taken on the merger agreement proposal and complies with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” in the accompanying proxy statement.

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company common stock”). The failure to vote will have the same effect as a vote against the merger agreement proposal. Even if you plan to attend the virtual special meeting, please complete, sign, date and return the enclosed proxy or voting instruction card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a stockholder of record and sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal. If your shares are held in “street name” and you fail to return your voting instruction card or otherwise properly instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal.

By Order of the Board of Directors,

Paul M. Jolas
Senior Vice President, General Counsel and Corporate Secretary

Euless, Texas

[•], 2021

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you are a stockholder of record, voting online during the special meeting will revoke any proxy that you previously submitted. The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders and the “street name” stockholders who beneficially owned shares of Company common stock as of the close of business on the record date are entitled to participate in the virtual meeting and will need their assigned control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank broker or other nominee for instructions.

If you are a stockholder of record and you fail to (1) return your proxy, (2) grant your proxy or provide voting instructions electronically over the Internet or by telephone or (3) attend and vote at the virtual special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal.

If you hold your shares in “street name,” you will need to instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card provided by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. Failure to provide these instructions will have the same effect as a vote against the merger agreement proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents referred to or incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company common stock, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

Banks and Brokers: (212) 929-5500

Email: proxy@mackenziepartners.com

ANNEX A—Agreement and Plan of Merger

ANNEX B—Opinion of Evercore Group L.L.C.

ANNEX C—Opinion of BNP Paribas Securities Corp.

ANNEX D—Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET

This Summary Term Sheet, together with “Questions and Answers About the Special Meeting and Merger” beginning on page 10, summarizes certain of the material information set forth or incorporated by reference in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 91 for additional information regarding the documents incorporated by reference in this proxy statement. In this proxy statement, the terms “the Company,” “we,” “our” and “us” refer to U.S. Concrete, Inc. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

The Parties to the Merger (page 17)

U.S. Concrete, Inc., a Delaware corporation, is a leading heavy building materials supplier of aggregates and ready-mixed concrete in select geographic markets in the United States, the U.S. Virgin Islands and Canada. The Company is a leading supplier for large-scale commercial and industrial, residential and infrastructure (including streets, highways and other public works) construction projects in high-growth markets across the U.S. The Company is headquartered in Euless, Texas.

Vulcan Materials Company, a New Jersey corporation (“Parent” or “Vulcan”), is the nation’s largest supplier of construction aggregates (primarily crushed stone, sand and gravel), a major producer of asphalt mix and ready-mixed concrete, and a supplier of construction paving services. Vulcan is headquartered in Birmingham, Alabama.

Grizzly Merger Sub I, Inc., a Delaware corporation (“merger sub”), is a wholly owned subsidiary of Parent formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, merger sub will merge with and into the Company, and merger sub will cease to exist.

The Merger (page 22)

You are being asked to adopt and approve the Agreement and Plan of Merger, dated as of June 6, 2021, among the Company, Parent and merger sub (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which, subject to the terms and conditions set forth therein, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, the Company will cease to be a publicly traded company, and you will cease to have any rights in the Company as a stockholder except the right to receive the merger consideration.

Consideration To Be Received in the Merger (page 59)

If the merger is consummated, each share of the Company’s common stock, par value $0.001 per share (the “Company common stock”), other than as provided below, will be converted into the right to receive $74.00 in cash, without interest, less any applicable withholding taxes (the “merger consideration”). The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (i) shares owned or held in treasury by the Company or owned by Parent or merger sub immediately prior to the effective time, (ii) shares issued and outstanding immediately prior to the effective time that are owned by any wholly owned subsidiary of Parent (other than merger sub) or the Company and (iii) shares issued and outstanding immediately prior to the effective time (other than such shares referenced in clauses (i) and (ii)) that are held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”).

Treatment of Company RSU Awards (page 60)

Subject to the terms of the merger agreement, at the effective time, pursuant to the applicable Company stock incentive plan, each restricted stock unit award covering shares of Company common stock (“Company RSU Award”) that is outstanding and unvested immediately prior to the effective time of the merger will become vested and be settled in cash, without interest, in an amount equal to (x) the number of shares subject to the applicable RSU award, multiplied by (y) the $74.00 per share merger consideration, less any applicable tax withholding. The number of shares of Company common stock subject to any portion of any Company RSU Award that otherwise vests based on achievement of pre-established performance criteria will be determined in accordance with the terms of the applicable Company RSU Award agreement and, to the extent applicable, any other written agreement between the Company and the holder of the Company RSU Award. For more information, see “The Merger Agreement—Treatment of Company RSU Awards.”

When the Merger is Expected to be Consummated

The Company currently anticipates that the merger will be consummated in the second half of calendar year 2021. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in 2021. Completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the completion of the merger, which are described below and include regulatory clearances and approvals, and it is possible that factors outside the control of the Company or Vulcan could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

The Special Meeting (page 18)

A special meeting of our stockholders will be held via live webcast on [•], at [•] (the “special meeting”). The special meeting can be accessed by visiting www.proxydocs.com/USCR, where you will be able to listen to the meeting live and vote online. You will need your control number, provided on your proxy card, to join the virtual special meeting. Please note that you will not be able to attend the virtual special meeting in person. At the special meeting, you will be asked to, among other things, vote for the merger agreement proposal. See “Questions and Answers About the Special Meeting and Merger” and “The Special Meeting of the Company’s Stockholders.”

Record Date and Quorum (page 18)

Only holders of record of Company common stock, as of the close of business on [•], 2021, the date established by the Board of Directors of the Company (the “Company Board”) as the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were [•] shares of Company common stock outstanding.

To conduct any business at the special meeting, a quorum must be present virtually or by proxies. The holders of a majority of the shares of Company common stock outstanding and entitled to vote at the meeting, present virtually or by proxy, will constitute a quorum for the transaction of business at the special meeting. For more information, see “The Special Meeting of the Company’s Stockholders—Who Can Vote at the Special Meeting” and “The Special Meeting of the Company’s Stockholders—Quorum for the Special Meeting.”

Votes Required (page 18)

Adoption and approval of the merger agreement (the “merger agreement proposal”) requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock.

Approval of each of the specified compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, on a non-binding, advisory basis (the

“non-binding named executive officer merger-related compensation proposal”) and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (the “adjournment proposal”) requires the affirmative vote of the holders of shares of Company common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon.

A vote to abstain will have the same effect as voting against each proposal as to which you abstain.

If you are a holder of record, failure to submit a proxy or to vote via the virtual meeting website will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

In the absence of a quorum, the chairman of the meeting or the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in the Company bylaws.

Recommendation of the Company Board (page 27)

After consideration of various factors, including the factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement (the “recommendation of the Company Board”).

Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. The failure to vote your shares, or to provide instructions to your broker, bank or other nominee as to how to vote your shares, will have the same effect as a vote against the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Interests of the Company’s Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of the Company Board, you should be aware that some of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	the accelerated vesting and cash settlement of unvested Company RSU Awards for the merger consideration;

•	with respect to certain executive officers and other key employees, the opportunity to receive cash severance payments and benefits;

•	continued indemnification and directors’ and officers’ liability insurance applicable for a period of six years following completion of the merger.

The Company Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the adoption and approval of the merger agreement to the Company’s stockholders. For more information, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Opinion of Evercore Group L.L.C. (page 31 and Annex B)

The Company retained Evercore Group L.L.C. (“Evercore”) to act as its lead financial advisor in connection with the merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock in the merger, other than Vulcan and its affiliates. At a meeting of the Company Board held on June 6, 2021, Evercore rendered to the Company Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $74.00 per share in cash to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders, other than Vulcan and its affiliates.

The full text of the written opinion of Evercore, dated June 6, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.

Opinion of BNP Paribas Securities Corp. (page 40 and Annex C)

The Company retained BNP Paribas Securities Corp. (“BNP Paribas”) to act as its financial advisor in connection with the merger. As part of this engagement, the Company requested that BNP Paribas evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock. At the meeting of the Company Board on June 6, 2021, BNP Paribas rendered to the Company Board its oral opinion, subsequently confirmed by delivery of a written opinion dated June 6, 2021, that, based on and subject to the assumptions, limitations, qualifications, and other conditions set forth in such opinion, as of such date, the merger consideration was fair, from a financial point of view, to the holders of shares of Company common stock entitled to receive such merger consideration.

The full text of the written opinion of BNP Paribas, dated June 6, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement with the permission of BNP Paribas and is incorporated by reference into this proxy statement. The Company encourages you to read this opinion carefully and in its entirety. BNP Paribas’s opinion was addressed to, and provided for the information and benefit of, the Company Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. BNP Paribas’s opinion does not address the relative merits of the merger as compared to other business or financial strategies, or business combination transactions, that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.

For a description of the opinions that the Company Board received from each of the financial advisors, see the section entitled “The Merger—Opinions of the Financial Advisors to the Company.”

Certain U.S. Federal Income Tax Consequences of the Merger (page 54)

The exchange of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “The Merger—Certain U.S. Federal

Income Tax Consequences of the Merger”) of Company common stock who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the merger.

Non Solicitation Covenant (page 66)

In the merger agreement, the Company has agreed that neither it, the Company Board (including any committee thereof), the Company’s officers nor any of its subsidiaries will, and that it will cause its and their respective representatives not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an acquisition proposal (as defined in “The Merger Agreement—Non-Solicitation Covenant”) or (ii) participate in any discussions or negotiations regarding or furnish to any person or entity any information relating to the Company or any Company subsidiary in each case, in connection with, an acquisition proposal, other than to state that the Company and its representatives are prohibited hereunder from engaging in any discussions or negotiations. However, the merger agreement allows the Company to furnish information and participate in unsolicited discussions or negotiations under certain circumstances prior to obtaining the requisite approval of the Company’s stockholders.

In the merger agreement, the Company has also agreed that the Company Board (and any committee thereof) will not (i) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation (as defined in “The Merger Agreement—Proxy Statement, Board Recommendation and U.S. Concrete Stockholders’ Meeting”), (iii) if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after Parent’s written request that the Company or the Company Board do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such acquisition proposal) and reaffirm the Company Board Recommendation within such 10-business day period (or, with respect to any acquisition proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last 10 days prior to the then-scheduled Company stockholders meeting, fail to take the actions referred to in this clause (iii), with references to the applicable 10-business day period being replaced with three business days), (iv) fail to include the Company Board Recommendation in this proxy statement, (v) approve or authorize, or cause or permit the Company or any Company subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal or (vi) commit or agree to do any of the foregoing.

However, at any time prior to obtaining stockholder approval, the Company Board may make a change of recommendation in response to an intervening event (as defined in “The Merger Agreement—Changes in Board Recommendation”), if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law.

In addition, at any time prior to obtaining stockholder approval, the Company Board, may make a change of recommendation or cause the Company to terminate the merger agreement (pursuant to and in accordance with the terms thereof) in order to enter into a definitive agreement providing for an acquisition proposal that did not result from a material breach of the non-solicitation restrictions and that the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a superior proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”), but only if, in each case, the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law.

The Company must comply with certain provisions of the merger agreement related to Parent (including with respect to notifying Parent and negotiating with Parent) before making an adverse recommendation change or terminating the merger agreement. Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $50 million.

Conditions to Completion of the Merger (page 74)

The consummation of the merger is subject to, among other things, the following conditions:

•	the adoption of the merger agreement at the special meeting by the holders of at least a majority of the outstanding shares of Company common stock;

•	the absence of a law or injunction restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•

each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date, or with respect to certain representations and warranties, as of a time otherwise specified, in the manner described in “The Merger Agreement—Conditions of the Merger” subject to certain materiality and material adverse effect qualifiers;

•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement prior to the effective time of the merger; and

•	the absence of any, with respect to the Company, material adverse effect, in the manner described in “The Merger Agreement—Representations and Warranties.”

Financing (page 73)

The merger agreement does not contain any financing-related closing condition, and Parent has represented that it and merger sub will have at the effective time sufficient funds to consummate the transactions contemplated by the merger agreement and to make all cash payments contemplated under the merger agreement in connection with the merger and the other transactions, including payment of all related fees and expenses.

Regulatory Approvals (page 56)

Under the terms of the merger agreement, the merger cannot be consummated until the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on June 21, 2021.

If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the applicable laws under some circumstances. There can be no assurance that a challenge to the merger will not be made or, if such a challenge were made, that it would not be successful.

Termination of the Merger Agreement (page 75)

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•

the merger has not been consummated by March 6, 2022 (which we refer to as the “outside date”); however, (i) if, on the outside date, all of the conditions to the merger (other than those conditions relating to antitrust approvals or no injunction (to the extent the relevant injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) and those conditions that by their nature are to be satisfied or waived on the closing date of the merger (if such conditions would be satisfied or validly waived were the closing of the merger to occur at such time)) shall have been satisfied or waived, then the outside date shall automatically be extended until June 6, 2022, and (ii) this right to terminate will not be available to any party whose action or failure to fulfill any obligation was a proximate cause of the failure of the effective time of the merger to occur prior to the outside date and such action or failure to act constitutes a material breach of the merger agreement;

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the Company stockholders have not adopted the merger agreement;

•	by the Company:

•

if Parent and/or merger sub has breached or failed to perform or violated their respective covenants or agreements under the merger agreement or any of the representations and warranties of Parent or merger sub set forth in the merger agreement has become inaccurate, and such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to the Company’s obligation to close the merger to be satisfied and is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy, except the Company will not have the right to effect such termination if it is then in material breach of the merger agreement; or

•	prior to receipt of the stockholder approval, in order to enter into a definitive agreement providing for a superior proposal (as defined in “The Merger Agreement—Non-Solicitation Covenant”) so

long as the Company has complied with its obligations under the non-solicitation covenant in the merger agreement from and immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the $50,000,000 termination fee described below.

•	by Parent:

•

if the Company has breached or failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of the Company set forth in the merger agreement shall have become inaccurate, and such breach, failure to perform, violation or inaccuracy would result in the failure of the related conditions to Parent’s obligation to close the merger to be satisfied and is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy, except Parent will not have the right to effect such termination if it is then in material breach of the merger agreement; or

•	if, prior to the Company stockholder approval, the Company Board has effected a change of recommendation.

Termination Fee Payable by the Company; Termination Fee Payable by Parent (page 77)

If the merger agreement is terminated under certain circumstances:

•	the Company may be obligated to pay Parent a termination fee of $50 million, or

•	Parent may be obligated to pay the Company a termination fee of $50 million.

Effect of Termination (page 78)

Each of the parties to the merger agreement is entitled to specific performance of the terms of the merger agreement, in addition to any other remedy at law or equity.

Litigation Related to the Merger (page 56)

As of the date of this proxy statement, no stockholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.

Appraisal Rights (page 86)

Under the DGCL, a holder of record of Company common stock who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares of Company common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if such stockholder complies with all requirements of the DGCL for exercising appraisal rights, including Section 262 of the DGCL. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of record of the Company common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the merger agreement proposal at the special meeting and must not vote or otherwise submit a proxy in favor of the merger agreement proposal. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The requirements of the DGCL for exercising appraisal rights are summarized in this proxy statement, including Section 262 of the DGCL, the text of which can be found in Annex D to this proxy statement.

Market Price and Dividend Data (page 84)

The closing trading price of a share of Company common stock on Nasdaq (“Nasdaq”) on June 4, 2021, the last trading day before the merger agreement was approved by the Company Board, was $57.14 per share. On

June 30, 2021, which is the latest practicable trading day before this proxy statement was printed, the closing price of a share of Company common stock on Nasdaq was $73.80. You are encouraged to obtain current market quotations for the Company common stock in connection with voting your shares of Company common stock.

Where You Can Find More Information (page 91)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because on June 6, 2021 the Company entered into the merger agreement with Parent and merger sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Company Board in favor of the merger agreement proposal. The merger agreement is attached as Annex A to this proxy statement. The description of the merger agreement in this proxy statement is not complete and is qualified in its entirety by reference to the complete text of the merger agreement.

Q:	What will the Company’s stockholders receive in the merger?

A:

If the merger is consummated, each holder of Company common stock will receive the merger consideration of $74.00 in cash, without interest, less any applicable withholding taxes, for each share of the Company common stock that such stockholder owns immediately prior to the time the merger becomes effective (the “effective time”), unless such stockholder exercises and perfects its appraisal rights under the DGCL.

Q:	When and where is the special meeting?

A:

The special meeting of Company stockholders will be held via live webcast on [•], at [•]. The special meeting can be accessed by visiting www.proxydocs.com/USCR, where you will be able to listen to the meeting live and vote online. You will need your control number, provided on your proxy card, to join the special meeting. We encourage you to allow ample time for online check-in, which will open at [•]. Please note that you will not be able to attend the virtual special meeting in person.

Q:	Who is eligible to vote?

A:	Holders of record of the Company common stock as of the close of business on [•], 2021, the record date established by the Company Board for the special meeting, are eligible to vote.

Q:	How many votes do the Company’s stockholders have?

A:

Holders of the Company common stock are entitled to one vote for each share of the Company common stock that such holder owned at the close of business on [•], 2021, the record date for the special meeting.

Q:	What vote of the Company’s stockholders is required to approve the merger agreement proposal?

A:

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement proposal.

Q:	What vote of the Company’s stockholders is required to approve the other proposals to be considered at the special meeting?

A:

Approval of each of the binding named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of shares of Company common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon. Abstentions have the same effect as a vote against either proposal, but broker non-votes will not affect the outcome of either proposal.

Q:	How does the Company Board recommend that I vote?

A:

After consideration of various factors, including the factors described in the section entitled “The Merger—Recommendation of the Company Board and Reasons for the Merger,” the Company Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

You should be aware that some of the Company’s directors and executive officers are subject to plans, agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance covering the Company’s executive officers; and indemnification of the Company’s directors and officers by the surviving company following the merger. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What do I need to do now?

A:

Please read this proxy statement carefully in its entirety, including its annexes and the documents referred to or incorporated by reference herein, to consider how the merger would affect you. After you read these materials, you should complete, sign and date your proxy or voting instruction card and mail it in the enclosed return envelope or submit your vote over the telephone or the Internet as soon as possible so that your shares can be voted at the special meeting. If you are a stockholder of record and you sign, date and mail your proxy card or otherwise submit your proxy without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Company Board, as applicable, with respect to each proposal.

Q:	Do I need to attend the special meeting virtually?

A:

No. It is not necessary for you to attend the special meeting virtually in order to vote your Company common stock. If you are a stockholder of record as of the record date, you may vote by mail, by telephone or through the Internet, as described in more detail below. If you are a “street name” holder of Company common stock, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares of Company common stock to be voted at the special meeting, as described in more detail below.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote:

•	by proxy by returning the enclosed proxy card in the enclosed return envelope;

•	by proxy over the telephone using the telephone number printed on each proxy card you receive;

•	by proxy through the Internet voting instructions printed on each proxy card you receive; or

•

by casting your vote at the special meeting via the virtual meeting website. Any stockholder of record can attend the special meeting by visiting www.proxydocs.com/USCR, where stockholders will be able to listen to the meeting live and vote online. The special meeting starts at [•]. We encourage you to allow ample time for online check-in, which will open at [•]. You will need your control number, found on your proxy card, to join the special meeting. Instructions on who can attend and participate via Internet, including how to demonstrate proof of stock ownership, will be posted at [•].

Whether or not you plan to attend the virtual special meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote online by ballot even if you have already voted by proxy.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than a proxy card from the Company. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares by following the procedures provided by your broker. See “The Special Meeting of the Company’s Stockholders—How to Vote.”

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares of Company common stock with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What happens if I do not return a proxy card, voting instruction card or otherwise vote or vote to abstain?

A:

If you are a holder of record, the failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If your shares are held in “street name” and you do not return your voting instruction card or otherwise instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

A vote to abstain will have the same effect as voting against each proposal as to which you abstain.

See “The Special Meeting of the Company’s Stockholders—Votes Required; Treatment of Abstentions and Broker Non-Votes.”

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of Company common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy or voting instruction cards that you receive, or vote all of your shares over the telephone or the Internet in accordance with the applicable instructions in order to vote all of the shares you own. Any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, and therefore any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Each set of proxy materials you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy or voting instruction card in the return envelope that accompanies that proxy or voting instruction card, and if you vote by telephone or over the Internet, use the control number(s) on each proxy or voting instruction card, as applicable.

Q:	Why am I being asked to consider and vote on the non-binding named executive officer merger-related compensation proposal?

A:

SEC rules require the Company to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the merger. Approval of the non-binding named executive officer merger-related compensation proposal is not required to complete the merger.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of the merger. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the date of the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares immediately prior to the effective time of the merger.

Q:	Am I entitled to appraisal rights?

A:

Yes. Under Section 262 of the DGCL, a stockholder will be entitled to dissent and to seek appraisal for its shares only if certain criteria are satisfied. See the section entitled “Appraisal Rights” and Annex D of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company common stock for cash pursuant to the merger?

A:

The exchange of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of Company common stock who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

For a more detailed description of certain U.S. federal income tax consequences of the merger, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 54.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the merger.

Q:	When do you expect the merger to be completed?

A:

The Company and Parent are working to be in a position to complete the merger as quickly as possible after the special meeting. As of the date of this proxy statement, the Company anticipates that the merger will be completed in the second half of calendar year 2021. In order to complete the merger, we must obtain the required stockholder approval, approval under the HSR Act and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions of the Merger.”

Q:	What happens if the merger is not completed?

A:

In the event that the merger agreement proposal does not receive the required approvals of the stockholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today, and the Company will remain an independent public company, the Company common stock will continue to be listed and traded on Nasdaq, the Company common stock will continue to be registered under the Exchange Act, and the Company’s stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee.

Q:	Should I send in my stock certificates now?

A:

No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Parent’s paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR OTHERWISE SEND THEM TO THE COMPANY, PARENT OR THE PROXY SOLICITATION AGENT.

If you are a beneficial owner of shares of Company common stock, you will receive instructions from your broker, bank or other nominee as to how to surrender your shares and receive the merger consideration for those shares following the completion of the merger.

Q:	Who can help answer my questions?

A:

The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and the documents referred to or incorporated by reference herein. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

Banks and Brokers: (212) 929-5500

Email: proxy@mackenziepartners.com

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated into it by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company including, but not limited to, statements related to the proposed acquisition of the Company and the anticipated timing, results and benefits thereof; statements regarding the expectations and beliefs of the Company Board and management and other statements that are not historical facts. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond the Company’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the Company’s ability to complete the merger on the proposed terms or on the anticipated timeline, or at all, including:

•	risks and uncertainties related to securing the necessary regulatory and stockholder approvals and the satisfaction of other closing conditions to consummate the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	risks related to diverting the attention of Company management from ongoing business operations;

•	risk that the proposed merger disrupts the Company’s current operations;

•	significant transaction costs and/or unknown or inestimable liabilities;

•	the risk of stockholder litigation in connection with the merger, including resulting expense or delay;

•	Vulcan’s ability to obtain the expected financing to consummate the merger;

•	disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees, suppliers or other third parties;

•	effects relating to the announcement of the merger or any further announcements or the consummation of the merger on the market price of the Company’s common stock;

•

the effect of the announcement or pendency of the merger on the Company’s ability to retain and hire key personnel and other employees or the Company’s business relationships (including customers and suppliers), operating results and business generally;

•	limitations placed on the Company’s ability to operate its business under the merger agreement;

•	the occurrence of any event that could give rise to the termination of the merger agreement, including under circumstances that require the Company to pay Parent a termination fee;

•	regulatory initiatives and changes in tax laws;

•	the impact of the COVID-19 pandemic on the operations and financial results of the Company;

•	market volatility;

•	the financial performance of the Company through the completion of the merger;

•	general economic conditions; and

•

other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and future filings and reports by either company.

All of the forward-looking statements in this proxy statement are qualified by the information contained or incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 91 of this proxy statement.

Moreover, other risks and uncertainties of which the Company is not currently aware may also affect its forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The Company cautions investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements.

The forward-looking statements in this proxy statement are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

THE PARTIES TO THE MERGER

U.S. Concrete, Inc.

The Company is a leading manufacturer of concrete, heavy construction aggregates and solutions, with manufacturing facilities and sales efforts concentrated in the United States. The Company’s executive offices are located at 331 N. Main Street, Euless, Texas 76039. The Company’s telephone number is (817) 835-4105. For additional information about the Company, see “Where You Can Find More Information” or visit Company’s website at https://www.us-concrete.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Vulcan Materials Company

Vulcan Materials Company, a New Jersey corporation, which we refer to as Parent, is a producer, distributor and seller of construction aggregates in North America. Parent’s principal executive offices are located at 1200 Urban Center Drive, P.O. Box 385014, Birmingham, Alabama, 35242-5014. Parent’s telephone number is (205) 298-3000. Parent’s website address is https://www.vulcanmaterials.com. The information provided on Parent’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Grizzly Merger Sub I, Inc.

Grizzly Merger Sub I, Inc., which we refer to as merger sub, is a wholly owned subsidiary of Parent, whose principal executive offices are located at 1200 Urban Center Drive, P.O. Box 385014, Birmingham, Alabama 35242-5014. Merger sub’s telephone number is (205) 298-3000. Merger sub was formed solely for the purpose of facilitating Parent’s acquisition of the Company.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

We are furnishing this proxy statement as part of the solicitation of proxies by the Company Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Time, Place and Purpose of the Special Meeting

The Company will hold the special meeting via live webcast on [•], at [•]. The special meeting can be accessed by visiting www.proxydocs.com/USCR, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at [•]. Please note that you will not be able to attend the virtual special meeting in person. The purpose of the special meeting is to consider and vote on the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal.

Who Can Vote at the Special Meeting

Only holders of record of the Company common stock, as of the close of business on [•], which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that person how to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. As of the close of business on the record date, there were [•] shares of Company common stock outstanding.

Quorum for the Special Meeting

To conduct any business at the special meeting, a quorum must be present virtually or by proxies. The holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, represented virtually or by proxy, will constitute a quorum for the transaction of business at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. As of the close of business on the record date, there were [•] shares of the Company common stock outstanding. Accordingly, [•] shares of the Company common stock must be represented virtually or by proxy at the special meeting to constitute a quorum.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or at the special meeting via the virtual meeting website, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares of Company common stock will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Company common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares of Company common stock will not be counted in determining the presence of a quorum.

Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Votes Required; Treatment of Abstentions and Broker Non-Votes

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock.

Approval of each of the binding named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of shares of Company common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon.

A vote to abstain will have the same effect as voting against each proposal as to which you abstain.

If you are a holder of record, failure to submit a proxy or to vote via the virtual meeting website will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If your shares of Company common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the enclosed voting instruction card provided by your broker. Under applicable regulations, brokers, banks and other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the proposals to be voted upon at the special meeting. As a result, if you do not instruct your broker, bank or other nominee how to vote your shares of Company common stock, your shares will be treated as “broker non-votes” and will not be voted, which will have the same effect as voting against the merger agreement proposal. Broker non-votes will not, however, have any effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on the day before the special meeting.

If you are a holder of record and sign and return a proxy card but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal.

If you wish to vote by proxy and your shares of common stock are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders, and the “street name” stockholders who beneficially owned shares of Company common stock as of the close of business on the record date are entitled to participate in the virtual meeting and will need their assigned control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank, broker or other nominee for instructions. If your shares are held in the name of a bank, broker or other nominee, in order to vote online at the virtual special meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend and vote at the special meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 for stockholders or (212) 929-5500 for banks and brokers.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares or book-entry shares will be mailed to stockholders if the merger is consummated.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039 stating that the proxy is revoked;

•	submitting a later-dated proxy card relating to the same shares of Company common stock; or

•

attending the special meeting via the virtual meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the virtual meeting website).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments

Although it is not currently expected, the special meeting may be adjourned one or more times in accordance with the merger agreement to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the merger agreement proposal. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or voting instruction card. If a quorum is not present, the person presiding at the special meeting or the stockholders holding a majority of the Company common stock represented virtually or by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting in accordance with the merger agreement until a quorum shall be present. If the adjournment is for more than 60 days after the date of this proxy statement, or if a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies or voting instructions will be able to revoke them at any time prior to the final vote on the proposals. If you are a holder of record and return a proxy without indicating how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Householding

Certain stockholders of the Company who share an address are being delivered only one copy of this proxy statement unless the Company or one of its mailing agents has received contrary instructions.

Upon the written request of a stockholder of the Company at a shared address to which a single copy of this proxy statement was delivered, the Company will promptly deliver a separate copy of such document to the requesting stockholder. Written requests can be addressed to U.S. Concrete, Inc., Attn: Corporate Secretary, 331 N. Main Street, Euless, Texas 76039 or emailed to corporatesecretary@us-concrete.com. Stockholders may also call the Company at (817) 835-4105. The stockholders of the Company sharing an address who are receiving multiple copies of these proxy materials or the Company’s notice of Internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by emailing the Company at the address above.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Company Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the special meeting and will pay MacKenzie a fee of approximately $25,000, plus reimbursement of out-of-pocket expenses. The address of Mackenzie Partners is 1407 Broadway, 27th Floor, New York, NY 10018. You can call MacKenzie Partners toll-free at (800) 322-2885 or collect at (212) 929-5500.

Recommendation of the Company Board

After consideration of various factors, including the factors described in the section entitled “The Merger—Recommendation of the Company Board and Reasons for the Merger,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Company’s stockholders for adoption at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Questions and Additional Information

If you have more questions about the merger, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Stockholders May Call:

(800) 322-2885 (toll-free from the U.S. or Canada);

(212) 929-5500 (from other locations)

THE MERGER (PROPOSAL 1)

The discussion of the merger and the merger agreement in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully in its entirety.

Background of the Merger

The Company is a leading heavy building materials supplier of aggregates and ready-mixed concrete in select geographic markets in the United States, the U.S. Virgin Islands and Canada. As a part of its efforts to strengthen its business and enhance stockholder value, the Company Board and senior management of the Company regularly review and assess the Company’s operations, performance, prospects and strategic landscape in the industry, including the possibility of pursuing various strategic transactions. From time to time, members of the Company Board and the senior management of the Company, with the assistance of legal and financial advisors, review and evaluate potential strategic opportunities and alternatives available to the Company with a view to maximizing stockholder value.

In connection with the COVID-19 pandemic beginning to more directly impact the United States economy in 2020, the Company’s common stock declined from a closing price of $41.25 on January 2, 2020 to an intraday low of $6.75 on March 18, 2020. On March 24, 2020, the Company engaged Evercore to provide financial advisory services in connection with, among other things, potential activism and potential acquisition proposals the Company may receive in light of market conditions and the Company stock price.

On March 26, 2020, the Company Board met with members of senior management and representatives of Evercore and Gibson, Dunn & Crutcher, LLP, which we refer to as Gibson Dunn, in light of the ongoing and further potential impact of COVID-19 on the Company. During the meeting, the Company Board formed a strategic review committee, consisting of independent, disinterested directors Kurt Cellar, Michael Lundin and Colin Sutherland (the “Strategic Review Committee”), to consider strategic alternatives that may be available to the Company. The Company Board empowered the Strategic Review Committee to, among other responsibilities, review, evaluate, consider, investigate, discuss, negotiate and determine the advisability of any strategic alternatives, including to determine not to pursue any or all strategic alternatives, and to recommend what action or actions, if any, should be taken with respect to strategic alternatives, which may include, without limitation, a recommendation to reject any and all strategic alternatives. The Company Board resolved that it would not approve a change of control transaction without a prior favorable recommendation from the Strategic Review Committee. The Company Board resolved that the Strategic Review Committee would be in existence for a period ending upon the earlier of (x) the time the Strategic Review Committee determines its work has been completed and (y) the Company Board’s determination to disband the Strategic Review Committee.

On May 7, 2020, representatives of Evercore reviewed with the Strategic Review Committee materials regarding stockholder activism, hostile activity amidst the COVID-19 pandemic and a preliminary framework for considering strategic options, including standalone execution, non-core dispositions, seeking additional capital to deleverage or pursue additional M&A, growing the aggregates segment, pursuing the sale of the Company’s west region or the Company’s aggregates segment, pursuing joint venture(s) and pursuing the sale of the Company in whole or in parts, whether for cash or stock. Representatives of BNP Paribas also discussed with the Strategic Review Committee materials regarding exploring a potential strategic combination with an industry participant that had not approached the Company to discuss a potential transaction but could be a potential strategic acquiror of the Company.

On August 6, 2020, J. Thomas Hill, Chairman of the Vulcan board of directors and Chief Executive Officer of Vulcan, contacted Ronnie Pruitt, Chief Executive Officer of the Company, to arrange a meeting.

On August 24, 2020, the Company entered into a mutual confidentiality agreement with Vulcan so that both companies could share confidential information regarding their businesses and to facilitate more in-depth discussions between the parties regarding potential business opportunities. The confidentiality agreement did not contain a standstill obligation.

On August 25, 2020, Mr. Hill, together with Stanley Bass, Chief Strategy Officer of Vulcan and Thompson Baker II, Chief Operating Officer of Vulcan, met with Mr. Pruitt and Brian Mahavier, Vice President, Strategy & Development of the Company. The parties discussed a range of potential business transactions, including potential joint venture transactions and asset-level transactions, but not a change of control transaction.

Mr. Hill and Mr. Pruitt met again in Dallas on September 11, 2020 and October 21, 2020 to discuss potential business transactions but not a change of control transaction.

Between October 21, 2020 and March 19, 2021, Mr. Hill and Mr. Pruitt periodically engaged in discussions, including regarding potential business transactions; however, no proposals regarding a change of control transaction were made. During such time the Company continued to execute on its strategic plan and acquired, among other things, Sugar City Building Materials and Stockton Cement Terminal.

On December 28, 2020, Mr. Pruitt met with Mr. Hill. During such meeting Mr. Hill indicated Vulcan and an industry participant, which we refer to as Party A, were working together to formulate a proposal to acquire all of the outstanding shares of the Company. No proposal was made during such meeting.

On December 31, 2020, the Strategic Review Committee met with representatives of Evercore to discuss the December 28 meeting between Mr. Pruitt and Mr. Hill.

On February 22, 2021, the Company Board held a regularly scheduled telephonic meeting with members of senior management. Mr. Pruitt provided an overview of the 2020 results and a preview of results to date in 2021. Revenue from the ready-mixed concrete segment for the full year 2020 decreased 9.2%, compared to the prior year, and revenue from the ready-mixed concrete segment for the fourth quarter of 2020 decreased 11.4%, compared to the prior year fourth quarter. The Company was also forced to cease operations during winter storms in Texas during the first quarter of 2021.

On March 2, 2021, Mr. Pruitt met with the chief executive officer of an industry participant, which we refer to as Party B, as well as the president of Party B and other members of senior management of Party B to discuss a potential business combination transaction.

On March 9, 2021, the chief executive officer of Party B verbally communicated to Mr. Pruitt that Party B would not be able to acquire the Company at a price per share greater than $67.00. The Company’s closing stock price on March 9, 2021 was $65.87.

On March 19, 2021, Mr. Hill reached out to Mr. Pruitt to arrange a meeting to discuss a potential change of control transaction.

On March 24, 2021, Mr. Pruitt and Michael Lundin, Chairman of the Company Board, met with Mr. Hill and the chief executive officer of Party A. Vulcan and Party A verbally expressed an interest in acquiring all of the outstanding shares of the Company for $69.50 per share, which they believed corresponded to a transaction with a total enterprise value of $1.84 billion. Vulcan and Party A requested a three-to-four week diligence period in connection with their verbal proposal.

On March 27, 2021, the Company Board met with representatives of Gibson Dunn, Evercore and BNP Paribas to discuss the verbal proposal from Vulcan and Party A and to receive a presentation regarding fiduciary duties from Gibson Dunn. Mr. Pruitt also provided an overview of the Company’s Q1 2021 performance to date noting the recent cement shortages in Texas and headwinds as a result of winter weather events. The Company

Board decided to disband the Strategic Review Committee determining that there were no conflicts of interest presented by a potential transaction and that, in that light, it would be preferable to obtain input from each of the directors in connection with a potential change of control transaction. In addition, the exigencies of the COVID-19 pandemic and the impact of the pandemic on the Company’s stock price that led to the formation of the Strategic Review Committee had subsided.

Later on March 27, 2021, after Mr. Pruitt clarified that the Company’s fully diluted shares outstanding was higher than previously assumed by Vulcan and Party A, Mr. Hill agreed to increase the proposal to a total enterprise value for the Company of $1.94 billion (with a per share price of $69.50 for each outstanding share).

On April 1, 2021, the Company Board met with members of senior management and representatives of Gibson Dunn, Evercore and BNP Paribas to further discuss the proposal from Vulcan and Party A and possible responses to the consortium. The Company Board also discussed certain long-term financial projections for the Company’s future long-term financial results that had been prepared by senior management and the key assumptions underlying such projections. Representatives of Evercore and BNP Paribas reviewed with the Company Board their respective preliminary financial analyses of the Company, as well as a list of other potential strategic acquirers of the Company. Following discussions, the Company Board instructed Mr. Pruitt to inform the consortium that the price would need to be higher in order to move forward and that the Company Board would need a written indication of interest that clearly described the proposed transaction in light of the consortium nature of the buyer. Following the meeting, Mr. Pruitt and Mr. Lundin communicated the message to Mr. Hill and the chief executive officer of Party A.

On May 6, 2021, the Company announced results for the fiscal quarter ended March 31, 2021. The Company reported that consolidated revenue decreased 14.6%, compared to the prior year first quarter, primarily as a result of lower ready-mixed concrete volumes. The Company’s stock price dropped from $66.81 on May 5, 2021 to $54.61 at the close of trading on May 6, 2021.

On May 13, 2021, following the annual meeting of the Company’s stockholders, the Company Board met with members of senior management and representatives of BNP Paribas to discuss, among other things, a presentation from BNP Paribas regarding exploring a potential strategic combination with an industry participant and potentially contacting such party to discuss a business combination transaction, including an all-stock combination or an all-cash acquisition of the Company by such party. Such party had not approached the Company to discuss a potential transaction and the Company decided not to approach such party at this time.

On May 20, 2021, Mr. Hill called Mr. Pruitt to verbally communicate a proposal to acquire the Company for a per share price of $70.50. Mr. Hill noted that Vulcan would be pursuing the acquisition on its own, without Party A. Mr. Hill also noted that Vulcan was prepared to move quickly and would require only a brief period for due diligence that could be completed alongside the negotiation of definitive agreements.

On May 24, 2021, Vulcan submitted a non-binding written proposal confirming the verbal proposal delivered on May 20 to Mr. Hill. The written proposal also requested a two-week period of exclusivity, which would automatically extend by a week at a time for so long as Vulcan and the Company were negotiating in good faith towards a potential transaction.

Later on May 24, 2021, the Company Board met with representatives of senior management to discuss the proposal from Vulcan. Following discussion, the Company Board instructed Mr. Pruitt to communicate to Mr. Hill that the offer price was not sufficient to engage in further discussions.

On May 25, 2021, Mr. Pruitt communicated the Company Board’s message to Mr. Hill. Following discussion Mr. Hill indicated that Vulcan could offer $74.00 per share and would send a new proposal letter.

On May 27, 2021, Vulcan submitted a non-binding written proposal confirming the verbal proposal delivered on May 25 by Mr. Hill. The written proposal again requested a two-week period of exclusivity, which would automatically extend by a week at a time for so long as Vulcan and the Company were negotiating in good faith towards a potential transaction.

On May 28, 2021, the Company Board held a telephonic conference, with representatives of senior management, Gibson Dunn, Evercore and BNP Paribas to discuss the proposal received from Vulcan and its request for exclusivity. Representatives from Gibson Dunn again reviewed with the Company Board its fiduciary duties in considering the proposed transaction with Vulcan. After discussion, the Company Board instructed Mr. Pruitt to revert to Vulcan and seek additional per share merger consideration as well as clarity regarding the contemplated terms of a potential transaction. The Company Board did not agree to grant exclusivity to Vulcan.

Following the meeting of the Company Board, Mr. Pruitt communicated to Mr. Hill the Company Board’s desire to obtain a higher per share merger consideration. Mr. Hill communicated that $74.00 per share was Vulcan’s best and final price.

On May 29, 2021, Paul Jolas, general counsel of the Company, together with representatives of Gibson Dunn, had a call with Denson N. Franklin III, general counsel of Vulcan, and representatives of Wachtell Lipton to obtain additional clarity regarding the proposed terms of a potential transaction.

On May 31, 2021, representatives of Gibson Dunn received a draft merger agreement from representatives of Wachtell Lipton. Among other things, the draft merger agreement proposed (i) a termination fee of $80,000,000 that would be payable by the Company to Vulcan under certain circumstances, including if the Company terminated the merger agreement with Vulcan to accept a superior proposal, if Vulcan terminated the merger agreement due to the Company’s willful and material breach of the no-shop covenant or the covenant regarding the Company’s proxy statement, or, in some cases, if the Company entered into an alternative proposal within a “tail” period of 18 months; (ii) that Vulcan would use reasonable best efforts to obtain relevant antitrust approvals, but was not explicitly required to divest any assets or agree to any conduct remedies if required and (iii) various procedural restrictions on the Company’s ability to entertain competing offers or for the Company Board to change its recommendation in favor of the transaction after the execution of the merger agreement.

On June 2, 2021, the Company Board held a telephonic conference with representatives of senior management, Gibson Dunn, Evercore and BNP Paribas to discuss the draft merger agreement and the status of negotiations with Vulcan. Representatives of Evercore and BNP Paribas reviewed with the Company Board an update to their respective preliminary financial analyses of the Company. Representatives of Gibson Dunn summarized the merger agreement and discussed responses to be incorporated into a revised draft agreement, including lowering the $80,000,000 termination fee and increasing the obligation on Vulcan to obtain antitrust approvals. The Company Board also discussed the benefits and risks associated with holding discussions regarding a potential sale transaction with additional strategic buyers and the determination regarding the potential grant of exclusivity to Vulcan. Following discussion, with input from the Company’s senior management and legal and financial advisors, the Company Board decided that given the attractive price, Vulcan’s credibility as a buyer and ability to move quickly, the fact that one potential buyer indicated that they would not pay more than $67.00 per share and based on Evercore’s experience with another potential strategic counterparty where it was clear that party was not interested in acquiring the Company, concern regarding the increased risk of leaks, breach of confidentiality and competitors poaching business and employees if the Company conducted a competitive bid process and the opportunity for any overbidders to emerge after signing, the Company Board decided not to contact additional potential acquirers, assuming Vulcan would agree to a market termination fee; the Company Board did not agree to grant exclusivity to Vulcan.

Later on June 2, 2021, representatives of Gibson Dunn delivered to representatives of Wachtell Lipton a revised draft of the merger agreement, which revised draft proposed, among other things, (i) a termination fee of $33,000,000 and limited the circumstances under which a fee would be payable; (ii) provided that Vulcan would agree to defend through litigation any claim seeking to prohibit consummation of the transaction and agree to divest assets of Vulcan or the Company if required in order to obtain antitrust approval and (iii) removed or limited certain of the procedural restrictions on the Company’s ability to entertain competing offers or for the Company Board to change its recommendation in favor of the transaction after the execution of the merger agreement.

On June 3, 2021, representatives of the Company and Vulcan met at the offices of Vulcan’s financial advisor, the Greystone Group, to discuss due diligence matters.

On June 4, 2021, Mr. Hill and Mr. Pruitt discussed outstanding points in the draft merger agreement, including the amount of the termination fee. Mr. Hill communicated that Vulcan would not accept a termination fee less than $50,000,000 and reiterated that $74.00 per share was Vulcan’s best and final price.

On June 4, 2021, representatives of Wachtell Lipton delivered a revised draft merger agreement which included a $50,000,000 termination fee and committed Vulcan to defend through litigation any claim seeking to prohibit consummation of the transaction and to divest assets of Vulcan or the Company if required in order to obtain antitrust approval, unless the remedial action related to the assets or businesses of the Company’s Polaris subsidiaries.

Also on June 4, 2021, the Company Board held a telephonic conference with representatives of senior management, Gibson Dunn, Evercore and BNP Paribas to discuss the draft merger agreement and the status of negotiations with Vulcan. Representatives of Gibson Dunn highlighted the changes from Vulcan’s revised draft merger agreement including Vulcan’s position that it would divest assets, but would not complete the transaction if required to divest Polaris, and the $50,000,000 termination fee that would be payable by the Company to Vulcan under certain circumstances, including if the Company terminated the merger agreement with Vulcan to accept a superior proposal. Mr. Pruitt also provided an update to the Company Board regarding his discussion with Mr. Hill during which Mr. Hill reiterated that $74.00 per share was Vulcan’s best and final price and Vulcan would not accept a termination fee of less than $50,000,000. The Company Board discussed accepting the $50,000,000 termination fee assuming agreement on all other materials terms and instructed management and Gibson Dunn to achieve the best result possible regarding antitrust obligations, in recognition that Vulcan would not close a transaction without acquiring Polaris.

Later on June 4, 2021, representatives of Gibson Dunn delivered to representatives of Wachtell Lipton a revised draft of the merger agreement, which revised draft proposed, among other things, a reverse termination fee of $75,000,000 payable if the merger agreement is terminated due to a failure to obtain antitrust clearance.

On June 5, 2021, representatives of Gibson Dunn and Wachtell Lipton continued to negotiate the merger agreement, including the amount of the reverse termination fee and the circumstances under which it would be payable and the scope of the antitrust remedial actions required to be taken by Vulcan.

On June 6, 2021, the Company Board held a telephonic meeting, with representatives of Company senior management, Gibson Dunn, Evercore and BNP Paribas in attendance. Representatives of Evercore reviewed with the Company Board its financial analysis of the merger consideration and delivered to the Company Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $74.00 per share in cash to be received by the holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders, other than Vulcan and its affiliates. Representatives of BNP Paribas then rendered BNP Paribas’s oral opinion, subsequently confirmed by the delivery by BNP Paribas of a written opinion, dated June 6, 2021, that, as of such date, and based on and subject to the assumptions, limitations, qualifications, and other conditions set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Company common stock entitled to receive such merger consideration. Please see the section of this proxy statement entitled “—Opinions of the Financial Advisors to the Company” beginning on page 31 for further description of the respective opinions and analyses of the Company’s financial advisors. Thereafter, representatives of Gibson Dunn summarized the directors’ fiduciary duties and reviewed the proposed merger agreement, and discussed the negotiation regarding the $50,000,000 reverse termination fee. Following discussion, the Company Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, the Company and its stockholders, and approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended the adoption of the merger agreement by the Company’s stockholders. For a description of the various factors considered by the Company Board, see the section entitled “The Merger—Recommendation of the Company Board.”

After the Company Board meeting, the Company and Vulcan signed the merger agreement. The Company and Vulcan issued a joint press release regarding the transaction before the market open on June  7, 2021.

Recommendation of the Company Board and Reasons for the Merger

The Company Board, at a meeting held on June 6, 2021, unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Later that day, the Company executed the merger agreement, and the Company and Parent issued a press release announcing the execution of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company Board consulted with the Company’s senior management team, as well as the Company’s outside legal and financial advisors, and considered a number of factors, including the following material factors (not necessarily listed in order of relative importance):

•

that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding the long-term business risk of retaining their shares of Company common stock, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•

that the per share merger consideration represents a premium of approximately 30% to the closing share price of Company common stock on June 4, 2021, the last trading day prior to the Company’s press release announcing a potential transaction between the parties, and a premium of approximately 28% to the volume weighted average share price of Company common stock for the 30 days ended June 4, 2021;

•

the Company Board’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent publicly traded entity and its standalone operating plan;

•

the analysis and opinion of Evercore, dated June 6, 2021, to the Company Board to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $74.00 per share in cash to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders, other than Vulcan and its affiliates as more fully described below in the section titled “Opinions of the Financial Advisors to the Company” beginning on page 31 of this proxy statement and the full text of the written opinion of Evercore, which is attached as Annex B to this proxy statement;

•

the analysis of BNP Paribas and its oral opinion, subsequently confirmed in writing, to the Company Board that, as of June 6, 2021 and based upon and subject to the assumptions, limitations, qualifications and conditions described therein, the merger consideration of $74.00 per share to be received by the holders of Company common stock was fair, from a financial point of view, to such holders of Company common stock, as more fully described in the section entitled “ –Opinions of the Financial Advisors to the Company” beginning on page 31 of this proxy statement and the full text of the written opinion of BNP Paribas, which is attached as Annex C to this proxy statement;

•

the Company Board’s view that the merger consideration to be paid by Parent was the result of an arm’s-length negotiation and belief that the merger consideration of $74.00 per share represented Parent’s best and final offer;

•

The benefits that the Company was able to obtain during its negotiations with Vulcan, including an increase in Vulcan’s offer price per share from the beginning of the process to the end of the negotiations. The Company Board believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Company stockholders from Vulcan at the time, and that there was no assurance that a more favorable opportunity to sell the Company would arise later or through any alternative transaction;

•

the timing of the merger and the risk that if the Company does not accept Vulcan’s offer now, it may not have another opportunity to do so or to pursue an opportunity offering at least as much value to the Company’s stockholders;

•	that other potential strategic acquirers may not have the ability or capacity at this time to acquire the Company as a result of recently announced transactions and strategic initiatives;

•

Vulcan’s willingness to agree to an antitrust standard that provided an obligation on Vulcan to defend through litigation any claim asserted in any court, agency or other proceeding by any person (including any governmental entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and an obligation to agree to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Vulcan, the Company and their respective subsidiaries subsequent to the effective time, except that Vulcan is not required to agree or commit to any antitrust remedial action with respect to the assets or businesses of Polaris Materials Corporation and its subsidiaries or Polaris Aggregates Inc. and its subsidiaries;

•	the likelihood that the merger would be completed based on, among other things (not necessarily listed in order of relative importance):

•	the reputation of Parent;

•	Parent’s ability to complete large acquisition transactions and its familiarity with the Company;

•	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•

that the conditions to the closing of the merger are specific and limited in scope and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “material adverse effect” qualification;

•

that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $50 million termination fee, without the Company having to establish any damages; and

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and merger sub and to enforce specifically the terms of the merger agreement;

•

the Company’s ability, prior to the time our stockholders adopt the merger agreement, to consider and respond to a written unsolicited bona fide acquisition proposal and provide information to and engage in discussions or negotiations with, the person making such a proposal if the Company Board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law, and, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal either constitutes a superior proposal or is reasonably expected to lead to a superior proposal (subject to the Company’s obligation to give Parent notice of such discussions);

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal that did not result from a material breach of the non-solicitation restrictions, and that the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a superior proposal, so long as the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law and (i) the Company has complied with its obligations to provide timely written notice to Parent of our intention to terminate the merger agreement, (ii) prior to terminating the merger agreement, the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of the merger agreement such that the acquisition proposal would no longer constitute a superior proposal, (iii) the Company Board considers in good faith any changes to the merger agreement proposed by Parent and determines that the superior proposal would still constitute a superior proposal and (iv) immediately prior to or substantially concurrently with the termination of the merger agreement, the Company pays Parent a termination fee of $50 million, each of which the Company Board concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•

the Company’s ability, under the merger agreement, to withdraw, change, amend, modify or qualify the Company Board’s recommendation in certain circumstances, subject to Parent’s subsequent right to terminate the merger agreement and receive the $50 million termination fee from the Company;

•

the requirement that the merger will only be effective if approved by the holders of at least a majority of all outstanding shares of Company common stock and the absence of any voting commitments by management or other stockholders, providing our stockholders with the right to approve or disapprove of the merger;

•	the fact that the merger does not require the approval of Vulcan’s stockholders, with the attendant risks associated with such a vote;

•	the Company Board’s view that the terms of the merger agreement would be unlikely to deter third parties from making an unsolicited superior proposal; and

•

the availability of appraisal rights under the DGCL to a holder of Company common stock that complies with all of the required procedures under the DGCL, which allows such holder to seek appraisal of the fair value of its shares of Company common stock as determined by the Delaware Court of Chancery.

The Company Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not necessarily listed in any relative order of importance):

•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, earnings growth and appreciation of the value of Company common stock;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•

that neither the Company nor its financial advisors publicly solicited proposals from potential acquirers or conducted a full market check immediately prior to signing the merger agreement as a means of determining whether there were other parties interested in acquiring, or entering into another strategic transaction with, the Company;

•

the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or any other action the Company would otherwise take with respect to our operations absent the pending completion of the merger;

•

that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business and may result in stockholder litigation;

•

the possibility that the $50 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing acquisition proposal to acquire the Company;

•	the risk that Parent’s matching rights might discourage third parties from submitting a competing acquisition proposal;

•

that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the receipt of necessary regulatory approvals, and, as a result, the merger may not be consummated;

•	that an all-cash transaction would be a taxable transaction for U.S. federal income tax purposes; and

•

that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders. See “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Company Board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Company Board based its recommendation on the totality of the information presented.

The Company Board unanimously recommends that you vote “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

In considering the recommendation of the Company Board with respect to the merger agreement proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement proposal be approved by the stockholders of the Company. See the section entitled “ —Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 51.

Opinions of the Financial Advisors to the Company

Opinion of Evercore Group L.L.C.

The Company retained Evercore to act as its lead financial advisor in connection with the merger. As part of this engagement, the Company requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock in the merger, other than Vulcan and its affiliates. At a meeting of the Company Board held on June 6, 2021, Evercore rendered to the Company Board its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $74.00 per share in cash to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to such holders, other than Vulcan and its affiliates.

The full text of the written opinion of Evercore, dated June 6, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company Board (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.

In connection with rendering its opinion Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain internal projected financial data relating to the Company prepared and furnished to Evercore by management of the Company, as approved for Evercore’s use by the Company (the “Forecasts”);

•	discussed with management of the Company its assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

•	reviewed the reported prices and the historical trading activity of Company common stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•

compared the financial performance of the Company and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the

Forecasts, Evercore assumed with the Company’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or reduce the contemplated benefits to the holders of Company common stock of the merger.

Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date thereof and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. It was understood that subsequent developments may affect Evercore’s opinion and that Evercore did not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Company common stock (other than Vulcan and its affiliates), from a financial point of view, of the merger consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company common stock or any business combination or other extraordinary transaction involving the Company. Evercore’s opinion did not constitute a recommendation to the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore did not express any opinion as to the prices at which shares of Company common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the merger or as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Company Board on June 6, 2021 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 4, 2021 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the heavyside construction materials industry (the “selected companies”):

•	Cemex, S.A.B. de C.V.

•	CRH plc

•	Eagle Materials Inc.

•	HeidelbergCement AG

•	LafargeHolcim Ltd.

•	Martin Marietta Materials, Inc.

•	Summit Materials, Inc.

•	Vulcan Materials Company

For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt (including, as applicable, pension and other post-employment benefits liabilities), plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of estimated calendar year 2021 and 2022 earnings before interest, taxes, depreciation and amortization (including, as applicable, adjustments for certain non-recurring items) (for purposes of this section, “Adjusted EBITDA”), which we refer to as “2021E Adjusted EBITDA” and “2022E Adjusted EBITDA”, respectively, in each case based on closing share prices as of June 4, 2021. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Selected Public Companies

Financial Metric	Low	High	Median
Enterprise Value / 2021E Adjusted EBITDA	6.0x	18.2x	10.5x
Enterprise Value / 2022E Adjusted EBITDA	5.9x	16.7x	9.9x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied enterprise value to Adjusted EBITDA multiple reference ranges of 8.0x to 10.5x and 7.5x to 10.0x to the Company’s calendar year 2021E Adjusted EBITDA and 2022E Adjusted EBITDA, respectively, in each case based on the Forecasts, to derive an implied enterprise value reference range for the Company. Evercore then subtracted the Company’s estimated net debt (pro forma for the Company’s purchase of the Stockton Cement Terminal, which closed on April 21, 2021, and giving effect to certain expenses associated with the Company’s May 2021 refinancing) and non-controlling interest as of March 31, 2021, and divided by the number of fully diluted shares of Company common stock outstanding, in each case as provided by the Company’s management, to calculate a reference range of implied equity values per share for the Company. This analysis indicated a range of implied equity values per share of Company common stock of $47.25 to $75.50 and $53.50 to $85.75, respectively (in each case rounded to the nearest $0.25), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded companies in the heavyside construction materials industry that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Selected Transactions Analysis

Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving publicly-traded target companies in the heavyside construction materials industry announced since 2012 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Selected Transactions

Date Announced	Target	Acquiror
Aggregates

May 2021	Lehigh Hanson, Inc. (U.S. West Region)	Martin Marietta Materials, Inc.

May 2021	Tiller Corporation	Martin Marietta Materials, Inc.

March 2021	StonePoint Ultimate Holding LLC	Arcosa, Inc.

February 2020	Coram Materials Corp.	U.S. Concrete, Inc.

September 2017	Polaris Materials Corporation	U.S. Concrete, Inc.

Date Announced	Target	Acquiror

June 2017	Bluegrass Materials Company	Martin Marietta Materials, Inc.

May 2017	Aggregates USA LLC	Vulcan Materials Company

April 2017	Cemex S.A.B. de C.V. (Pacific Northwest U.S. Materials)	HeidelbergCement AG (Cadman Materials, Inc.)

February 2016	Boxley Materials Company	Summit Materials, Inc.

January 2014	Texas Industries, Inc.	Martin Marietta Materials, Inc.

January 2014	Lafarge S.A. (North American Quarries)	Bluegrass Materials Company

Downstream and Other

May 2021	Cementos Argos S.A. (Ready Mix Concrete Plants in Dallas, Texas)	Smyrna Ready Mix Concrete

November 2015	Hope Construction Materials	Breedon Group

February 2015	Lafarge S.A. & Holcim Ltd (Assets)	CRH plc

August 2015	Cemex S.A. (Austria & Hungary Operations)	Rohrdorfer Group

March 2014	AMCOL International Corporation	Minerals Technologies, Inc.

April 2014	Lafarge S.A.	Holcim Ltd.

October 2012	Bode Concrete LLC & Bode Gravel Co.	U.S. Concrete, Inc.

March 2012	Norris Asphalt Paving Company	Summit Materials, Inc.

For each selected transaction, Evercore utilized the publicly available information on transaction value or otherwise calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction (or in some cases where last twelve-month financial information was not publicly available, as a multiple of other publicly available Adjusted EBITDA). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Selected Transaction Analysis

Financial Metric	Low	High	Median	Mean
Aggregates
EV / Adjusted EBITDA	8.5x	18.6x	12.9x	12.4x
Downstream and Other
EV / Adjusted EBITDA	8.6x	11.7x	9.5x	9.8x
Overall
EV / Adjusted EBITDA	8.5x	18.6x	10.7x	11.1x

Note: The multiple from the Polaris Materials / U.S. Concrete transaction was excluded from the calculation of the mean and high statistics because the figure was greater than 25.0x and considered not meaningful. Low, high, median and mean statistics excluded multiples from the following transactions because such figures were not available: Aggregates USA LLC / Vulcan Materials Company, Cemex S.A.B. de C.V. (Pacific Northwest U.S. Materials) / HeidelbergCement AG, Boxley Materials Company / Summit Materials, Inc., Lafarge S.A. (North American Quarries) / Bluegrass Materials Company, Cemex S.A. (Austria & Hungary Operations) / Rohrdorfer Group and Norris Asphalt Paving Company / Summit Materials, Inc.

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to last twelve months, or “LTM”, Adjusted EBITDA multiples of 9.5x to 11.0x and applied this range of multiples to the Company’s LTM Adjusted EBITDA as of March 31, 2021 (pro forma for the full-year impact of the Company’s purchase of the Stockton Cement Terminal and the Company’s purchase of the Orca Quarry land and royalty agreement, which closed on March 17, 2021), based on the financial results for the Company provided by the Company’s management, to derive an implied enterprise value reference range for the Company. Evercore then subtracted the Company’s estimated net debt (pro forma for the Company’s purchase of the Stockton Cement Terminal and giving effect to certain expenses associated with the Company’s May 2021 refinancing) and non-controlling interest as of March 31, 2021, and divided by the number of fully diluted shares of Company common stock outstanding, in each case as provided by the Company’s management, to calculate a reference range of implied equity values per share for the Company. This analysis indicated a range of implied equity values per share of Company common stock of $60.25 to $76.75 (rounded to the nearest $0.25), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second quarter through fourth quarter of calendar year 2021 and the calendar years 2022 through 2025 based on the Forecasts. Evercore calculated terminal values for the Company by applying a range of perpetuity growth rates of 2.25% to 3.25%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of March 31, 2021 using discount rates ranging from 9.0% to 10.0%, which were based on an estimate of the Company’s weighted average cost of capital, and using the mid-year cash flow discounting convention, to derive an implied enterprise value reference range for the Company. Evercore then subtracted the Company’s estimated net debt (pro forma for the Company’s purchase of the Stockton Cement Terminal and giving effect to certain expenses associated with the Company’s May 2021 refinancing) and non-controlling interest as of March 31, 2021, and divided by the number of fully diluted shares of Company common stock outstanding, in each case as provided by the Company’s management, to calculate a reference range of implied equity values per share for the Company. This analysis indicated a range of implied equity values per share of Company common stock of $47.00 to $75.75 (rounded to the nearest $0.25), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Illustrative Present Value of Future Share Price Analysis

Evercore performed an illustrative analysis of the implied present value of the future price per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of the Company’s equity as a function of the Company’s estimated next twelve months Adjusted EBITDA, which we refer to as “NTM Adjusted EBITDA,” and an assumed enterprise value to NTM Adjusted EBITDA multiple.

In calculating the implied present value of the future price per share of Company common stock, Evercore first calculated the implied future enterprise value of the Company by multiplying the Company’s estimated NTM Adjusted EBITDA as of the end of calendar year 2024, based on the Forecasts, by an illustrative enterprise value to NTM Adjusted EBITDA multiple range of 7.0x to 8.5x, which range was selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for the Company. Evercore then subtracted the Company’s estimated net debt (pro forma for the Company’s purchase of the Stockton Cement Terminal and giving effect to certain expenses associated with the Company’s May 2021 refinancing) and non-controlling interest as of as of the end of calendar year 2024, and divided by the number of estimated fully diluted shares of Company common stock outstanding, in each case as provided by the Company’s management, to calculate a reference range of implied future equity values per share for the Company. Evercore then discounted the implied future price per share back to March 31, 2021 using an illustrative discount rate of 13.0%, which was based on an estimate of the Company’s cost of equity. This analysis indicated a range of implied equity values per share of Company common stock of $56.25 to $72.25 (rounded to the nearest $0.25), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Illustrative Sponsor Ability to Pay Analysis

Evercore performed an illustrative sponsor ability to pay analysis to determine the range of price per share of Company common stock at which a financial sponsor might effect a leveraged buyout of the Company based on the Forecasts. For purposes of its analysis, Evercore assumed a required internal rate of return in the range of 17.5% to 22.5%, a total leverage ratio of 5.5x to the Company’s estimated LTM Adjusted EBITDA as of March 31, 2021 (pro forma for the full-year impact of the Company’s purchase of the Stockton Cement Terminal and the Company’s purchase of the Orca Quarry land and royalty agreement), and applied exit multiples in the range of 7.5x to 9.0x to the Company’s estimated 2025 LTM Adjusted EBITDA, in each case based on the Forecasts. Evercore selected the internal rates of return, leverage ratios and exit multiples based upon the application of its professional judgment and experience.

This analysis indicated a range of implied equity values per share of Company common stock of $45.50 to $64.50 (rounded to the nearest $0.25), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Illustrative Sum-of-the-Parts Analysis

Evercore performed an illustrative sum-of-the-parts analysis of the Company, to calculate a range of implied equity values per share of Company common stock, based on the financial results for LTM Adjusted EBITDA as of March 31, 2021 for the Company provided by Company management. This analysis was performed by analyzing the implied value of each product segment of the Company and the implied value of each business region of the Company.

Illustrative Sum-of-the-Parts Analysis by Product

Evercore performed an illustrative sum-of-the-parts analysis of the Company to calculate a range of implied equity values per share of Company common stock, based on the financial results for LTM Adjusted EBITDA as of March 31, 2021 for the Company provided by Company management for the ready mix concrete and other products segment and the aggregates product segment (excluding the tax impact of separating the ready mix and other products and aggregates product segments). Evercore first calculated a range of illustrative enterprise values for the ready mix concrete and other products segment by applying a range of enterprise value to LTM Adjusted EBITDA multiples of 8.0x to 9.5x, which range was selected based on Evercore’s professional judgment and experience, to the LTM Adjusted EBITDA for the ready mix concrete and other products segment as of March 31, 2021. Evercore then calculated a range of illustrative enterprise values for the aggregates product segment by applying a range of enterprise value to LTM Adjusted EBITDA multiples of 11.0x to 13.5x, which range was selected based on Evercore’s professional judgment and experience, to the LTM Adjusted EBITDA for the aggregates product segment as of March 31, 2021. Evercore then calculated an illustrative range of implied equity values per share of Company common stock by adding the enterprise values of the ready mix concrete and other products and the aggregates product segments, subtracting the amount of the Company’s estimated net debt (pro forma for the Company’s purchase of the Stockton Cement Terminal and giving effect to certain expenses associated with the Company’s May 2021 refinancing) and non-controlling interest as of March 31, 2021, and dividing by the number of fully diluted shares of Company common stock outstanding, in each case as provided by the Company’s management. This analysis indicated a range of implied equity values per share of Company common stock of $55.75 to $76.00 (rounded to the nearest $0.25), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Illustrative Sum-of-the-Parts Analysis by Region

Evercore performed an illustrative sum-of-the-parts analysis of the Company to calculate a range of implied equity values per share of Company common stock, based on the financial results for LTM Adjusted EBITDA as of March 31, 2021 for the Company provided by Company management for the West region segment and the East and Central regions segment. Evercore first calculated a range of illustrative enterprise values for the West region segment by applying a range of enterprise value to LTM Adjusted EBITDA multiples of 10.0x to 11.5x, which range was selected based on Evercore’s professional judgment and experience, to the LTM Adjusted EBITDA for the West region segment as of March 31, 2021. Evercore then calculated a range of illustrative enterprise values for the East and Central regions segment by applying a range of enterprise value to LTM Adjusted EBITDA multiples of 9.0x to 10.5x, which range was selected based on Evercore’s professional judgment and experience, to the LTM Adjusted EBITDA for the East and Central regions segment as of March 31, 2021. Evercore then calculated an illustrative range of implied equity values per share of Company common stock by adding the enterprise values of the West region and the East and Central regions segments, subtracting the amount of the Company’s estimated net debt (pro forma for the Company’s purchase of the Stockton Cement Terminal and giving effect to certain expenses associated with the Company’s May 2021 refinancing) and non-controlling interest as of March 31, 2021, and dividing by the number of fully diluted shares of Company common stock outstanding, in each case as provided by the Company’s management. This analysis indicated a range of implied equity values per share of Company common stock (rounded to the nearest $0.25) of $58.50 to $74.75 (assuming no tax impact) and $54.75 to $69.25 (including the implied tax impact of separating the East and Central regions from the West region, based on the information provided by Company management), compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of Company common stock prepared and published by equity research analysts that were publicly available as of June 4, 2021, the last full trading day prior to the delivery by Evercore of its opinion to the Company Board. These price targets reflect analysts’ estimates of the undiscounted future public market trading price of the shares of Company common stock at the time the price target was published. As of June 4, 2021, the range of selected equity research analyst price targets per share of Company common stock was $39.00 to $80.00, with a median price target of $65.00 per share. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.

52-Week Trading Range

Evercore reviewed historical trading prices of shares of Company common stock during the twelve month period ended June 4, 2021, noting that the intraday low and high prices during such period ranged from $20.77 to $78.99 per share of Company common stock, respectively, compared to the merger consideration of $74.00 per share of Company common stock and the closing price of Company common stock of $57.14 per share on June 4, 2021.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Company Board. In connection with the review of the merger by the Company Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Company Board as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock, other than Vulcan and its affiliates. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Company Board (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Company Board or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Company common stock.

Pursuant to the terms of Evercore’s engagement letter with the Company, the Company has agreed to pay Evercore a fee for its services in the amount of approximately $22.75 million, of which $3 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services in the amount of approximately $250,000. In addition, during the two year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Vulcan and Evercore has not received any compensation from Vulcan during such period. Evercore may provide financial advisory or other services to the Company and Vulcan in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company or its affiliates, Vulcan, potential parties to the merger and their respective affiliates or persons that are competitors, customers or suppliers of the Company.

The Company engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Opinion of BNP Paribas Securities Corp.

At the meeting of the Company Board on June 6, 2021, BNP Paribas rendered to the Company Board its oral opinion, subsequently confirmed by delivery of a written opinion dated June 6, 2021, that, based on and subject to the assumptions, limitations, qualifications, and other conditions set forth in such opinion, as of such date, the merger consideration was fair, from a financial point of view, to the holders of shares of the Company common stock entitled to receive such merger consideration.

The full text of the written opinion of BNP Paribas, dated June 6, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement with the permission of BNP Paribas and is incorporated by reference into this proxy statement. You are urged to read the opinion carefully. The summary of the opinion of BNP Paribas set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion of BNP Paribas was provided to the Company Board (in its capacity as such) for its information in connection with its consideration and evaluation of the merger and addressed only the fairness, from a financial point of view, of the merger consideration to the holders of shares of the Company common stock entitled to receive such merger consideration as of the date of such opinion. The opinion of BNP Paribas did not address any other matter, including any other term or aspect of the merger agreement or the merger including, without limitation, the structure or form of the merger, any term or aspect of any other transaction, agreement or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or the fairness, financial or otherwise, of the merger to, of any consideration to be paid to or received by or of the impact of the merger on, the holders of cancelled shares, dissenting shares or converted shares or any other class of securities, the creditors or the other constituencies of the Company or any other party. The opinion of BNP Paribas does not constitute a recommendation to the Company Board or to any other person in connection with the merger, including as to how any holder of shares of the Company common stock should vote or act in respect of the merger.

In arriving at its opinion, BNP Paribas reviewed a draft of the merger agreement, dated June 6, 2021. Additionally, in the course of performing its review and analysis for rendering its opinion, BNP Paribas, among other things:

•	reviewed certain publicly available business and financial information concerning the Company that BNP Paribas deemed relevant;

•

reviewed certain non-public financial and operating data concerning the Company and its prospects prepared and provided to BNP Paribas by senior management of the Company, including certain financial forecasts as described in “ — Certain Company Forecasts” beginning on page 48 (the “Company forecasts”);

•

met with certain members of senior management of the Company to discuss such management’s strategic and financial rationale for the merger, the past and current operations, the financial projections, the future prospects and operations and the current financial condition of the Company, the effects of the merger on the financial conditions and future prospects of the Company and other matters BNP Paribas deemed necessary and appropriate to its inquiry;

•	reviewed the reported prices and historical trading activity of the shares of the Company common stock;

•	compared certain financial and stock market information concerning the Company with similar publicly available information concerning other publicly traded companies BNP Paribas deemed relevant;

•	compared the financial terms of the merger with the publicly available financial terms of other mergers and acquisitions involving companies which BNP Paribas deemed relevant;

•	reviewed the draft merger agreement; and

•	conducted such other studies, analyses, inquiries and investigations and considered such other factors that BNP Paribas deemed appropriate for purposes its opinion.

In arriving at its opinion, BNP Paribas relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by or for BNP Paribas or obtained by BNP Paribas from public sources, including, without limitation, the financial projections referred to above. BNP Paribas did not assume any responsibility or liability for the independent verification of, and did not independently verify, any such information, including, without limitation, the financial projections. In relying on the financial forecasts provided to BNP Paribas, BNP Paribas have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s senior management as to the expected future results of operations and financial condition of the Company to which such forecasts relate. BNP Paribas expressed no view or opinion as to forecasts or the assumptions upon which they are based. BNP Paribas further relied upon the assurances of the Company’s senior management that they are unaware of any facts or circumstances that would make the information or financial projections incomplete, inaccurate or misleading in any material respect.

In arriving at its opinion, BNP Paribas did not conduct a physical inspection of the properties and facilities of the Company or any of its subsidiaries and did not performed or obtain, and did not assume any responsibility for performing or obtaining, any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any of its subsidiaries, nor was BNP Paribas furnished with any such evaluations or appraisals. Moreover, BNP Paribas did not evaluate the solvency or fair value of the Company under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In rendering its opinion, BNP Paribas assumed that, (i) the Company, Parent and merger sub will comply with all material terms of the merger agreement, (ii) the respective representations and warranties of the Company, Parent and merger sub contained in the merger agreement are true and correct and all conditions to the obligations of each party to the merger to consummate the merger will be satisfied without any waiver thereof and (iii) the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions or conditions, including any divestiture requirements or amendments or modifications (regulatory or otherwise) that would have a material effect on the Company or the contemplated benefit of the merger. BNP Paribas further assumed that all governmental, regulatory and other consents, approvals, releases or waivers necessary for the consummation of the merger will be obtained within the constraints contemplated by the merger agreement in all respects material to BNP Paribas’ analysis and its opinion, without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the benefits to the holders of shares of the Company common stock in connection with the merger. BNP Paribas also assumed that the executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BNP Paribas.

BNP Paribas are not legal, regulatory, tax, accounting or actuarial experts and relied on the assessments made by the Company and its advisors (other than BNP Paribas) with respect to such issues. BNP Paribas did not express any view or render any opinion regarding the tax consequences or accounting consequences of the merger to the Company or its stockholders. In rendering its opinion, BNP Paribas did not express any view or opinion as to the price or range of prices at which the shares of the Company common stock may trade subsequent to the announcement or consummation of the merger.

The opinion of BNP Paribas expressed no view or opinion as to the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, holders of shares of the Company common stock as to which dissenters’ rights have been perfected, any shares of the Company common stock owned by Parent, merger sub or any direct or indirect wholly owned subsidiary of Parent or the Company and any shares held in the treasury of the Company or any other class of securities, creditors or other constituencies of the Company or any other party. The opinion of BNP Paribas did not address the Company’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for the Company, the financing of the merger and related transactions or the effects of any other transaction in which the Company might engage. Furthermore, BNP Paribas expressed no view or opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of the Company or any other party to the merger, or any class of such persons, relative to the merger consideration to be paid to the holders of shares of the Company common stock entitled to such merger consideration.

The opinion of BNP Paribas has been authorized for issuance by the fairness opinion committee of BNP Paribas and is subject to the assumptions, limitations, qualifications and other conditions set forth in the opinion and is necessarily based on economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BNP Paribas, as of the date of such opinion. It should be understood that subsequent developments may affect the opinion of BNP Paribas and BNP Paribas assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of such opinion.

Set forth below is a summary of the material financial analyses reviewed by BNP Paribas with the Company Board in connection with rendering its opinion. The following summary does not, however, purport to be a complete description of the analyses performed by BNP Paribas. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by BNP Paribas. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand BNP Paribas’ financial analyses, the table must be read together with the text of the related summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of BNP Paribas. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Discounted Cash Flow Analysis

BNP Paribas performed a discounted cash flow analysis to calculate a range of implied equity values per share for the Company common stock. A discounted cash flow analysis is a method of valuing a company using estimates of the future unlevered free cash flows generated by the company and taking into consideration the time value of money with respect to those future cash flows to derive a “present value” using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. For purposes of this section, “Terminal value” refers to the capitalized value of all cash flows from a company for periods beyond the forecast period.

BNP Paribas calculated the unlevered free cash flow that the Company is projected to generate from June 30, 2021 through December 31, 2025 based on the Company forecasts, which amounts were approved by Company management for use by BNP Paribas for purposes of its opinion and financial analyses. The Company forecasts are discussed in more detail in “— Certain Company Forecasts” beginning on page 48.

BNP Paribas also calculated a range of terminal values for the Company by applying perpetuity growth rates ranging from 2.5% to 3.0% to the Company’s unlevered free cash flow as estimated for the terminal period. Such growth rates were chosen by BNP Paribas based on its professional judgment and experience. Unlevered free cash flow for the terminal period was derived from the Company’s estimated unlevered free cash flow for the fiscal year ending December 31, 2025 (calculated as after-tax earnings, plus depreciation and amortization, less capital expenditures, less change in net working capital, less after-tax stock-based compensation, less the Company’s investment in the Black Bear expansion, in each case as forecast in Company forecasts) using the perpetuity growth rate as applied based on the range noted above. The unlevered free cash flows and the range of terminal values were then discounted to present value as of June 30, 2021 using discount rates ranging from 8.7% to 9.4%, which were chosen by BNP Paribas based on its professional judgment and experience and taking into account an analysis of the estimated weighted average cost of capital of the Company.

The present value of the unlevered free cash flows and the range of terminal values were then adjusted for the Company’s estimated net debt as of June 1, 2021 and minority interests, in each case as provided by the Company’s management.

This analysis indicated the following range of implied equity values per share for the Company:

Implied Equity Value Per Share

$58.12-$78.78

BNP Paribas compared the results of this analysis to the merger consideration of $74.00 per share, noting that the merger consideration is within the implied valuation range.

Comparable Trading Multiples

BNP Paribas performed a comparable trading multiples analysis of the Company’s common stock by comparing the Company to similar companies that are publicly traded. Using publicly available information, BNP Paribas compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which BNP Paribas judged to be comparable to the Company’s businesses or aspects thereof. The companies selected by BNP Paribas were:

Vulcan Materials Company
Martin Marietta Materials
Summit Materials
Eagle Materials

The companies were selected because of similarities to the Company in one or more their businesses, financial and/or operational characteristics based on judgments and assumptions made by BNP Paribas. However, none of the selected companies is identical or directly comparable to the Company and certain of the companies may have characteristics that are materially different from the Company. For each selected company, BNP Paribas calculated such company’s expected EBITDA for 2021 (referred to in this section as “2021E”) and for 2022 (referred to in this section as “2022E”). For purposes of this analysis, “EBITDA” means a company’s earnings before interest, taxes, depreciation and amortization, with adjustments to exclude the effects of material one- time or non-recurring items as BNP Paribas deemed appropriate. BNP Paribas then divided each such company’s Enterprise Value (as defined below) by its expected EBITDA for 2021E (referred to in this section as “2021E EV/EBITDA”) and 2022E (referred to in this section as “2022E EV/EBITDA”). For purposes of this analysis, a company’s “Enterprise Value” was calculated as the fully diluted common equity value of such company plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents, and short-term and long-term liquid investments.

The following table represents the results of this analysis of the 2021E EV/EBITDA and 2022E EV/EBITDA multiples as of June 4, 2021 of the above-identified comparable publicly traded companies:

	2021E EV/EBITDA	2022E EV/EBITDA
High	18.0x	16.3x
Low	11.4x	10.4x

For purposes of its analysis of the selected companies in the table above, BNP Paribas used estimates of EBITDA based on consensus analyst research estimates, and based on publicly available financial data, including from S&P Capital IQ.

BNP Paribas then made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis set forth in the above table. Such qualitative judgments included consideration of (among other factors) differing sizes, end market exposures, relative product mixes, growth prospects, profitability levels and degrees of operational and financial risk between the Company and the companies included in the selected company analysis. Historic relative public trading values of the selected companies were also considered.

Based upon these judgments, BNP Paribas selected a reference range of multiples of 8.5x to 10.5x and applied such range to the Company’s 2021E EBITDA based on the Company forecasts and a reference range of multiples of 7.5x to 9.5x and applied such range to the Company’s 2022E EBITDA based on the Company forecasts, to calculate the Company’s equity value per share.

This analysis indicated the following ranges of implied equity values per share for the Company:

Implied Equity Value Per Share
2021E EBITDA	$51.44-74.22
2022E EBITDA	$51.34-77.12

BNP Paribas then compared the implied equity values per share to the merger consideration of $74.00 per share and noted that the merger consideration is within both implied valuation ranges.

Precedent Transaction Multiples

BNP Paribas performed a comparable transaction analysis, which attempts to provide a range of implied equity values per share for the Company common stock by comparing the merger to similar precedent transactions. BNP Paribas reviewed publicly available financial terms of selected precedent transactions in the aggregates, ready mix concrete and integrated aggregates and ready mix concrete industries since 2005, which BNP Paribas judged to be generally relevant for comparative purposes as transactions involving companies with businesses comparable to the Company’s businesses or aspects thereof as follows:

Integrated
Announcement Date	Acquiror	Target
May 2021	Martin Marietta Materials	Lehigh Hanson (West)
May 2021	Martin Marietta Materials	Tiller Corporation
February 2016	Summit Materials	Boxley Materials
December 2014	Lone Star	Hanson Building Products
January 2014	Martin Marietta Materials	Texas Industries
October 2012	U.S. Concrete	Bode Concrete and Gravel
Aggregates
Announcement Date	Acquiror	Target
March 2021	Arcosa	Stonepoint
February 2020	U.S. Concrete	Coram
September 2017	U.S. Concrete	Polaris
June 2017	Martin Marietta Materials	Bluegrass Materials
July 2010	Bluegrass Materials	CEMEX
February 2010	SPO Partners	Ready Mix USA (Quarries Assets)

Ready Mix Concrete
Announcement Date	Acquiror	Target
May 2021	SRM	Argos Dallas
August 2007	Boral	Schwarz Readymix
March 2007	Titan	S&W Ready Mix
October 2005	Argos	Southern Concrete

BNP Paribas reviewed transaction values for each transaction, calculated as the purchase price paid in the transaction plus debt and minority interests less cash, cash equivalents and equity investments, as a multiple of latest 12 months reported EBITDA, or, where data on latest 12 months was not available, estimate of current year EBITDA based on publicly available information. Financial terms of the selected transactions were based on public filings, press releases, Wall Street research reports and other publicly available information. The following table sets forth the results of this analysis by sector:

	Integrated	Aggregates	Ready Mix Concrete
Range	8.5x-18.6x	9.1x-56.1x	4.9x-10.6x
Mean	11.3x	11.6x(1)	7.0x
Median	10.2x	11.4x(1)	6.3x

(1)	Excludes outlier multiple from U.S. Concrete’s acquisition of Polaris.

BNP Paribas then made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the companies involved in the selected transactions, as well as other factors, in order to provide a context in which to consider the results of the quantitative analysis set forth in the above table. Such qualitative judgments included consideration of (among other factors) the differing sizes, end market exposures, relative product mixes, growth prospects, profitability levels and degrees of operational and financial risk between the Company and the companies included in the selected company analysis. Based upon these judgments, BNP Paribas selected a reference range of multiples of 8.5x-10.5x and applied such range to the Company’s LTM EBITDA as of March 30, 2021 to calculate a range of implied equity values per share for the Company.

This analysis indicated the following range of implied equity values per share for the Company:

Implied Equity Value Per Share

$44.55-65.71

BNP Paribas then compared the implied equity values per share to the merger consideration of $74.00 per share and noted that the merger consideration is above the implied valuation range.

Other Information

BNP Paribas also noted certain additional factors that were not part of its valuation process, but were referenced for informational purposes, including the following:

•	historical trading performance of the Company common stock during the 52-week period ended on June 4, 2021, which ranged from a low of $20.65 per share to a high of $78.99 per share; and

•	publicly available Wall Street research analysts’ reports relating to the Company common stock containing 12-month price targets ranging from $39.00 to $80.00 per share.

In accordance with customary investment banking practice, BNP Paribas employed generally accepted valuation practices and performed a variety of financial and comparative analyses for purposes of rendering its opinion. The foregoing summary of certain material financial analyses does not purport to be a complete description of the financial and comparative analyses or data considered by BNP Paribas in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, BNP Paribas did not attribute any particular weight to any analysis or factor considered by it. Rather, BNP Paribas made its determination as to fairness on the basis of its experience and professional judgment after considering the totality of factors and analyses performed and did not draw conclusions as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In addition, BNP Paribas may have considered various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken as BNP Paribas’ view of the value of the Company. BNP Paribas believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the analysis or of the summary of the analysis could result in an incomplete view of the processes and assumptions underlying the analysis and BNP Paribas’ opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by BNP Paribas are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, BNP Paribas’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. No company used in the analyses summarized above is identical to the Company, and certain of the companies may have characteristics that are materially different from those of the Company. No transaction used in the analyses summarized above is directly comparable to the merger, and certain of the transactions may have characteristics that are materially different from those of the merger. The comparable companies and precedent transactions were selected by BNP Paribas because they have operations and businesses that, for purposes of the analyses performed, may be considered similar to the Company. However, the analyses undertaken by BNP Paribas necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the acquisition, public trading or other values of the companies or transactions used in the analyses, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

The Company Board engaged BNP Paribas to act as a financial advisor to the Company based on its qualifications, experience, reputation and familiarity with the Company and its businesses. BNP Paribas is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, private placements and valuations for corporate and other purposes.

The merger consideration was determined through arm’s-length negotiations between the Company Board and Parent, and the Company Board approved and adopted the merger agreement. BNP Paribas provided advice to the Company and the Board during those negotiations but did not recommend any specific merger consideration to the Company or the Company Board or recommend that any specific merger consideration constituted the only appropriate consideration for the merger.

Pursuant to an engagement letter dated June 4, 2021, the Company retained BNP Paribas as its financial advisor in connection with the potential sale of the Company. In connection therewith, BNP Paribas will receive a fee from the Company for its services which is estimated to be approximately $8.4 million as of the date of this proxy statement, approximately $6.4 million of which will become payable only if the merger is consummated and $2 million of which BNP Paribas earned upon delivery of its opinion to the Board, regardless of whether the merger is consummated. In addition, the Company has agreed to reimburse BNP Paribas for certain expenses and to indemnify BNP Paribas against certain liabilities arising out of its engagement by the Company.

During the two years preceding the date of its opinion, BNP Paribas and its affiliates have been engaged by the Company and certain of its affiliates to provide certain investment banking, financial advisory and other banking services on matters unrelated to the merger, for which BNP Paribas and its affiliates have received, or expect to receive, customary fees and compensation equal to approximately $657,500 in the aggregate (of which approximately $407,500 was received after the date of the opinion and prior to the date of this proxy statement). Such services during such period have included having acted as a joint bookrunner on a debt capital markets transaction for the Company, having acted or acting as a joint arranger under the Company’s Term Loan B, and agreeing to act as a lender under the Company’s asset-backed revolving credit facility. During the two years preceding the date of its opinion, BNP Paribas has not been engaged by Parent as a financial advisor. Furthermore, BNP Paribas and its affiliates may seek in the future to provide the Company, the Parent, the Merger Sub and their respective affiliates with investment banking, financial advisory and other banking services unrelated to the merger.

BNP Paribas and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, BNP Paribas and its affiliates do and in the future may (i) provide such financial services to the Company, Parent, merger sub or their respective affiliates or subsidiaries (as the case may be), for which services BNP Paribas and/or certain of its affiliates have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and/or derivative products relating to the Company, Parent, merger sub or their respective affiliates or subsidiaries (as the case may be).

Certain Company Forecasts

The Company does not, as a matter of course, prepare or publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided certain non-public forecasts that were prepared by Company management to the Company Board and to Evercore and BNP Paribas in their capacity as financial advisors to the Company, which we refer to as the “Company forecasts.”

A summary of the Company forecasts is not being included in this document to influence your decision whether to vote for or against the merger agreement proposal, but is being included because the Company forecasts were made available to the Company Board and Evercore and BNP Paribas. The inclusion of this information should not be regarded as an indication that the Company Board or its advisors or any other person considered, or now considers, these forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. The Company forecasts are subjective in many respects. There can be no assurance that the Company forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. Because the forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year.

In addition, the Company forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company forecasts include non-GAAP financial measures, including non-GAAP revenue, EBITDA and unlevered free cash flow, because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. The forecasts were prepared on the basis that the Company remained an independent, standalone public company, and do not contemplate the merger. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, the impact of the COVID-19 pandemic, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement. In addition, the Company forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company forecasts were prepared. Accordingly, there can be no assurance that these forecasts will be realized or that the Company’s future financial results will not materially vary from these forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the Company forecasts set forth below. Readers of this proxy statement are cautioned not to place undue reliance on the projected financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise, the Company forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Vulcan or merger sub in the merger agreement concerning these forecasts.

The Company forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 15.

The following is a summary of the Company forecasts prepared by Company management and provided to the Company Board and its advisors:

	Calendar Year Ending December 31
($ in mm)	2021E	(1)	2022E	2023E	2024E	2025E
Revenue	$1,369		$1,523	$1,646	$1,731	$1,797
Adjusted EBITDA(2)	$200		$228	$261	$284	$295

Note:

Unlevered free cash flows for the Company were calculated by the Company’s financial advisors, based on the Company forecasts, and approved by Company management for use by the Company’s financial advisors for purposes of their respective opinions and financial analyses.

Evercore calculated the estimated unlevered free cash flows for the Company, based on information provided by Company management, as Adjusted EBITDA less non-cash stock compensation expense, taxes, capital expenditures, certain other planned investments, changes in net working capital and contingent and deferred consideration in relation to certain acquisitions previously completed, for the second through fourth quarters of 2021 and for calendar years 2022 through 2025 in the amounts of $74, $51, $108, $128 and $134 million, respectively. Figures for the unlevered free cash flows calculated by Evercore took into account certain domestic and foreign deferred tax liabilities of the Company, as provided by Company management.

BNP Paribas calculated the estimated unlevered free cash flows for the Company, based on information provided by Company management, as after-tax earnings, plus depreciation and amortization, less capital expenditures, less change in net working capital, less after-tax stock-based compensation, less the Company’s investment in the Black Bear expansion, for the third and fourth quarters of 2021 and for calendar years 2022 through 2025 in the amounts of $45, $58, $115, $135 and $135 million, respectively, which amounts were approved by Company management for use by BNP Paribas for purposes of its opinion and financial analyses.

(1)	2021E Revenue and Adjusted EBITDA figures for the Company include the impact of cement shortages in the Central region, per Company management.

(2)

Adjusted EBITDA represents net income (loss), excluding the impact of income taxes, depreciation, depletion and amortization, net interest expense and certain other non-cash, non-recurring and/or unusual, non-operating items including, but not limited to: non-cash stock compensation expense, non-cash change in value of contingent consideration, acquisition-related costs, officer transition expenses, purchase accounting adjustments for inventory, and restructuring costs.

Financing of the Merger

On June 6, 2021, in connection with the execution of the merger agreement, Vulcan entered into a commitment letter (the “Commitment Letter”) for a $2.2 billion senior unsecured bridge loan (the “Bridge Loan”). On June 30, 2021, Parent entered into a $1.6 billion delayed draw term loan facility (the “DDTL Facility”), and substantially concurrently with entry into the DDTL Facility, terminated the Commitment Letter. The availability of the loans under the DDTL Facility are subject to certain conditions, which are substantially similar to the conditions under the Commitment Letter. At closing, Parent expects to use the proceeds of the loans under the DDTL Facility, together with cash on hand, to pay its obligations in respect of the merger agreement.

Certain Effects of the Merger

If the merger agreement proposal receives the required approvals of the stockholders described elsewhere in this proxy statement and the other conditions to the closing of the merger are either satisfied or waived and the merger agreement is not otherwise terminated in accordance with its terms, merger sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving company in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

The Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) and the Third Amended and Restated Bylaws, as amended (the “Company Bylaws”) will be amended as a result of the merger to be substantially the same as those of merger sub immediately prior to the effective time of the merger (except that the name of merger sub in its certificate of incorporation and bylaws will be changed to that of the Company and such certificate of incorporation and bylaws will include provisions related to elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are set forth in the Company Charter and the Company Bylaws), and the certificate of incorporation and bylaws of the Company as so amended will be the certificate of incorporation and bylaws of the surviving company.

Following the merger, all of the common stock of the Company will be owned, beneficially and as of record, by Parent, and none of the current holders of the Company common stock will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving company or Parent. As a result, the holders of the Company common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than cancelled shares, dissenting shares and converted shares (each as defined in “The Merger Agreement—Consideration to be Received in the Merger”)) will be converted into the right to receive the merger consideration and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger.”

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “The Merger Agreement—Treatment of Company RSU Awards” and “Interests of the Company’s Directors and Executive Officers in the Merger.”

The Company common stock is currently registered under the Exchange Act and trades on Nasdaq under the symbol “USCR.” Following the consummation of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of the Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock or otherwise. Following termination of registration of the Company common stock under the Exchange Act, the Company will no longer be required to furnish certain information to the Company’s stockholders and the SEC, and the provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, will become inapplicable to the Company. Parent will become the beneficiary of the cost savings associated with the Company’s no longer being subject to the reporting requirements under the federal securities laws.

Effects on the Company if the Merger is not Consummated

In the event that the merger agreement proposal does not receive the required approvals of the stockholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the

Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today and the Company will remain an independent public company, the Company common stock will continue to be listed and traded on Nasdaq, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

If the merger is not completed, there can be no assurances as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of the Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there can be no assurances that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted or that stockholders will ever receive a control premium for their shares. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee Payable by the Company.”

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other stockholders. The Company Board was aware of these interests and considered them, among other matters, in evaluating and approving the merger agreement and the merger, and in recommending the approval of the merger agreement proposal, the non-binding named executive officer compensation proposal, and the adjournment proposal to the Company’s stockholders. These interests are described in further detail below.

Certain of the Company’s directors and executive officers hold Company RSU Awards. For details on these holdings for each of the Company’s named executive officers, see the “Named Executive Officer Merger-Related Compensation” table below.

Treatment of Company RSU Awards

In connection with the completion of the merger and subject to the terms of the merger agreement, each outstanding and unvested Company RSU Award will become vested and be settled in cash, without interest, in an amount equal to $74.00 per share. The number of shares of Company common stock subject to any portion of any Company RSU Award that vests based on achievement of pre-established performance criteria that will be settled in cash as described in the preceding sentence will be determined in accordance with the terms of the applicable Company RSU Award agreement and, to the extent applicable, any other written agreement between the Company and the holder of the Company RSU Award.

As of June 28, 2021, the Company’s executive officers held Company RSU Awards covering an aggregate of 177,424 shares of Company common stock (after taking into account the vesting acceleration provisions applicable to the applicable Company RSU Awards subject to performance-based vesting) and the Company’s non-employee directors held Company RSU Awards covering an aggregate of 13,266 shares of Company common stock.

Estimate of Amounts Payable for the Company RSU Awards

If the effective time occurred on June 28, 2021, the aggregate Company RSU Award cash out amount that would be payable to the Company’s executive officers would have been $13,129,376, and the aggregate Company RSU Award cash out amount that would be payable to the Company’s non-employee directors would have been $981,684. For information on the amounts that would have been payable to each of the Company’s named executive officers in respect of their Company RSU Awards, see the “Named Executive Officer Merger-Related Compensation” table below.

Executive Severance Agreements

Each of the Company’s executive officers are parties to executive severance agreements with the Company. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios. The merger will be considered a change in control for purposes of the executive severance agreements. Under the executive severance agreements, in the event there is a change in control and within one year thereafter the officer’s employment (two years in the case of Mr. Pruitt) is terminated by the Company or any successor without cause or by the officer for good cause, the officer will be entitled to the following severance benefits:

•

a lump sum payment in cash equal to: (a) the sum of (1) the officer’s monthly base salary in effect on the termination date multiplied by 12, and (2) the amount of the officer’s full target bonus for the bonus year in which termination occurs, multiplied by (b) in the case of Mr. Pruitt, 2.5, and in the case of the other executive officers, 2.0;

•

a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days for the year in which the termination occurs; and

•

payment of all applicable medical continuation premiums for continuation coverage under COBRA for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under the officer’s then-current plan election for 18 months after termination.

Under each executive severance agreement, the Company would have “cause” to terminate the applicable officer’s employment in the event of: (i) the officer’s gross negligence, willful misconduct or willful neglect in the performance of the officer’s material duties and services to the Company; (ii) the officer’s final conviction of a felony by a trial court, or the officer’s entry of a plea of nolo contendere to a felony charge; (iii) any criminal indictment of the officer relating to an event or occurrence for which the officer was directly responsible which, in the business judgment of a majority of the Company Board, exposes the Company to ridicule, shame or business or financial risk; or (iv) a material breach by the officer of any material provision of the executive severance agreement.

Under each executive severance agreement, the officer would have “good cause” to terminate employment if there is: (i) a material diminution in the officer’s then-current monthly base salary; (ii) a material change in the location of the officer’s principal place of employment by the Company; (iii) any material diminution in the officer’s current position at the time the executive severance agreement was entered into or any title or position to which the officer has since been promoted; or (iv) any material diminution of the officer’s authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to the officer’s current position at the time the executive severance agreement was entered into or any title or position to which the officer has been promoted, provided, however, that if at any time the officer ceases to have such duties and responsibilities because the Company ceases to have any securities registered under Section 12 of the Exchange Act or ceases to be required to file reports under Section 15(d) of the Exchange Act, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities; or (v) any material breach by the Company of any material provision of the executive severance agreement, including any failure by the Company to pay any amount due under the executive severance agreement.

Each officer is subject to obligations pertaining to noncompetition and nonsolicitation of customers and employees during employment and for a period of 24 months (30 months for Mr. Pruitt) following termination of employment that entitles such officer to receive the change in control severance. The officers are also subject to perpetual confidentiality and nondisparagement obligations.

Following the Merger

At the effective time, the directors of merger sub will be the directors of the surviving company and the officers of merger sub immediately prior to the effective time will be the officers of the surviving company, in each case, until the earlier of their resignation or removal or until their successors are duly elected and qualified, subject to the surviving company’s certificate of incorporation and bylaws and the DGCL.

Indemnification, Exculpation and Insurance

Under the merger agreement, Parent agreed that the Company’s current and former directors and officers will be indemnified and held harmless for six years following the effective time, and will be entitled to the advancement of expenses, to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws for acts or omissions occurring at or prior to the effective time. In addition, at or prior to the effective time, the Company will cause the surviving company to obtain and pay the premium for a six year prepaid non-cancelable “tail policy” providing directors’ and officers’ liability insurance on terms that are no less favorable than the coverage provided under the Company’s existing policies, with respect to matters arising at or prior to the effective time (subject to a 300% cap on the cost of such insurance as compared to premiums paid in the 2021 fiscal year). For more information, see “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

New Arrangements

As of the date of this proxy statement, none of the Company’s directors or executive officers have entered into any amendments or modifications to their existing or any new employment, compensation or other agreements or arrangements with the Company in connection with the merger, nor have they entered into any such agreements or arrangements with Parent or its affiliates. The merger is not conditioned upon any director or executive officer of the Company entering into any such agreements or arrangements.

It is possible that the Company’s employees, including executive officers, will enter into new compensation arrangements with Parent or its affiliates. Such arrangements may include agreements regarding future terms of employment or the right to receive retention awards. As of the date of this proxy statement, no compensation arrangements between such persons and Parent and/or its affiliates have been established or discussed with any of the Company’s employees.

Post-Closing Compensation and Employee Benefits

The merger agreement provides that Parent will provide, or cause the surviving company to provide, to any continuing employee, the compensation and benefits described under “The Merger Agreement—Employee Benefits Matters.”

Named Executive Officer Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the merger, which is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The individuals disclosed within this section and referred to as the “named executive officers” are the Company’s current President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice

President, General Counsel and Corporate Secretary; Regional Vice President and General Manager – U.S. Concrete – Central; and Regional Vice President and General Manager – U.S. Concrete – East for the Company’s 2021 fiscal year.

The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive may materially differ from the amounts set forth in the table. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company.

The table below assumes that (i) the effective time will occur on June 28, 2021, (ii) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the executive severance agreements described under “Executive Severance Agreements”, (iii) the named executive officer’s base salary remains unchanged from those in place as of April 1, 2021, (iv) no named executive officer receives any additional equity grants to acquire common stock of the Company on or prior to the effective time and (v) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the full “Interests of the Company’s Directors and Executive Officers in the Merger” section.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)	Total ($)
Ronnie Pruitt	4,394,712	4,225,400	30,796	8,650,908
John E. Kunz	1,694,088	2,063,416	26,635	3,784,139
Paul M. Jolas	1,366,546	1,349,760	19,573	2,735,879
Jeffrey W. Roberts	1,169,862	1,050,504	36,470	2,256,836
Matthew Emmert	1,101,046	987,456	36,470	2,124,972

(1)

Reflects double trigger cash severance payments that the executive would be entitled to receive upon a termination of the executive’s employment by the Company without cause or by the executive for good cause within one year (two years in the case of Mr. Pruitt) following the closing of the merger pursuant to the executive severance agreements described under “Executive Severance Agreements” above.

(2)

Reflects the gross amount of single trigger payments to be made in connection with the cancellation of outstanding and unvested Company RSU Awards held by each executive as of the effective time as described under “Treatment of Company RSU Awards” above.

(3)	Reflects the estimated cost of Company-paid COBRA coverage for the benefit of the executive (and his covered dependents) for 18 months after termination.

Any amounts shown in the table above that are subject to the golden parachute excise tax under Section 4999 of the Code (as defined below) may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Company common stock who hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, which we refer to as the Code. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the Code, the U.S. Treasury Department regulations issued under the Code, which we refer to as the Treasury Regulations, and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is not binding on the Internal Revenue Service, which we refer to as the IRS, or a court and there can be no assurance that the tax consequences described in this discussion will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations applicable to U.S. holders of Company common stock who are subject to special treatment under U.S. federal income tax law including, for example, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies, securities or currency dealers, traders in securities who elect to use the mark-to-market method of accounting, holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five-year period ending on the date of the merger) 5% or more of the outstanding Company common stock, tax-exempt investors, S corporations, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, former long-term residents of the United States, holders who acquired Company common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment. Also, this discussion does not address U.S. federal income tax considerations applicable to a holder of Company common stock who exercises appraisal rights under the DGCL. In addition, no information is provided with respect to the tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any applicable state, local, or foreign tax laws. This discussion does not address the impact of Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”). This discussion does not address the tax consequences of any transaction other than the merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Company common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

The tax consequences of the merger will depend on a holder’s specific situation. Holders should consult their tax advisors as to the tax consequences of the merger relevant to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the U.S. holder’s adjusted tax basis in its Company common stock exchanged therefor.

A U.S. holder’s adjusted tax basis in its shares of Company common stock will generally equal the price the U.S. holder paid for such shares. If a U.S. holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates currently, which rates are subject to change. The deductibility of a capital loss recognized on the exchange may be subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of Company common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its correct taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Certain holders (such as corporations) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Holders of Company common stock should consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Litigation Related to the Merger

As of the date of this proxy statement, no stockholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be consummated until the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on June 21, 2021.

If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights. At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, state attorneys general and other regulators could take such action under state law or the antitrust laws of the United States, as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the regulatory clearances and approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of the parties to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC, or any other governmental entity or any private party will not attempt to challenge the merger and, if such a challenge is made, there can be no assurance as to its result.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following is a summary of certain material terms of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated herein by reference in its entirety. This summary is not intended to provide you with any other factual information about the Company, Parent or merger sub. You are urged to read the merger agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the merger.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement; have been made only for purposes of the merger agreement; have been qualified by certain documents filed with, or furnished to, the SEC by the Company or by Parent; have been qualified by confidential disclosures made to the Company or Parent and merger sub, as applicable, in connection with the merger agreement; are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors; were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and merger sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or merger sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 91 of this proxy statement.

Structure of the Merger

At the effective time of the merger, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, merger sub will be merged with and into the Company, whereupon the separate existence of merger sub will cease, with the Company surviving the merger. Following the merger, the Company will be a wholly owned subsidiary of Parent. The certificate of incorporation and the bylaws of merger sub as in effect immediately prior to the effective time will be the certificate of incorporation and bylaws, respectively, of the surviving company; provided that the name of the surviving company will be “U.S. Concrete, Inc.” Unless otherwise determined by Parent prior to the effective time of the merger, the directors and officers of merger sub immediately prior to the effective time of the merger, from and after the effective time of the merger, will be the initial directors and officers of the surviving company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by the Company and Parent, the closing of the merger will take place at 8:00 a.m., New York City time, on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions set forth in the merger agreement and described in the section entitled “ —Conditions to Completion of the Merger” (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing).

The merger will become effective at such date and time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed by the Company and Parent and specified in the certificate of merger.

As of the date of this proxy statement, we expect to complete the merger in the second half of calendar year 2021. However, completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the completion of the merger, which are described below and include regulatory clearances and approvals, and it is possible that factors outside the control of the Company or Parent could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Consideration To Be Received in the Merger

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than cancelled shares, dissenting shares and converted shares (each as defined below)) will be converted into the right to receive $74.00 in cash, without interest, less any applicable withholding taxes. At the effective time, all such shares of Company common stock will cease to be outstanding, will be automatically cancelled and will cease to exist, and each applicable holder of such shares of Company common stock will thereafter only have the right to receive the merger consideration therefor upon the surrender of such shares.

At the effective time, each share of Company common stock that is, immediately prior to the effective time, owned or held in treasury by the Company or is owned by Parent or merger sub (collectively, the “cancelled shares”) will automatically be cancelled and retired and will cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof. In addition, any shares of Company common stock issued and outstanding immediately prior to the effective time that are owned by any direct or indirect wholly owned subsidiary of Parent (other than merger sub) or of the Company (the “converted shares”) will be converted into such number of shares of common stock of the surviving company such that the ownership percentage of any such subsidiary in the surviving company will equal the ownership percentage of such subsidiary in the Company immediately prior to the effective time.

Shares of Company common stock issued and outstanding immediately prior to the effective time (other than cancelled shares and converted shares) and held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (the “dissenting shares”) will not be cancelled and converted into the right to receive the merger consideration. Such stockholders will instead be entitled to the appraisal rights granted by Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” and Annex D of this proxy statement.

Each share of common stock of merger sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving company.

Procedures for Surrendering Shares for Payment

Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company, for the benefit of the holders of Company common stock and pursuant to a paying agent agreement, the terms of which will be reasonably acceptable to the Company, cash in immediately available funds in an amount sufficient for the paying agent to make the payment of the merger consideration to Company stockholders.

Promptly after the effective time, the paying agent will mail to each holder of record of a certificate which immediately prior to the effective time represented outstanding shares of Company common stock (other than cancelled shares, dissenting shares and converted shares) a letter of transmittal and instructions for effecting the surrender of the certificates in exchange for the amount to which such stockholder is entitled as a result of the merger pursuant to the merger agreement. Upon surrender of a certificate representing shares of Company common stock for cancellation to the paying agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration for each share of Company common stock formerly represented by such certificate.

In the event that any certificate representing shares of Company common stock has been lost, stolen or destroyed, the paying agent will issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the merger consideration payable in respect thereof.

Holders of book-entry shares of Company common stock will not be required to deliver certificates representing shares of Company common stock or an executed letter of transmittal to the paying agent to receive the merger consideration, and will instead automatically be entitled to receive the merger consideration at the effective time of the merger.

No interest will be paid or accrued on any portion of the merger consideration payable upon surrender of certificates representing shares of Company common stock (or affidavits of loss in lieu thereof) or in respect of any book-entry shares. Following the first anniversary of the effective time, Parent will be entitled to require the paying agent to deliver to it any undisbursed funds (including any interest received with respect thereto) remaining in the payment fund, and thereafter holders of certificates or book-entry shares representing shares of Company common stock will be entitled to look only to Parent with respect to the merger consideration payable upon due surrender of their certificates or book-entry shares.

As of the effective time of the merger, the share transfer books of the Company with respect to the shares of Company common stock will be closed and thereafter there will be no further registration of transfers of shares of the Company.

Treatment of Company RSU Awards

At the effective time of the merger, pursuant to the applicable Company stock incentive plan, each Company RSU Award that is outstanding and unvested immediately prior to the effective time of the merger will become vested and be settled in cash, without interest, in an amount equal to (x) the number of shares subject to the applicable RSU award, multiplied by (y) the $74.00 per share merger consideration, less any applicable tax withholding. The number of shares of Company common stock subject to any portion of any Company RSU Award that vests based on achievement of pre-established performance criteria will be determined in accordance with the terms of the applicable Company RSU Award agreement and, to the extent applicable, any other written agreement between the Company and the holder of the Company RSU Award.

Withholding

Each of the paying agent, the Company, Parent, merger sub and the surviving company will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code or any other applicable tax law. To the extent that amounts are deducted or withheld, and timely remitted to the appropriate governmental entity, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties

The Company’s representations and warranties to Parent and merger sub in the merger agreement relate to, among other things:

•	the organization, good standing and qualification of each of the Company and its subsidiaries;

•	the capital structure of the Company and its subsidiaries;

•	the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with the Company’s organizational documents, applicable law or contracts to which the Company or any of its subsidiaries is a party;

•

the forms, reports, statements and documents required to be filed with the SEC and the accuracy of the information contained in those documents, as well as compliance with the Sarbanes-Oxley Act of 2002, as amended;

•	the financial statements of the Company and the Company’s internal system of disclosure controls and procedures concerning financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes or events;

•	compliance with certain laws and permits, including environmental laws and employee benefits and labor laws, by the Company and its subsidiaries;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries;

•	tax matters;

•	the absence of certain material litigation, actions, proceedings, orders, judgments or investigations;

•	intellectual property;

•	privacy and data protection;

•	real property of the Company and its subsidiaries;

•	certain material contracts of the Company and its subsidiaries;

•	environmental matters related to the Company and its subsidiaries;

•	customers and suppliers of the Company and its subsidiaries;

•	insurance coverage;

•	the accuracy of information included in this proxy statement;

•	receipt of the opinion of Evercore and BNP Paribas with respect to the fairness of the merger consideration;

•	inapplicability of takeover statutes;

•	inventory;

•	the absence of certain related party transactions;

•	brokers’ and finders’ fees and other expenses payable by the Company;

•	COVID-19 matters; and

•	acknowledgment that Parent and merger sub make no representations other than those included in the merger agreement.

Parent’s and merger sub’s representations and warranties to the Company in the merger agreement relate to, among other things:

•	the organization, good standing and qualification of each of Parent and merger sub;

•	the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with Parent’s and merger sub’s organizational documents, applicable law or contracts to which Parent and merger sub or any of their respective subsidiaries is a party;

•

the absence of certain material litigation, actions, proceedings, orders, judgments or investigations threatened against Parent or merger sub, in each case that would materially impair the ability of Parent or merger sub to consummate the merger and other transactions contemplated by the merger agreement;

•	the accuracy of information supplied by or on behalf of Parent or merger sub and included in this proxy statement;

•	the availability of funds for Parent and merger sub to satisfy all of their obligations under the merger agreement;

•	brokers’ and finders’ fees and other expenses payable by Parent or merger sub;

•	lack of ownership of Company common stock by Parent or merger sub;

•	the absence of merger sub activity other than in connection with the merger and merger agreement; and

•	acknowledgment that the Company makes no representations other than those included in the merger agreement.

None of the representations and warranties in the merger agreement survive the effective time.

Definition of “Company Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “Company Material Adverse Effect” (as defined below) standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a Company Material Adverse Effect). For purposes of the merger agreement, a “Company Material Adverse Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the merger prior to the outside date (as defined below in the section entitled “Termination of the Merger Agreement”).

However, a number of factors are specifically excluded and may not be taken into account when determining whether a Company Material Adverse Effect has occurred for purposes of clause (x) above, including:

•	any changes in general United States, regional or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

•	any changes in general conditions in any industry or industries in which the Company and its subsidiaries operate;

•	any changes in general political, regulatory or legislative conditions;

•	any changes after the date of the merger agreement in GAAP or any other accounting standards or principles or the interpretation of the foregoing;

•	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

•

any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics (including the COVID-19 pandemic) or other force majeure events, including any worsening of such conditions threatened or existing as of the date of the merger agreement;

•

any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•

the execution and delivery of the merger agreement or the consummation of the merger or the public announcement of the merger agreement or merger, including any litigation arising out of or relating to the merger agreement or the merger, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of the merger Agreement or the consummation of the merger or the public announcement of the merger agreement or the merger;

•

any action or failure to take any actions which action or failure to act is requested in writing by Parent or any action required by, or the failure to take any action prohibited by, the terms of the merger agreement (other than certain provisions requiring the Company to conduct its business in the ordinary course consistent with past practice prior to the effective time); and

•	any change in the price or trading volume of shares of the Company common stock or any other publicly traded securities of the Company or any of its subsidiaries in and of itself,

provided, that the factors described in the first six clauses above may only be disregarded to the extent they do not have a disproportionate adverse impact on the Company or its subsidiaries relative to other companies operating in the industry or industries in which the Company or its subsidiaries operate.

Conduct of the Business Pending the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, except as may be required by applicable law, as specifically permitted or required by the merger agreement, as set forth on the disclosure schedules to the merger agreement, or as may be consented to in writing by Parent, the Company is required to, and to cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, governmental entities, employees and other persons with whom it and they have material business relations.

In addition, the Company (on behalf of itself and its subsidiaries) agreed to restrictions between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement) on, among other things and with certain exceptions (including if required by applicable law, specifically permitted or required by the merger agreement, set forth on the disclosure schedules to the merger agreement or consented to in writing by Parent and including, in certain cases, ordinary course of business exceptions):

•	amending any provision of its or its subsidiaries’ certificate of incorporation, bylaws or other similar governing documents;

•	declaring or paying any dividends or distributions with respect of its capital stock;

•

entering into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

•

splitting, combining or reclassifying any of its capital stock or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

except in connection with the pledge of equity interests pursuant to the Company credit agreements, issuing, selling or pledging any shares of its or its subsidiaries’ capital stock or any securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants, options, stock appreciation rights, restricted stock, stock units or other equity or equity-based compensation;

•

except as required by applicable law or any Company benefit plan or other material contract as in existence as of the date of the merger agreement and made available to Parent prior to the date of the merger agreement, (a) increasing the compensation or benefits payable or to become payable to any of its directors, executive officers or employees (other than annual merit-based increases in base salary in the ordinary course of business and consistent with past practice that do not exceed 3% of the aggregate annual cost of all employee annual base salaries and wage rates in effect on the date of the merger agreement); (b) granting, paying or awarding, or committing to grant, pay or award, any severance, termination pay, change in control payments, bonuses, retention or incentive compensation to any of its current or former directors, executive officers or employees; (c) establishing, adopting, entering into, amending or terminating any collective bargaining agreement or Company benefit plan, subject to certain exceptions; (d) taking any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan (including any grantor trust or similar funding arrangement); (e) terminating the employment of any employee earning in excess of $85,000, other than for cause; or (f) hiring any new employees with a base salary in excess of $85,000 (other than replacing any such employee in the ordinary course of business);

•

acquiring (including by merger, consolidation or acquisition of stock or assets or any other means) or authorizing or announcing an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (B) with respect to clause (y) only, permitted capital expenditures;

•

liquidating, dissolving, restructuring, recapitalizing or effecting any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of the Company and/or its subsidiaries), or adopting any plan or resolution providing for any of the foregoing;

•	making any loans, advances or capital contributions to, or investments in, any other person, subject to certain exceptions;

•

selling, leasing, licensing, assigning, abandoning, permitting to lapse, transferring, exchanging, swapping or otherwise disposing of, or subjecting to any lien (other than permitted liens), any of its properties, rights or assets (including shares in the capital of its subsidiaries), subject to certain exceptions;

•	entering into certain categories of material contracts;

•

making any capital expenditure, entering into agreements or arrangements providing for capital expenditure or otherwise committing to do so, except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board prior to the date of the merger agreement and set forth on the disclosure schedules to the merger agreement or (B) capital expenditures not to exceed $5,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

•

compromising or settling any claim, litigation, investigation or proceeding, other than those that (x) (A) are for an amount (in excess of insurance proceeds) that is, individually, less than $500,000 and for all such compromises or settlements that are, in the aggregate, less than $5,000,000, (B) do not impose any injunctive relief on the Company or any of its subsidiaries and does not involve the admission of wrongdoing by the Company, its subsidiaries or any of their respective officers or directors and (C) do not relate to claims, litigations, investigations or proceedings brought by governmental entities, or (y) are tax audits, claims, litigations, investigations, or other proceedings;

•

making any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, other recognized accounting standards or principles in non-U.S. jurisdictions applicable to its subsidiaries, or applicable law;

•	entering into or amending any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative;

•	implementing any plant closings;

•

making, changing or revoking any material tax election; adopting or changing any tax accounting period or material method of tax accounting; amending any material tax return; settling or compromising any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes; entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); surrendering any right to claim a material refund of taxes, request any material ruling from any governmental entity with respect to taxes; or, except in the ordinary course of business consistent with past practice; or agreeing to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

redeeming, repurchasing, repaying, prepaying, defeasing, incurring, assuming, endorsing, guaranteeing or otherwise becoming liable for or modifying the terms of any indebtedness, or issuing or selling any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions;

•

entering into any transactions or contracts with (A) any affiliate or other person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any person who, to the knowledge of the Company beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company common stock;

•	canceling any of the Company’s material insurance policies or failing to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy;

•

entering into any lease or sublease of real property for annual rent payments in excess of $3,000,000; materially modifying, amending or exercising any right to renew any Company lease or other lease or sublease of real property, or waiving any term or condition thereof or grant any consents thereunder; granting or otherwise creating or consenting to the creation of any easement, covenant, restriction, assessment or charge affecting any leased real property, or any interest therein or part thereof or making any material changes in the construction or condition of any such property;

•	voluntarily terminating, materially modifying or waiving in any material respect any material right under any material Company permit;

•	adopting or otherwise implementing any stockholder rights plan, “poison-pill” or other comparable agreement; or

•	agreeing or authorizing, in writing or otherwise, to take any of the foregoing actions.

Proxy Statement, Board Recommendation and Company Stockholders’ Meeting

The Company has agreed to, as promptly as practicable following the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold a stockholders’ meeting, which is the special meeting that is the subject of this proxy statement, to consider and vote upon the adoption of the merger agreement proposal. The Company will hold the special meeting as promptly as practicable after the SEC confirms that it has no further comments on this proxy statement.

Notwithstanding anything to the contrary, the Company has agreed not to postpone or adjourn the special meeting without the prior written consent of Parent, provided that if either the Company or Parent reasonably determines in good faith that the Company stockholder approval is unlikely to be obtained at the special meeting, including due to an absence of quorum, then, unless the Company Board has effected a change of recommendation, on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent will have the right to require an adjournment or postponement of the special meeting for the purpose of soliciting additional votes in favor of the merger agreement. In the event of any such adjournment or postponement of the special meeting, the Company will not postpone or adjourn such meeting to a date that is more than seven calendar days from the prior-scheduled date or to a date on or after the fifth business day preceding the outside date.

Notwithstanding the foregoing, the Company may postpone or adjourn the special meeting if the Company is required to postpone or adjourn the special meeting by applicable law, or the Company Board or any authorized committee thereof determines in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the special meeting in order to give Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any change of recommendation). In the event of any such adjournment or postponement of the special meeting, the Company will not postpone or adjourn such meeting to a date that is more than 10 calendar days after the date for which special meeting was originally scheduled, in the case of clause or to a date on or after the fifth business day proceeding the outside date.

Except in the circumstances described in this proxy statement under “The Merger Agreement—Changes in Board Recommendation,” the Company Board has agreed to recommend to Company stockholders that they vote to adopt the merger agreement and include such recommendation in this proxy statement (the “Company Board Recommendation”).

Non-Solicitation Covenant

Subject to certain exceptions, the Company has agreed that it, the Company Board (including any committee thereof) and the Company’s officers will not, and the Company will cause its subsidiaries not to, and the Company will cause its and their other respective representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an acquisition proposal (as defined below); or

•

participate in any discussions or negotiations regarding or furnish to any person any information relating to the Company or any of its subsidiaries in each case, in connection with, an acquisition proposal, other than to state that the Company and its representatives are prohibited from engaging in any discussions or negotiations.

The Company also agreed to immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an acquisition proposal. In addition, the Company also agreed to (i) request in writing that each person that has executed a confidentiality agreement in connection with its consideration of an acquisition proposal within 18 months prior to the date of the merger agreement, promptly destroy or return to the Company all nonpublic information furnished to such person or any of its representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by any such person and its representatives.

In addition, the Company agreed that it and its subsidiaries will enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to be a breach of the directors’ fiduciary duties under applicable law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable person to make, on a confidential basis to the Company Board, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Parent.

Notwithstanding the restrictions described above, if at any time prior to obtaining the approval and adoption of the merger agreement by the Company stockholders, the Company receives an acquisition proposal that did not result from a breach of the non-solicitation covenant which the Company Board determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a superior proposal (as defined below) or is reasonably expected to lead to a superior proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law, then the Company may:

•

furnish information (including nonpublic information) with respect to the Company to the person making such acquisition proposal (and its representatives), if, and only if, prior to so furnishing any nonpublic information, the Company receives from such person an executed acceptable confidentiality agreement and the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such person or its representatives, any information furnished to such other person or its representatives that was not previously furnished to Parent; and

•	engage in discussions or negotiations with such person (including such person’s representatives) with respect to the acquisition proposal.

The Company has agreed to promptly, and in any event within 24 hours, notify Parent of any receipt by any director or officer of the Company or by any of its subsidiaries, or its or their respective representatives, of any acquisition proposal or any proposals or inquiries that could reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to the Company or of its subsidiaries by any person who has made or could reasonably be expected to make any an acquisition proposal. The Company will also keep Parent reasonably informed on a prompt and timely basis of the status and material terms and of any material developments, discussions or negotiations regarding any such acquisition proposal and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which will include any proposals or offers) relating thereto that is exchanged between the person or group of persons making such acquisition proposal (or their representatives) and the Company (or its representatives) within 24 hours after the receipt or delivery thereof and keep Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. In addition, the Company has agreed to promptly provide (and in any event within 24 hours) to Parent any nonpublic information concerning the Company provided to any other person in connection with any acquisition proposal that was not previously provided to Parent and to inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal pursuant to the non-solicitation covenant. Unless the merger agreement has been validly terminated, the Company will not take any action to exempt any person other than Parent or merger sub from the restrictions on “business combinations” contained in any applicable takeover statute or in the Company’s governing documents, or otherwise cause such restrictions not to apply. The Company has also agreed that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, the non-solicitation covenant.

For purposes of the merger agreement, “acquisition proposal” means any offer, proposal or indication of interest from a person (other than a proposal or offer by Parent or any of its subsidiaries) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than 15% of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any of its subsidiaries) and a person pursuant to which the Company stockholders immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, spin-off, transfer or other disposition to a person of more than 15% of the consolidated assets of the Company and its subsidiaries, in the aggregate (measured by the fair market value thereof and including equity interests of any Company subsidiary).

For purposes of the merger agreement, “superior proposal” means a bona fide, written acquisition proposal (with references in the definition thereof 15% and 85% being deemed to be replaced with references to 80% and 20%, respectively) made in writing, after the date of the merger agreement, by a third party (other than Parent and merger sub), which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors, taking into account all financial, legal, regulatory and other aspects of such acquisition proposal is (a) reasonably likely to be completed on the terms proposed and (b) taking into account, if applicable, any changes to the terms of the merger agreement proposed by Parent pursuant to the non-solicitation covenant, is more favorable to the Company stockholders from a financial point of view than the merger.

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, the Company has agreed that it, the Company Board and officers will not, and the Company will cause the its subsidiaries not to, and the Company will cause its and their other respective representatives not to, directly or indirectly:

i.	adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

ii.	withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation;

iii.

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after Parent’s written request that the Company or the Company Board do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such acquisition proposal) and reaffirm the Company Board Recommendation within such 10 business day period (or, with respect to any acquisition proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last 10 days prior to the then-scheduled special meeting, fail to take the actions referred to in this clause (iii), with references to the applicable 10 business day period being replaced with three business days),

iv.	fail to include the Company Board Recommendation in this proxy statement;

v.

approve or authorize, or cause or permit the Company or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than an acceptable confidentiality agreement entered into in accordance with the non-solicitation covenant) (a “Company acquisition agreement”); or

vi.

commit or agree to do any of the foregoing (any act described in clauses (i), (ii), (iii), (iv) or (v) or (vi) (to the extent related to the foregoing clauses (i), (ii), (iii), (iv) or (v)), a “change of recommendation”).

Notwithstanding anything to the contrary in the non-solicitation covenants, at any time prior to obtaining Company stockholder approval, the Company Board may:

a)

make a change of recommendation (only of the type contemplated by clauses (ii), (iv) or (vi) above (to the extent related to clause (ii) or (iv))) in response to an Intervening Event (as defined below) if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law; or

b)

make a change of recommendation or cause the Company to terminate the merger agreement in order to enter into a definitive agreement providing for an acquisition proposal (that did not result from a material breach of the non-solicitation covenants and that the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a superior proposal), but only if, in each case, the Company Board has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law.

However, notwithstanding anything to the contrary, neither the Company nor any of its subsidiaries will enter into any Company acquisition agreement unless the merger agreement has been validly terminated in accordance with certain termination provisions described therein.

Prior to the Company taking any action permitted under:

i.

clause (a) above, the Company will provide Parent with four business days’ prior written notice advising Parent that it intends to effect a change of recommendation and specifying, in reasonable detail, the reasons therefor, and during such four business day period, the Company will cause its representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of the merger agreement in a manner that would obviate the need to effect a change of recommendation and at the end of such four business day period the Company Board again makes all of the required determinations under clause (a) above (after in good faith taking into account any amendments proposed by Parent); or

ii.

clause (b) above, the Company will provide Parent with four business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the terms and conditions of the acquisition proposal, including a copy of any proposed definitive documentation, and during such four business day period, the Company will cause its representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal and at the end of such four business day period the Company Board again makes all of the required determinations under clause (b) above (after in good faith taking into account the amendments proposed by Parent).

With respect to clause (ii) above, if there are any material amendments, revisions or changes to the terms of any such superior proposal (including any revision to the amount, form or mix of consideration the Company stockholders would receive as a result of the superior proposal or a change to any conditions), the Company will comply again with clause (ii) above, with references to the applicable four business day period being replaced by two business days.

For purposes of the merger agreement, “Intervening Event” means any event, change or development first occurring or arising after the date of the merger agreement, that is material to the Company and its subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board as of the date of the merger agreement; provided, however, that in no event will the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company common stock or any other securities of the Company, Parent or their respective subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds or does not meet or exceed internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which the Company and its subsidiaries operate, (D) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof or (E) any changes relating to Parent or its subsidiaries.

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, the Company, Parent and merger sub will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger as promptly as practicable, including (i) preparing and filing or otherwise providing, in consultation with each other, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger and (ii) taking all steps as may be necessary, subject to certain limitations described below, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Notwithstanding anything to the contrary set forth in the merger agreement, the obligations of Parent include:

i.

the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person (including any governmental entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger;

ii.

agreeing or committing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Parent, the Company and their respective subsidiaries subsequent to the effective time; and

iii.

agreeing or committing to license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity necessary, to consummate the transactions contemplated hereby (each of clause (i), (ii), or (iii), an “antitrust remedial action”).

However, Parent is not required to agree or commit to, and the Company may not agree or commit to, any antitrust remedial action with respect to the assets or businesses of Polaris Materials Corporation and its subsidiaries or Polaris Aggregates Inc. and its subsidiaries

In furtherance and not in limitation of the foregoing, the Company, Parent and merger sub have agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the merger within 10 business days after the execution of the merger agreement, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) make all other required or advisable filings as promptly as practicable, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any antitrust laws and, subject to the merger agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such antitrust laws.

In addition, each of the Company and Parent has agreed, in connection with and without limiting the efforts referenced above to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the merger under the HSR Act or any other antitrust law, to:

i.

cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party;

ii.

promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the DOJ, the FTC, or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the merger; and

iii.

permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC, other applicable governmental entity, other person or applicable law, give the other party the opportunity to attend and participate in any meetings, telephone calls or videoconferences with the DOJ, the FTC or other governmental entity or other person.

However, the materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of the Company, Parent or any of their respective subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date of the merger agreement and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other as “Outside Counsel Only Material.” Without limiting Parent’s cooperation obligations described above, Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the antitrust laws, including any filings, submissions and communications with or to any governmental entity in connection therewith, and taking into account in good faith any comments of, the Company or its representatives relating to such strategy.

Employee Benefits Matters

For a period of 12 months after the effective time of the merger, Parent has agreed to provide to each employee of the Company or any of its subsidiaries (other than any employee who is covered by a collective bargaining agreement) who continues to be employed by Parent or the surviving company or any subsidiary thereof (the “continuing employees”), (i) base salary or wages and target cash incentive compensation opportunities, in the aggregate, that are no less favorable than the base salary or wages and target cash incentive compensation opportunities, in the aggregate, in effect for such continuing employee immediately prior to the effective time, (ii) severance benefits upon any involuntary termination of employment that are no less favorable than severance benefits that would have been provided to such continuing employee pursuant to a Company benefit plan upon an involuntary termination of employment immediately prior to the effective time and (iii) employee benefits (other than any defined benefit pension or post-retirement welfare benefits) that are no less favorable, in the aggregate, than as in effect for continuing employees immediately prior to the effective time or as in effect for similarly situated employees of Parent and its subsidiaries during such 12-month period.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any continuing employees after the effective time (the “New Plans”), Parent has agreed to credit each such continuing employee with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time, subject to certain exceptions. In addition, and without limiting the generality of the foregoing, (i) each continuing employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company benefit plan in which such continuing employee participated immediately before the effective time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, Parent or its applicable subsidiary will cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such continuing employee and his or her covered dependents and (B) Parent and its applicable subsidiary will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Directors’ and Officers’ Indemnification and Insurance

For six years after the effective time, Parent and the surviving company will indemnify and hold harmless all past and present directors and officers of the Company and its subsidiaries (collectively, the “indemnified parties”) against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger or any of the other transactions), whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving or having served as an officer, director, employee or other fiduciary of the Company or any of its subsidiaries or of any other person if such service was at the request or for the benefit of the Company or any of its subsidiaries, to the fullest extent permitted by applicable law and the Company’s governing documents or the organizational documents of the applicable Company subsidiary (as applicable) or any indemnification agreements with such persons in existence on the date of the merger agreement and made available to Parent.

The Company, Parent and merger sub have agreed that the foregoing rights to indemnification and advancement will also apply with respect to any action to enforce such indemnification provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, now existing in favor of the indemnified parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of the merger agreement and made available to Parent will survive the merger and will continue in full force and effect in accordance with the terms thereof. Notwithstanding anything to the contrary, if any indemnified party notifies the surviving company on or prior to the sixth anniversary of the effective time of a matter in respect of which such person intends in good faith to seek indemnification pursuant to the directors’ and officers’ indemnification provisions, such provisions will continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

Parent has also agreed that for six years after the effective time, it will cause to be maintained in effect the provisions in (i) the Company’s governing documents and (ii) any indemnification agreement of the Company or any of its subsidiaries with any indemnified party in existence on the date of the merger agreement and made available to Parent, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of the merger agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger).

In addition, at or prior to the effective time, the Company has agreed to purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising at or prior to the effective time; provided, however, that the Company will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by the Company prior to the date if the merger agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “base amount”), and if the cost of such “tail” policy would otherwise exceed the base amount, the Company will be permitted to purchase as much coverage as reasonably practicable for the base amount. The Company has agreed in good faith to cooperate with Parent prior to the closing date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

Financing and Financing Cooperation

Parent and merger sub have represented and warranted that they will have available at the effective time, all funds necessary to consummate the transactions contemplated by the merger agreement and make all cash payments contemplated to be made under the merger agreement in connection with the merger and the other transactions contemplated thereby. The obligations of Parent and merger sub under the merger agreement are not subject to any financing condition.

Subject to certain exceptions described below, the Company has agreed to, and has agreed to cause its subsidiaries to, and to use reasonable best efforts to cause its and its subsidiaries’ representatives to provide, upon the reasonable request of Parent or merger sub, customary cooperation and information to assist Parent or merger sub in preparing for and consummating a potential equity or debt issuance for the purpose of financing the merger and the transactions contemplated by the merger agreement (the “Financing”). Such cooperation may include (a) assisting Parent in the preparation of customary offering and marketing documents in connection with any Financing, including designating whether any information provided to Parent constitutes material non-public information; (b) furnishing customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and containing a representation to the lenders under the Financing that the public side versions of such documents, if any, do not include material non-public information about the Company or its subsidiaries or their respective securities; (c) reasonably cooperating with any diligence reasonably requested by Parent or the lenders under the Financing, including participating in a reasonable number of due diligence sessions, and cooperating with the marketing efforts of Parent, in each case, in connection with any Financing; and (d) reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Financing.

Neither the Company nor any of its subsidiaries shall be required to (i) incur any fees, expenses or other liabilities prior to the effective time for which it is not previously or promptly reimbursed or simultaneously provided indemnification reasonably acceptable; (ii) cause any of its or its subsidiaries’ representatives to take any action that would reasonably be expected in the incurrence of any personal liability; (iii) waive or amend any terms of the merger agreement; (iv) provide any information that is prohibited or restricted from being provided or is legally privileged; (v) execute prior to the closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing; (vi) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the effective time or deliver any notice of prepayment, redemption or termination or reduction of commitments or any similar notice that does not provide that such prepayment, redemption, termination or reduction is conditioned upon the occurrence of the closing; (vii) take any action that would conflict with or violate any charter or other organizational documents any material contract to which it is a party or any applicable law; (viii) take any actions that would cause it to breach any representation or warranty in the merger agreement or that would cause any conditions in the merger agreement to fail to be satisfied (in each case unless Parent waives such breach or failure); (ix) cooperate to the extent it would unreasonably disrupt the conduct of the Company’s or any of its subsidiaries’ businesses; or (x) be required to prepare any pro forma financial statements or other pro forma financial information, to provide any financial statements that are not publicly available, to provide any other financial information not reasonably available to the Company, or to cause the Company’s independent auditors to provide any “comfort letter” or otherwise to provide cooperation in connection with the Financing. Parent will reimburse the Company for any reasonable and documented costs and expenses incurred in connection with the cooperation of the Company and its subsidiaries. Parent will also indemnify the Company and its subsidiaries from and against all damages, expenses, liabilities and costs incurred in connection with their cooperation.

The Company’s and its subsidiaries’ compliance with this covenant is not a condition to closing.

Other Covenants

The merger agreement contains other covenants relating to access to information and confidentiality, takeover statutes, publicity, obligations of merger sub, dispositions of the Company equity securities under Section 16(a) of the Exchange Act, stockholder litigation, stock exchange delisting and deregistration, director resignations and the repayment and termination of the Company’s existing credit agreements and redemption of its outstanding notes.

Conditions to Completion of the Merger

The obligations of the Company, Parent and merger sub to effect the merger are subject to the satisfaction (or waiver, to the extent permitted by applicable law) on or prior to the closing date of each of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting;

•	the absence of a law or injunction restraining, enjoining or otherwise prohibiting the consummation of the merger (the “injunction condition”); and

•	the expiration or termination of the waiting period under the HSR Act.

The obligations of the Company to effect the merger are also subject to the fulfillment of the following conditions:

•

each of the representations and warranties of Parent and merger sub contained in the merger agreement (without giving effect to any qualification as to materiality contained therein) will be true and correct as of the date of the merger agreement and will be true and correct as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or merger sub to consummate the merger prior to the outside date;

•

the performance and compliance by Parent and merger sub in all material respects with all obligations, covenants and agreements required by the merger agreement to be performed or complied with by them prior to the closing; and

•

the delivery by Parent to the Company of a certificate, dated the closing date and signed by its chief executive officer or chief financial officer, certifying that the conditions set forth in the two most immediate bullets above have been satisfied.

The obligations of Parent and merger sub to effect the merger are also subject to the fulfillment of the following conditions:

•

the representations and warranties of the Company regarding certain matters relating to the Company’s qualification and subsidiaries, capitalization, corporate authority, financial advisor opinion, takeover statutes and inventory must be true and correct in all material respects as of the date of the merger agreement and as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•

the representations and warranties of the Company regarding certain matters relating to the Company’s capitalization, must be true and correct other than for de minimis inaccuracies as of the date of the merger agreement and as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•

the representations and warranties of the Company regarding certain matters relating to the absence of certain changes and events since March 31, 2021, must be true and correct in all respects as of the date of the merger agreement and as of the closing as though made on and as of the closing;

•

the other representations and warranties of the Company contained in the merger agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) must be true and correct as of the date of the merger agreement and as of the closing as though made on and as of the closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause, where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

the performance and compliance by the Company in all material respects with all obligations, covenants and obligations required by the merger agreement to be performed or complied with by the Company prior to the closing;

•	the absence of a Company Material Adverse Effect since the date of the merger agreement; and

•

the delivery by the Company to Parent of a certificate, dated the closing date and signed by its chief executive officer or chief financial officer, certifying that the conditions set forth in the six most immediate bullets above have been satisfied.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written consent of the Company and Parent.

Termination Rights Exercisable by Either the Company or Parent

The merger agreement may also be terminated prior to the effective time by either the Company or Parent if:

•

the effective time has not occurred on or before the outside date (March 6, 2022) which may be extended by three months to June 6, 2022 if, on the outside date, all of the conditions to effect the merger, other than the injunction condition (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) or the condition related to antitrust clearance and those conditions that by their nature are to be satisfied on the closing date (if such conditions would be satisfied or validly waived were the closing date to occur at such time), have been satisfied or waived; provided that the right to terminate the merger agreement pursuant to such provision will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure of the effective time to occur by the outside date and such action or failure to act constitutes a material breach of the merger agreement;

•

a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the Company stockholder approval has not been obtained.

Company Termination Rights

The Company may also terminate the merger agreement prior to the effective time if:

•

the Company is not then in material breach of the merger agreement and (A) Parent and/or merger sub has breached, failed to perform or violated their respective covenants or agreements under the merger agreement or (B) any of the representations and warranties of Parent or merger sub has become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions related to the representations and warranties and performance obligations of Parent and merger sub under the merger agreement to be satisfied and (II) is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by Parent or merger sub, as applicable, before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; or

•

prior to obtaining the Company stockholder approval, in order to enter into a definitive agreement providing for a superior proposal; provided that (i) the Company has complied in all material respects with the non-solicitation covenants and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of the merger agreement, the Company pays to Parent a termination fee of $50 million;

Parent Termination Rights

Parent may also terminate the merger agreement prior to the effective time:

•

if neither Parent nor merger sub is then in material breach of the merger agreement and (A) the Company has breached, failed to perform or violated its covenants or agreements under the merger agreement or (B) any of the representations and warranties of the Company have become inaccurate, in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions related to the representation and warranties and performance obligations of the Company under the merger agreement to be satisfied and (II) is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by the Company before the earlier of (x) the business day immediately prior to the outside date and (y) the thirtieth 30th calendar day following receipt of written notice from Parent or merger sub of such breach, failure to perform, violation or inaccuracy; or

•	prior to obtaining the Company stockholder approval, if, prior to obtaining the Company stockholder approval, a change of recommendation has occurred.

Termination Fee Payable by the Company

The Company will be required to pay Parent a termination fee equal to $50 million (the “Company termination fee”) if the merger agreement is terminated in the following circumstances:

•

(A) the Company or Parent terminates the merger agreement in the event that the Company stockholder approval has not been obtained, (B) after the date of the merger agreement and prior to the date of such termination, a bona fide acquisition proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least two business days prior to the special meeting, and (C) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into by the Company;

•

(A) after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal is made to the Company Board or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not withdrawn prior to such termination, (B) (I) the Company or Parent terminates the merger agreement because the outside date has been reached (unless the antitrust termination fee is then payable) or (II) Parent terminates the merger agreement due to the Company’s breach of, or a failure to perform or comply with, one or more covenants or agreements under the merger agreement following the receipt of such acquisition proposal and (C) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into by the Company;

•	prior to obtaining the Company stockholder approval, Parent terminates the merger agreement because a change of recommendation has occurred prior to obtaining the Company stockholder approval; or

•	prior to obtaining the Company stockholder approval, the Company terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

In no event will the Company be obligated to pay the Company termination fee on more than one occasion.

Termination Fee Payable by Parent

Parent will be required to pay the Company a termination fee equal to $50 million (the “antitrust termination fee”) if the merger agreement is terminated in the following circumstances:

•

by either the Company or Parent because the outside date has been reached and, at the time of such termination, (A) the injunction condition (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) or the condition related to antitrust clearance has not been satisfied and (B) all of the conditions set forth in the merger agreement, other than the injunction condition (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other antitrust law) or the condition related to antitrust clearance and those conditions that by their nature are to be satisfied on the closing date (if such conditions would be satisfied or validly waived were the closing date to occur at the time of such termination), have been satisfied or waived; or

•

by either the Company or Parent because a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger (as it relates to an order, injunction, decree or ruling by a governmental entity under the HSR Act or any other applicable antitrust law).

In no event will Parent be obligated to pay the antitrust termination fee on more than one occasion.

Effect of Termination

If the merger agreement is terminated by the Company or Parent in accordance with its terms, the merger agreement will become null and void and there will be no liability on the part of the Company, Parent or merger sub, provided that nothing in the merger agreement will relieve any party from liability for fraud or willful breach of the merger agreement prior to such termination.

The parties are entitled to specific performance to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement.

Fees and Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses.

Amendments, Waivers

Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented by written agreement of each of the parties.

At any time and from time to time prior to the effective time, either the Company, on the one hand, or Parent and merger sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other parties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained in the merger agreement. Any agreement on the part of the Company, Parent or merger sub to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the Company or Parent, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of June 28, 2021 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our named executive officers and directors and (3) all of our directors and executive officers as a group. Unless indicated otherwise below, ownership information is as of the date of this proxy statement, and the applicable percentages are based on 17,140,891 shares outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options or other equity awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
BlackRock, Inc. (1)	2,563,781	15.0%
The Vanguard Group (2)	997,770	5.8%
Dimensional Fund Advisors LP (3)	943,909	5.5%

Directors and Named Executive Officers
Susan M. Ball (4)	7,875	*
Kurt M. Cellar (5)	102,651	*
Michael D. Lundin (6)	75,231	*
Rajan C. Penkan (7)	3,620	*
Theodore P. Rossi (8)	90,626	*
Colin M. Sutherland (9)	13,049	*
Ronnie Pruitt	68,871	*
John E. Kunz	38,605	*
Paul M. Jolas	32,835	*
Jeffrey W. Roberts	25,170	*
Matthew Emmert	13,524	*

All current directors and executive officers as a group (15 persons) (10)	555,360	3.2%
* Represents less than one percent.

(1)

Based solely on Schedule 13G filed with the SEC on January 25, 2021. BlackRock, Inc. (“BlackRock”) has sole voting power over 2,535,287 of these shares and sole dispositive power over 2,563,781 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(2)

Based solely on Schedule 13G/A filed with the SEC on February 8, 2021. The Vanguard Group (“Vanguard”) has sole voting power over 0 of these shares, shared voting power over 17,929 of these shares, sole dispositive power over 963,436 of these shares and shared dispositive power over 34,334 of these shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based solely on Schedule 13G/A filed with the SEC on February 16, 2021. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power over 905,074 of these shares and sole dispositive power over 943,999 of these shares. The address for Dimensional is 6300 Bee Cave Road, Austin, Texas, 78746.

(4)	Includes 7,875 shares held directly.
(5)

Includes 95,651 shares held directly, 5,000 shares deemed beneficially owned as sole trustee of the Margaret Cellar 2010 Trust, 1,000 shares deemed beneficially owned as UTMA custodian for Grant Cellar, 1,000 shares deemed beneficially owned as UTMA custodian for Blake Cellar.

(6)	Includes 65,981 shares held directly, 9,250 shares deemed beneficially owned as trustee of the Michael D. Lundin Trust.
(7)	Includes 3,620 shares held directly.
(8)	Includes 90,626 shares held directly.
(9)	Includes 13,049 shares held directly.
(10)	Includes 555,360 shares held directly and indirectly.

NON-BINDING NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL (PROPOSAL 2)

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to approve a resolution, on a non-binding advisory basis, approving the payment of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. This proposal, commonly known as “say-on-golden parachutes” (the “non-binding named executive officer merger-related compensation proposal”), gives the Company’s stockholders the opportunity to vote on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table and the footnotes thereto under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Named Executive Officer Merger-Related Compensation” beginning on page 53 of this proxy statement.

The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Company Board unanimously recommends that the Company’s stockholders approve the following resolution:

RESOLVED, that the stockholders of U.S. Concrete, Inc. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section titled “Named Executive Officer Merger-Related Compensation.”

The vote on the non-binding named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the non-binding named executive officer merger-related compensation proposal and vice versa. Because the vote on the non-binding named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement proposal is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company stockholders.

The above proposal approving, on an advisory and non-binding basis, the payment of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger will require the affirmative vote of the holders of shares of common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon at the special meeting. A vote to abstain will have the same effect as voting against the non-binding named executive officer merger-related compensation proposal. If you fail to attend the virtual special meeting and vote via the virtual meeting website or fail to vote by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the non-binding named executive officer merger-related compensation proposal.

The Company Board unanimously recommends that the stockholders vote “FOR” the non-binding named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL (PROPOSAL 3)

The Company stockholders are also being asked to consider and vote on the adjournment proposal. The Company is seeking stockholder approval of the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. Approval of the adjournment proposal will require the affirmative vote of the holders of shares of common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon at the special meeting. If you fail to attend the virtual special meeting and vote via the virtual meeting website or fail to vote by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the adjournment proposal. Votes to abstain will have the same effect as a vote against the adjournment proposal.

The Company Board unanimously recommends that the stockholders vote “FOR” the adjournment proposal.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Company stockholders. However, if the merger is not consummated, Company stockholders will continue to be entitled to attend and participate in Company stockholders’ meetings.

As described in our annual proxy statement for the 2021 annual meeting of stockholders filed on March 31, 2021, Company stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2022 (the “2022 annual meeting”) by submitting their proposals in writing to our Corporate Secretary in a timely manner by December 1, 2021 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2022 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our bylaws provide that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of our preceding year’s annual meeting of stockholders. Under these bylaw provisions, we must receive stockholder proposals for our 2022 Annual Meeting of Stockholders no earlier than the close of business on January 13, 2022 and no later than the close of business on February 12, 2022. Stockholders must deliver the proposals to our Corporate Secretary, U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas 76039.

To be in proper form, a stockholder’s notice must include the information about the proposal or nominee as specified in our bylaws. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary at the address above.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on Nasdaq under the symbol “USCR.”    The following table sets forth, for the fiscal quarters indicated, the quarterly high and low sales prices of Company common stock on Nasdaq:

	Common Stock Price ($)
	High	Low
Fiscal Year Ended December 31, 2019
First Quarter	44.10	30.93
Second Quarter	50.48	41.52
Third Quarter	55.94	38.50
Fourth Quarter	56.22	37.65
Fiscal Year Ended December 31, 2020
First Quarter	42.22	6.75
Second Quarter	29.21	13.66
Third Quarter	30.88	22.45
Fourth Quarter	41.37	27.83
Fiscal Year Ending December 31, 2021
First Quarter	78.99	38.79
Second Quarter	75.69	51.00
Third Quarter ([•])

On June 4, 2020, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of USCR common stock on Nasdaq was $57.14 per share. On June 30, 2021, the most recent practicable date before we commenced mailing this proxy statement to our stockholders, the closing price for Company common stock on Nasdaq was $73.80 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

We have never declared or paid any dividends on our capital stock. The merger agreement prohibits us from declaring or paying any dividend or other distribution with respect to Company common stock.

OTHER MATTERS

As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

APPRAISAL RIGHTS

If the merger is consummated, a holder of the common stock who does not vote in favor of the merger agreement proposal and who properly exercises and perfects his, her or its demand for appraisal of its shares of common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder of the common stock exercise its appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, a holder of shares of common stock who (1) does not vote in favor of the merger agreement proposal; (2) continuously is the record holder of such shares through the effective time; and (3) otherwise follows the procedures set forth in Section 262 will be entitled to have its shares appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the surviving company pursuant to subsection (h) of Section 262).

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to holders of the common stock that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully and consult with legal advisors. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A holder of common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, a stockholder considering exercising such rights should seek the advice of legal counsel. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of a class of stock who assert appraisal rights unless (x) the total number of such shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the class of stock entitled to appraisal, measured in accordance with subsection (g) of Section 262 or (y) the value of the merger consideration in respect of the such total number of shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the merger agreement proposal;

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the merger agreement proposal at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•

a stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the merger agreement proposal, or abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the merger agreement proposal at the special meeting at which the merger agreement proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of common stock, and that stockholder must not vote or submit a proxy in favor of the merger agreement proposal. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger agreement proposal or abstain from voting on the merger agreement proposal. Neither voting against the merger agreement proposal nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger agreement proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

A STOCKHOLDER WHO HOLDS ITS SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH ITS BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

U.S. Concrete, Inc.

331 N. Main Street

Euless, Texas 76039

Attn: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the Company a written withdrawal of the demand for appraisal within 60 days after the effective time. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Company

If the merger is consummated, within 10 days after the effective time, the surviving company will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger agreement proposal, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving company or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. The surviving company is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holder of shares of common stock who desires to have its shares appraised by the Delaware Court of Chancery should initiate all necessary action to perfect its appraisal rights in respect of its shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition for appraisal within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of common stock who has complied with the requirements for the exercise of appraisal rights will be entitled, upon request given in writing, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving company must mail this statement to the requesting stockholder within 10 days after receipt of the request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving company the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of a class of stock who assert appraisal rights unless (x) the total number of such shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the class of stock entitled to appraisal, measured in accordance with subsection (g) of Section 262 or (y) the value of the merger consideration in respect of the such total number of shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

A stockholder considering seeking appraisal should be aware that the fair value of its shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration it would receive pursuant to the merger if it did not seek appraisal of its shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Company nor Parent anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders of record as of a time prior to the effective time. If no petition for an appraisal is filed, or if the stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of surviving company, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and any amendments or supplements thereto and other information with the SEC. The Company’s public filings are available to the public free of charge on the website maintained by the SEC at http://www.sec.gov and on the Company’s website at https://www.us-concrete.com/, and may also be obtained through other document retrieval services. Information contained on our website or connected thereto does not constitute a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the complete text of that contract or other document filed as an exhibit with the SEC.

The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021, respectively;

•

the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2021, that are incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•

the Company’s Current Reports on Form 8-K filed on April 1, 2021, May  6, 2021, May  14, 2021, May  27, 2021, June  7, 2021 and June 25, 2021 (other than any disclosure or exhibit deemed to be furnished but not filed in such Current Reports on Form 8-K).

The Company will furnish without charge a copy of the Company’s annual, quarterly and current reports, including any financial statements and schedules thereto, to any person, including any beneficial owner of the common stock, to whom this proxy statement is delivered, upon written request directed to the Company. Requests should be addressed to: U.S. Concrete, Inc., 331 N. Main Street, Euless, Texas, 76039, Attention: Investor Relations.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VULCAN MATERIALS COMPANY,

GRIZZLY MERGER SUB I, INC.

and

U.S. CONCRETE, INC.

dated as of

June 6, 2021

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 6, 2021, is by and among Vulcan Materials Company, a New Jersey corporation (“Parent”), Grizzly Merger Sub I, Inc., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”), and U.S. Concrete, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares or Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (b) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (d) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub, and Parent, as the sole stockholder of Merger Sub, have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.    Definitions. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof with the Company that contains terms that (a) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that the Company shall use its reasonable best efforts to procure that such confidentiality agreement contain a “standstill” or similar provision, except that such provision may include an exception solely to the extent necessary to allow a Person to make a non-public proposal to the Company Board of Directors), (b) do not in any way restrict the Company or its Representatives from complying with its obligations under this Agreement and (c) do not require the Company or any Company Subsidiary to reimburse the costs or expenses of any Person.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company (or any of the Company Subsidiaries) and a Person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, spin-off, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries, in the aggregate (measured by the fair market value thereof and including equity interests of any Company Subsidiaries).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, for the benefit of current or former employees, directors or individual consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent).

“Company Bylaws” means the bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Credit Agreements” means each of (a) the Credit and Guaranty Agreement, dated as of April 17, 2020, among the Company, the guarantors party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent (as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Delayed Draw Term Loan Agreement”), (b) the Third Amended and Restated Loan and Security Agreement, dated as of August 31, 2017, among the Company and certain subsidiaries of the Company, as borrowers, the guarantors party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as agent (as amended by the First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of November 14, 2017, and as supplemented by Joinder Agreements dated as of November 2, 2017, March 20, 2018, June 22, 2018, September 25, 2018 and April 16, 2020, the “Existing ABL Agreement”), as the Existing ABL Agreement may be amended prior to the Effective Time by an amendment or amendment and restatement consistent with Section 6.1(b)(xii) of the Company Disclosure Letter (the “ABL Amendment”; the Existing ABL Agreement, as so amended or amended and restated by the ABL Amendment and as may be further amended, amended and restated or otherwise modified from time to time in accordance with this Agreement, the “ABL Agreement”) and (c) the credit agreement (as may be amended, amended and restated, supplemented or otherwise modified from to time in accordance with this Agreement, the “Term Loan B Credit Agreement”) governing the pending “term loan B” Indebtedness of the Company and certain Company Subsidiaries in an aggregate principal amount not to exceed $300,000,000, the net proceeds of which are to be used for working capital and general corporate purposes, including to Discharge the 2024 Notes, to prepay outstanding borrowings under the ABL Agreement, and to pay any related fees and expenses in connection therewith.

“Company Debt Instruments” means, collectively, the Company Credit Agreements, the Senior Notes and the Senior Notes Indentures.

“Company Equity Awards” means the Company RSU Awards.

“Company Equity Plans” means the Company’s U.S. Concrete, Inc. Long Term Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed by the Company to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur as described in clause (i) above: (a) any changes in general United States, regional or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political, regulatory or legislative conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded by the other clauses of this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics (including the COVID-19 pandemic) or other force majeure events, including any worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the public announcement of this Agreement or the Transactions (it being understood that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any actions which action or failure to act is requested in writing by Parent or any action required by, or the failure to take any action prohibited by, the terms of this Agreement (other than Section 6.1(a)), and (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself (provided that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Registered Intellectual Property” means Registered Intellectual Property filed in the name of or applied for by the Company or any Company Subsidiary, whether wholly or jointly owned.

“Company RSU Award” means each restricted stock unit award covering shares of Company Common Stock and granted by the Company.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated August 24, 2020 between Parent and the Company, as it may be amended, modified or supplemented from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature. For the avoidance of doubt, “Contract” shall not include any purchase order or invoice issued or received in the ordinary course of business and consistent with past practice.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign laws or regulations.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource).

“Environmental Law” means any and all applicable Laws (a) relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public health and safety from environmental hazards; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; Releases or threatened Releases, (b) relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, or (c) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Financing” means any financing arranged or obtained (or attempted to be arranged or obtained) by Parent or Merger Sub for the purpose of financing the transactions contemplated by this Agreement or any transaction undertaken in connection therewith (including to fund the payment by Parent and Merger Sub of funds to consummate the Merger and to make all other payments and perform the other obligations of Parent and Merger Sub contemplated by this Agreement (including the payment of any amounts required to repay any Indebtedness in connection with the transactions contemplated hereby)).

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their respective affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, provincial or foreign government or any entity exercising executive, legislative, judicial, arbitral, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices) or (d) quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system.

“Hazardous Substances” means any pollutant, chemical, substance, material or waste, whether consisting of solid, liquid, gas or vapor, that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or subject to regulation, control or remediation under, any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material, lead paint, polychlorinated biphenyls (or PCBs), dioxins, hydrogen sulphide, arsenic, cadmium, lead, mercury, dibenzofurans, heavy metals, mold, mold spores and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all finance lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property Rights” means all rights throughout the world in, arising out of, or associated with any of the following: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (b) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”); (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (g) all Trademarks; and (h) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means all finished goods and goods for resale, all work in progress, all stores inventory, all parts and supplies, and all raw materials and consumables.

“Knowledge” means, as the case may be, the knowledge of (a) Stanley G. Bass or Denson N. Franklin III with respect to Parent or Merger Sub or (b) Ronnie Pruitt, John E. Kunz, Brian Mahavier or Paul M. Jolas with respect to the Company, in each case after reasonable inquiry.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Scheduled Licenses” means: (a) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use off-the-shelf technology made generally available on commercially reasonable terms, (b) Open Source Licenses, (c) confidentiality agreements (where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the examination and evaluation of confidential information) entered into in the ordinary course of business consistent with past practice, (d) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in the ordinary course of business consistent with past practice for the purpose of the counterparty’s provision of products or services to the Company or its Subsidiaries and that are customary for the product or service provided, (e) intellectual property assignment and confidentiality agreements with employees substantially in the form of the Company’s or its Subsidiaries’ then-current form of agreement as made available to Parent, and (f) agreements with suppliers (other than Material Supplier Agreements), in each case of this clause (f) that (i) are entered into in the ordinary course of business consistent with past practice and (ii) are not material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License, the MIT License or any other license that includes similar terms.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Permitted Liens” means any (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (c) Lien that is specifically disclosed in the Company SEC Documents as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or the notes thereto included in Company SEC Documents as of the date hereof, (d) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (e) with respect to real property, Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (f) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business at such real property, as presently conducted, or materially detract from the value of the real property, (g) Liens securing Indebtedness under the Company Credit Agreements and (h) Liens securing an indemnity obligation, surety bond or letter of credit with respect to obligations incurred by the Company and the Company Subsidiaries in the ordinary course of business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means any information that, alone or in combination with other information, identifies or could reasonably be used to identify an individual, and any other personal information the collection, use, storage, dissemination, processing or disposal of which is governed by Law.

“Privacy Legal Requirement” means all applicable Laws that pertain to privacy, the collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, privacy, processing, protection, sharing, breach or other use of Personal Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings (whether civil, criminal or administrative), in each case, by or before any Governmental Entity.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment.

“Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work, in each case in relation to environmental matters.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means each of the Company’s (i) 6.375% Senior Notes due 2024 (the “2024 Notes”) and (ii) 5.125% Senior Notes due 2029.

“Senior Notes Indentures” means each of (i) the Indenture, dated as of June 7, 2016, among the Company, as issuer, certain Company Subsidiaries, as subsidiary guarantors, and U.S. Bank National Association (“USB”), as trustee, as supplemented by Supplemental Indenture No. 1, dated as of October 12, 2016, among Valente Equipment Leasing Corp., USC-Jenna, LLC and USC-Kings, LLC, as new guarantors, the Company and USB, Supplemental Indenture No. 2, dated as of January 9, 2017, among the Company, the guarantors party thereto and USB, Supplemental Indenture No. 3, dated as of November 2, 2017, among NorCal Materials, Inc., as a new guarantor, the Company and USB, Supplemental Indenture No. 4, dated as of March 20, 2018, among Polaris Aggregates Inc., WMC IP, Inc. and WMC OP, LLC, as new guarantors, the Company and USB, Supplemental Indenture No. 5, dated as of June 22, 2018, among USC-Coram, LLC and USC-L&L, LLC, as new guarantors, the Company and USB, Supplemental Indenture No. 6, dated as of September 25, 2018, among USC-New York Payroll, LLC, as a new guarantor, the Company and USB, and Supplemental Indenture No. 7, dated as of April 16, 2020, among Coram Materials Corp, Miller Place Development LLC, A.B. of Sayville, Ltd., MLFF Realty Corp. and BSLH Realty Corp., as new guarantors, the Company and USB (such Indenture, as so supplemented and as may be further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “2024 Notes Indenture”) and (ii) the Indenture, dated as of September 23, 2020, among the Company, as issuer, certain Company Subsidiaries as subsidiary guarantors and U.S. Bank National Association, as trustee (as may be amended, amended and restated supplemented or otherwise modified in accordance with this Agreement, the “2029 Notes Indenture”).

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) made in writing, after the date hereof, by a third party (other than Parent and Merger Sub), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal is (a) reasonably likely to be completed on the terms proposed and (b) taking into account, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3, is more favorable to the Company Stockholders from a financial point of view than the Merger.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, wealth, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means an amount in cash equal to $50,000,000.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Section 1.2.    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement:

2024 Notes	Section 1.1
2024 Notes Indenture	Section 1.1
2029 Notes Indenture	Section 1.1
401(k) Termination Date	Section 7.7(c)
ABL Agreement	Section 1.1
ABL Amendment	Section 1.1
Agreement	Preamble
Antitrust Remedial Action	Section 7.2(a)
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
Collective Bargaining Agreements	Section 4.11(a)
Company	Preamble
Company Acquisition Agreement	Section 6.3(b)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Leases	Section 4.16(b)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Continuing Employees	Section 7.7(a)
Converted Shares	Section 3.1(b)
Copyrights	Section 1.1
Credit Facility Terminations	Section 7.14(a)
Delayed Draw Term Loan Agreement	Section 1.1
DGCL	Recitals
Discharge	Section 7.14(b)
Dissenting Shares	Section 3.3(a)
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(b)

Equity Award Consideration	Section 3.4(a)
Existing ABL Agreement	Section 1.1
Financing Entities	Section 1.1
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(e)
Leased Real Property	Section 4.16(b)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Shares	Section 3.1(c)
New Plans	Section 7.7(b)
OFAC	Section 4.9(e)
Old Plans	Section 7.7(b)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Governing Documents	Section 5.1
Parent Termination Fee	Section 9.2(c)
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
Payoff Letter	Section 7.14(a)
Proxy Statement	Section 7.12(a)
Real Property	Section 4.16(b)
Relevant Matters	Section 10.9(a)
Restricted Parties	Section 4.9(f)
Sarbanes-Oxley Act	Section 4.5(a)
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Term Loan B Credit Agreement	Section 1.1
Trade Secrets	Section 1.1
Transactions	Recitals
USB	Section 1.1
willful breach	Section 9.2(a)

ARTICLE II

THE MERGER

Section 2.1.    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2.    The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3.    Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4.    Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “U.S. Concrete, Inc.”

Section 2.5.    Officers and Directors of the Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1.    Treatment of Capital Stock.

(a)    Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, any Converted Shares and any Dissenting Shares) shall be automatically converted into the right to receive $74.00 in cash, without interest (the “Merger Consideration”), subject to the withholding tax provisions of Section 3.5. From and after the Effective Time, all such shares of Company Common Stock (other than any Cancelled Shares, any Converted Shares and any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(b)    Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that is, immediately prior to the Effective Time, owned or held in treasury by the Company or is owned by Parent or Merger Sub (collectively, the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) such that the ownership percentage of any such Subsidiary in the Surviving Company shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c)    Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d)    Adjustment to Merger Consideration. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number, type or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change. Nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement.

Section 3.2.    Payment for Securities; Surrender of Certificates.

(a)    Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”), the identity and terms of appointment of which shall be reasonably acceptable to the Company. The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration (the “Payment Fund”), in each case, for the sole benefit of the holders of Company Common Stock; provided that, notwithstanding anything herein to the contrary, no such deposits shall be required to be made with respect to any Dissenting Shares. In the event the Payment Fund shall be insufficient (other than as a result of payment of the Merger Consideration in accordance with this Agreement) to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of the Payment Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(b)    Procedures for Surrender.

(i)    Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate whose shares of Company Common Stock represented by such Certificate were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii)    Book-Entry Shares. Any holder of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares whose shares of Company Common Stock represented by such Book-Entry Shares were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Until payment is made with respect thereto as contemplated by this Section 3.2(b), each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(iii)    No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable hereunder upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in Section 3.1(a) shall, as of the Effective Time, no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than only the right to receive, upon surrender of such Certificates or exchange of such Book-Entry Shares in accordance with Section 3.2, the Merger Consideration. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1(a).

Section 3.3.    Dissenter’s Rights.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Converted Shares) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the state of Delaware with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Shares, as the case may be.

(b)    The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4.    Treatment of Company Equity Awards.

(a)    At the Effective Time, pursuant to the applicable Company Stock Plan, by virtue of the Merger and without any further action on the part of the holder, each Company RSU Award that is outstanding and unvested immediately prior to the Effective Time shall become vested and, with respect to each share of Company Stock underlying such vested Company RSU Award settled in cash, without interest, in an amount equal to the Merger Consideration (the “Equity Award Consideration”). For purposes of the immediately preceding sentence, the number of shares of Company Stock subject to any portion of any Company RSU Award that vests based on achievement of pre-established performance criteria that will be settled in cash will be determined in accordance with the terms of the applicable Company RSU Award agreement and, to the extent applicable, any other written agreement between the Company and the holder of the Company RSU Award.

(b)    The Surviving Company shall, and Parent shall cause the Surviving Company to, pay the Equity Award Consideration (and, in accordance with the terms of the applicable Company RSU Award) to each holder of a Company RSU Award entitled to the Equity Award Consideration, in each case, subject to applicable withholdings pursuant to Section 3.5, if such holder was awarded the Company RSU Award as an employee of the Company or any of the Company Subsidiaries, through the payroll of the Surviving Company or any of the Company Subsidiaries, as applicable, as soon as practicable following the Effective Time (but in any event not later than five (5) business days after the Effective Time) and if such holder was not awarded the Company RSU Award as an employee of any Company or any of the Company Subsidiaries, then Parent shall cause the Paying Agent to make such applicable payment within five (5) Business Days following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU Award if required in order to comply with Section 409A of the Code.

(c)    Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 3.4.

Section 3.5.    Withholding. Each of the Company, Parent, Merger Sub, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after December 31, 2019 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections) or (y) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 4.1.    Qualification, Organization, Subsidiaries, etc.

(a)    The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for any such failures to have such power and authority or to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is in compliance in all material respects with the Company Governing Documents.

(b)    Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each in effect as of the date hereof. Each such certificate of incorporation and bylaws, or equivalent organizational or governing documents, is in full force and effect and none of the Company Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary. Other than the Company Debt Instruments, there are no outstanding obligations of the Company or of any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary. Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (1) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (2) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person and (3) the type of and percentage of interest held by any Person (and the name of such other Person) other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person (and the name of such other Person).

Section 4.2.    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of June 3, 2021 (the “Company Capitalization Date”), (i) (A) 17,093,820 shares of Company Common Stock were issued and outstanding, (B) 1,486,256 shares of Company Common Stock were held in the Company’s treasury, and (C) Company RSU Awards covering (1) 430,621 shares of Company Common Stock with no performance criteria, (2) 143,644 shares of Company Common Stock assuming maximum performance, were outstanding; (ii) 482,086 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of capital stock of the Company are held by any of the Company Subsidiaries. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)    As of the date hereof, except (x) as set forth in Section 4.2(a) and (y) for the shares of Company Common Stock that have become outstanding after the Company Capitalization Date and prior to the date hereof as a result of issuances of shares of Company Common Stock pursuant to the vesting or settlement, as applicable, of Company Equity Awards outstanding as of the Company Capitalization Date (and set forth in Section 4.2(a)(ii) and issued in accordance with the terms of such Company Equity Award and the applicable Company Equity Plan as in effect as of the date hereof): (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company.

(c)    Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d)    There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of,

(3) containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.

Section 4.3.    Corporate Authority.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for (x) the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders’ Meeting (which may be a virtual meeting) (the “Company Stockholder Approval”) and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof by the Company will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.    SEC Reports and Financial Statements.

(a)    Since January 1, 2019, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any schedule, form, report, statement, prospectus, registration statement or other document with the SEC. As of the date of this Agreement, to the Company’s Knowledge, there have not been any material complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received since January 1, 2019 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)    Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6.    Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2019 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2019, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7.    No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2021 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since March 31, 2021 (other than any liability for any breaches of Contracts), (c) as expressly required by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.    Absence of Certain Changes or Events.

(a)    From March 31, 2021 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From March 31, 2021 through the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 6.1(b) (other than clauses (v), (vi), (xi), (xiii) (but only with respect to settlements), (xv), (xviii) or (xxiv) of Section 6.1(b) (in the case of clause (xxiv) of Section 6.1(b), solely to the extent relating to any of the foregoing clauses of Section 6.1(b))).

Section 4.9.    Compliance with Law; Permits.

(a)    The Company and each Company Subsidiary are and have been since April 1, 2017 in compliance with and not in default under or in violation of any Laws (including Environmental Laws, employee benefits and labor Laws, other than with respect to any Multiemployer Plan) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and the Company Subsidiaries are and have been since January 1, 2019 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since April 1, 2018, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)    Since April 1, 2017, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company has established and maintains compliance programs and reasonable internal controls and procedures appropriate to satisfy, in all material respects, the requirements of applicable Anti-Corruption Laws.

(e)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since April 1, 2018, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since April 1, 2018, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f)    Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (i) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (ii) has, since April 1, 2018, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, since April 1, 2018, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since April 1, 2018, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g)    The Company is in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ.

Section 4.10.    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. With respect to each material Company Benefit Plan (other than any Multiemployer Plan), the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation and (iv) all material filings and correspondence with any Governmental Entity.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans (other than any Multiemployer Plan) has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder and (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. As of the date hereof, to the Company’s Knowledge, there are no pending, or threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full. Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d)    Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under “common control” (within the meaning of Section 4063 of ERISA).

(e)    Except as set forth on Section 4.10(e) of the Company Disclosure Letter, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)    Each Company Benefit Plan (other than any Multiemployer Plan) that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been made available to Parent.

(g)    Except as set forth on Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)    No Company Benefit Plan is a defined benefit plan.

(j)    Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(k)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11.    Labor Matters.

(a)    Section 4.11(a) of the Company Disclosure Letter sets forth each union, works council or other collective labor arrangement or Contract of the Company and Company Subsidiaries (the “Collective Bargaining Agreements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a labor dispute, strike or work stoppage and to the Company’s Knowledge, none is threatened. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)    The Company and each Company Subsidiary are and have been since April 1, 2018 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, immigration, employment discrimination, disability rights and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not resulted and would not reasonably be expected to result in a Company Material Adverse Effect.

(c)    To the Company’s Knowledge, no allegations of sexual harassment have been made against employee or former employee or other service provider of the Company or any of the Company Subsidiaries, except as has not resulted or would not be expected to result in a material liability. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has been involved in any litigations or other proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or misconduct by any employee or former employee or other service provider of the Company or any of the Company Subsidiaries, except as has not resulted and would not be expected to result in a Company Material Adverse Effect.

Section 4.12.    Tax Matters.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves in accordance with GAAP for Taxes of the Company or any Company Subsidiary as of the date thereof.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)    There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment), except, in each case, solely with respect to any such claim, litigation, audit, examination, investigation, other proceeding or deficiency arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Neither the Company nor any Company Subsidiary has waived or extended (except in either case in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding) any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired.

(f)    Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)    None of the Company or any Company Subsidiary (i) is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h)    There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than statutory Liens for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP are reflected on the financial statements of the Company and the Company Subsidiaries.

(i)    Within the last three (3) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax of such type by, or required to file Tax Returns with respect to material Taxes of such type in, such jurisdiction. Neither the Company nor any Company Subsidiary is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction.

(j)    Section 4.12(j) of the Company Disclosure Letter sets forth any material effective Tax exemptions, Tax holidays or Tax incentive arrangements to which the Company or any Company Subsidiary is a party. The Company and the Company Subsidiaries are in compliance, in all material respects, with the requirements of any such Tax exemptions, Tax holidays, or Tax incentive arrangements.

(k)    Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(l)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(m)    Neither the Company nor any Company Subsidiary has any material liability to make installment payments under Section 965(h)(1) of the Code.

Section 4.13.    Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected (x) to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole or (y) to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 4.14.    Intellectual Property.

(a)    Section 4.14(a) of the Company Disclosure Letter lists for each item of Company Registered Intellectual Property: (i) the application or registration number, title, owners or registrants, and the jurisdiction of filing or application; and (ii) the status of such item. All necessary documents and certificates currently due for filing as of the date hereof in connection with any such Company Registered Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(b)    Each item of Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, is not invalid or unenforceable. No Proceeding to which the Company or one of its Subsidiaries is a party (other than office actions in connection with the application for, or prosecution of, any Company Registered Intellectual Property) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property or other material Company Intellectual Property Rights.

(c)    Other than Company Intellectual Property Rights that are exclusively licensed to the Company, the Company exclusively owns all Company Intellectual Property Rights free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all such Company Intellectual Property Rights are, and immediately following the Closing will be, fully transferable, alienable and licensable by the Surviving Company or Parent without restriction and without material payment of any kind to any third Person. Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person ownership interest, including any joint ownership interest, or any exclusive rights in, any Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)    No Proceedings are pending, and, to the Company’s Knowledge, no Proceeding is threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and the Company Subsidiaries, as conducted at any time on or after January 1, 2019, has not infringed, violated, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices, (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights and (iii) since January 1, 2019, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(e)    The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Company Trade Secrets, except (i) where Company or a Company Subsidiary has made a reasonable business decision to no longer maintain a particular item of information or technology as a Trade Secret, or (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2019, to the Company’s Knowledge, there has been no unauthorized disclosure or use of, or access to, Company technology, information or materials that the Company maintains or intended to maintain as a Trade Secret except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.15.    Privacy and Data Protection.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have at all times complied, and presently comply with all applicable Privacy Legal Requirements, and their own privacy policies, terms of use and contractual obligations, (ii) the Company and its Subsidiaries have taken appropriate actions (including reasonable and appropriate administrative, technical and physical safeguards) to protect Personal Information in their possession or under their control against unauthorized or unlawful access, use, modification, disclosure or other misuse, and (iii) the Company and each of the Company Subsidiaries have entered into written agreements with all third-party service providers, outsourcers, processors or other Persons who process, store or otherwise handle Personal Information for or on behalf of the business of the Company or any of the Company Subsidiaries that obligate such Persons to comply with all applicable Privacy Legal Requirements and to take steps to protect and secure Personal Information from loss, theft, misuse or unauthorized use, access, modification or disclosure.

(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) since April 1, 2018, neither the Company nor any of the Company Subsidiaries has received any written notice from any applicable Governmental Entity alleging a violation of any Privacy Legal Requirements by the Company or any of the Company Subsidiaries, nor has the Company or any Company Subsidiary been threatened in writing to be charged with any such violation by any Governmental Entity; and (ii) to the Knowledge of the Company, since January 1, 2019, there has been no unauthorized use, access, disclosure, or other security incident of or involving Personal Information collected, used in connection with or under the control of the business of the Company or any of the Company Subsidiaries.

(c)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in place incident response and disaster recovery plans, procedures and facilities that satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company, and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries are in compliance therewith.

Section 4.16.    Real Property; Assets.

(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property.

(b)    Section 4.16(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property leased or subleased by the Company or any Company Subsidiary (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any Leased Real Property(“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Real Property is properly zoned for their present use under applicable zoning ordinances, and there are no pending or, to the Knowledge of the Company, threatened Proceedings which could result in a modification or termination of such zoning. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proven and probable aggregates reserves located at the Real Property are within zoning classifications that permit the quarrying, processing, distribution and sale of such materials, subject to applicable setback and other conditions under such zoning classifications. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has received any written notice (i) alleging noncompliance by with any applicable building, zoning, land use or other similar Laws and other requirements with respect to any Real Property, (ii) alleging non-conforming uses, zoning or building code variances or any other use restrictions with respect to any Real Property, (iii) regarding any pending or contemplated rezoning proceeding affecting any Real Property or (iv) regarding any pending or contemplated proceeding or public improvement that could result in the levy of any special Tax or assessment against any Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all of the Real Property is in compliance with all applicable building, zoning, land use and other similar Laws.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17.    Material Contracts.

(a)    Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case, as of the date hereof, other than any Company Benefit Plans (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i)    each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)    any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iii)    each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $3,000,000, in each case, excluding any (x) post-closing retention payments or equity awards, and (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements;

(iv)    each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods and products and off-the-shelf technology and for the avoidance of doubt, excluding concrete and aggregates) after the date hereof with consideration of more than $3,000,000;

(v)    any settlement or similar Contract with a Governmental Entity, other than those relating to any Governmental Entity in its capacity as a customer of the Company or any of its Subsidiaries;

(vi)    except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(vii)    each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $3,000,000 in the 12-months ended March 31, 2021, or is obligated to pay or entitled to receive payments in excess of $3,000,000 in the twelve (12)-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers or vendors of the Company or any of its Subsidiaries, (C) Company Leases and (D) Contracts otherwise described in any other subsection of this Section 4.17(a);

(viii)    each Contract that is (A) a Material Customer Agreement, (B) a Material Supplier Agreement, or (C) with a Governmental Entity, providing for or contemplating payments of more than $5,000,000 over the life of such Contract;

(ix)    except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(x)    each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements, in each case, that are binding on and material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xi)    each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $3,000,000 other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(xii)    each Contract pursuant to which the Company or any Company Subsidiary (A) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights, or (B) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under, any Person’s Intellectual Property Rights that, in the case of each of clauses (A) and (B) above, is, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and is not a Non-Scheduled License;

(xiii)    each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xiv)    each Company Lease involving annual lease payments in excess of $3,000,000;

(xv)    any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b)    True and complete copies of each Material Contract in effect as of the date hereof have been publicly filed with the SEC on or after January 1, 2020 and prior to the date hereof or have been made available to Parent. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.

Section 4.18.    Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are, and since April 1, 2017 have been, in compliance with all applicable Environmental Laws; (b) none of the Real Property is contaminated with or has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process, any Hazardous Substance; (c) neither the Company nor any Company Subsidiary has treated or disposed of, or arranged for the treatment or disposal of, any Hazardous Substances at any location except in compliance with all Environmental Laws, and no such location is (i) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity, (ii) to the Knowledge of the Company, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal or state lists or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any Proceeding against the Company or the Company Subsidiaries; (d) no facility now or, to the Knowledge of the Company, was previously owned, operated or leased by the Company or any Company Subsidiaries is on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action; (e) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law, the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations and such permits, licenses and other authorizations remain valid and in good standing on the date hereof and will be valid and in good standing on the Closing Date; (f) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has caused or permitted a Release at, in, on, under or from any Real Property or other properties in such a manner as would reasonably be expected to (x) give rise to any liability to the Company or any Company Subsidiary or (y) result in the imposition of a Lien on or the expropriation of any Real Property or any of the assets of the Company or any Company Subsidiary; (g) no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary (including liability relating to the restoration, remediation or rehabilitation of land, water or any other part of the Environment; mine closure, reclamation, remediation or other post-operational requirements; or non-compliance with Environmental Laws).

Section 4.19.    Customers; Suppliers.

(a)    Section 4.19(a) of the Company Disclosure Letter sets forth a list of the customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary pursuant to which the Company or any Company Subsidiary received revenue for the twelve-month period ended March 31, 2021 in excess of $5,000,000 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b)    Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $5,000,000 during the twelve-month period ended March 31, 2021 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate, modify or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.20.    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current, insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21.    Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of Parent or Merger Sub.

Section 4.22.    Opinion of Financial Advisor. The Company Board of Directors has received opinions of Evercore Group L.L.C. and BNP Paribas Securities Corp., to the effect that, as of the date of such opinions and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than Parent and its affiliates. A written copy of such opinions will be provided to Parent for informational purposes only promptly following the date of this Agreement.

Section 4.23.    State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.8, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement in effect.

Section 4.24.    Inventory. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Inventory is of a quality and quantity salable and usable in the ordinary course of business; (b) no previously sold Inventory is subject to refunds materially in excess of that historically experienced by the Company or the Company Subsidiaries; (c) except for Inventory in transit to the Real Property, as of the date hereof each of the Inventory is located at the Real Property; (d) neither the Company nor any Company Subsidiary has received any notice of, any pending or threatened investigation or regulatory action by any Governmental Entity involving any of the Inventory; and (e) the Inventory, on a product-by-product basis, is of a quantity and availability sufficient to meet the historical requirements, and known future requirements, of the customers of the Company and the Company Subsidiaries in the ordinary course of business, taking into account seasonal variations in demand. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all specification material included in the Inventory conforms to all applicable specifications or standards and to the Knowledge of the Company, since March 31, 2021, there has been no claim, written or oral, that the material produced by the Company has failed to meet applicable specifications or has been defective in any manner.

Section 4.25.    Related Party Transactions. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.

Section 4.26.    Finders and Brokers. Other than Evercore Group L.L.C. and BNP Paribas Securities Corp., neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or a result of the consummation of the Merger or any of the other Transactions.

Section 4.27.    COVID-19. Except as set forth on Section 4.27 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has applied for or received any grant, loan, forbearance or other type of relief established by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) or other federal, state, local or foreign Law in connection with COVID-19. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have (a) taken such actions as are reasonably necessary to protect the health and safety of the Company’s and the Company Subsidiaries’ employees and other individuals having business dealings with the Company or the Company Subsidiaries in response to COVID-19, including the implementation of policies and procedures to enable remote working environments for employees of the Company and the Company Subsidiaries, and (b) complied with all Laws related to COVID-19 that are applicable to the Company and the Company Subsidiaries, including “shelter in place,” “essential business” and similar Laws.

Section 4.28.    No Other Representations. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article  V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in any forms, statements, documents or reports filed or furnished by the Parent with the SEC on or after December 31, 2019 and publicly available at least one (1) business day prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 5.1.    Qualification, Organization, etc. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent (a) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the Transactions, including the Merger, prior to the Outside Date. Merger Sub is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is in compliance in all material respects with the Parent Governing Documents.

Section 5.2.    Corporate Authority.

(a)    Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this

Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 5.3.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vi) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 5.3(a), the consummation of the Transactions and compliance with the provisions hereof by Parent and Merger Sub will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 5.4.    Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date. As of the date hereof, there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 5.5.    Information Supplied. The information relating to Parent and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 5.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of the Company.

Section 5.6.    Sufficiency of Funds. Parent and Merger Sub will have, at the Effective Time, sufficient funds for Parent and Merger Sub to consummate the Transactions contemplated hereby and make all cash payments contemplated to be made by them under this Agreement in connection with the Merger and the other Transactions, including payment of all amounts required to be paid pursuant to Article III, and to pay all related fees and expenses.

Section 5.7.    Finders and Brokers. Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon or as a result of the consummation of the Merger or any of the other Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.8.    Stock Ownership. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.23, Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.9.    No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.10.    No Other Representation. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties contained in Article IV, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1.    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i)    amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice;

(iii)    enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

(iv)    split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than repurchases of Company Common Stock in satisfaction of applicable Tax withholdings or upon the payment of the exercise price upon the exercise or vesting of any Company Equity Award outstanding as of the date hereof and in accordance with the terms thereof), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

(v)    except in connection with the pledge of equity interests pursuant to the Company Credit Agreements, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than issuances of Company Common Stock in respect of the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms;

(vi)    except as required by applicable Law or any Company Benefit Plan or other Material Contract as in existence as of the date hereof and made available to Parent prior to the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, other than annual merit-based increases in base salary in the ordinary course of business consistent with past practice that do not exceed 3% of the aggregate annual cost of all employee annual base salaries and wage rates in effect as of the date hereof; (B) grant, pay or award, or commit to grant, pay or award, any severance, termination pay, change in control payments, bonuses, retention or incentive compensation to any of its current or former directors, executive officers or employees; (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, other than amendments to employee welfare benefit plans or collective bargaining agreements in the ordinary course of business that do not materially increase the annual cost or annual expense (relative to the 2020 annual cost or expense) of maintaining such employee welfare benefit plan or collective bargaining agreement; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan (including any grantor trust or similar funding arrangement); (E) terminate the employment of any employee earning in excess of $85.000, other than for cause; or (F) hire any new employees with a base salary in excess of $85,000, other than replacing any such employees in the ordinary course of business consistent with past practice (it being understood that such replacement employee’s compensation and benefits shall be (I) limited to cash compensation only and (II) otherwise consistent in all material respects with the compensation and benefits of such replaced employee);

(vii)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (B) with respect to clause (y) only, capital expenditures permitted by Section 6.1(b)(xii);

(viii)    liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization, or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, in each case that do not involve the transfer of funds between the United States of America and another jurisdiction, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice and (C) extensions of credit to customers in the ordinary course of business consistent with past practice;

(x)    sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries), except (A) dispositions of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (B) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business consistent with past practice, (C) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property Rights in the ordinary course of business consistent with past practice, (D) pursuant to the exercise of creditor rights under any Contract providing for outstanding Indebtedness (so long as the Company and its Subsidiaries have used reasonable best efforts to exhaust all other avenues of relief), and (E) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(xi)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (B) materially modify, materially amend or extend any Material Contract, (C) terminate any Material Contract, (D) waive or release any material rights or claims under any Material Contract or (E) assign any material rights or claims under any Material Contract, other than (w) in the case of clauses (A) and (B), solely with respect to the types of Contracts described in clauses (viii) and (xiv) of the definition of Material Contract, in the ordinary course of business consistent with past practice, (x) in the case of clause (D), in the ordinary course of business consistent with past practices (so long as such waiver or release is not material to the Company and the Company Subsidiaries, taken as whole); provided, that any actions of a nature contemplated by and to the extent permitted by this Section 6.1(b) shall not require approval under this clause (xi) for any types of Contracts described in clause (xii) below, (y) in the case of clauses (A) and (B), the ABL Amendment and the Term Loan B Credit Agreement, and (z) in the case of clause (C), the Delayed Draw Term Loan Agreement and the 2024 Notes Indenture.

(xii)    make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for (A) capital expenditures contemplated by and consistent with the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 6.1(b)(xii) of the Company Disclosure Letter or (B) capital expenditures not to exceed $5,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

(xiii)    compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings: that (x) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $500,000 and for all such compromises or settlements that is, in the aggregate, less than $5,000,000, (B) does not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors and (C) do not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xvii) below);

(xiv)    make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries, or applicable Law;

(xv)    enter into or amend any collective bargaining agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except (A) as required by applicable Law, (B) so long as any such entry or amendment does not materially increase the aggregate annual cost of any such agreement or (C) otherwise in the ordinary course of business;

(xvi)    implement any plant closings;

(xvii)    make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, request any material ruling from any Governmental Entity with respect to Taxes, or, except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii)    redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) guarantees by the Company of Indebtedness of wholly owned Company Subsidiaries or guarantees by wholly owned Company Subsidiaries of Indebtedness of the Company or any other wholly owned Company Subsidiary in the ordinary course of business consistent with past practice, which Indebtedness is incurred prior to the date of this Agreement or otherwise in compliance with this clause (xviii), (C) the incurrence of Indebtedness consisting of revolving loans borrowed under the ABL Agreement that would increase the aggregate principal amount outstanding thereunder to an amount that exceeds the amount outstanding thereunder as of the date hereof by more than $40,000,000, (D) the entry into the Term Loan B Credit Agreement and the borrowing of the term loan contemplated therein, (E) the termination of commitments under the Delayed Draw Term Loan Agreement, (F) entry into the ABL Amendment, and (G) the Discharge of the 2024 Notes and the 2024 Notes Indenture, including the payment of any required premiums in connection therewith;

(xix)    enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who, to the Knowledge of the Company beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xx)    cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, other than in the ordinary course of business, consistent with past practice, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xxi)    (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $3,000,000, (B) materially modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property, or any interest therein or part thereof (other than any Permitted Liens) or (D) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (D), other than in the ordinary course of business consistent with past practice;

(xxii)    voluntarily terminate, materially modify or waive in any material respect any material right under any material Company Permit;

(xxiii)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement; or

(xxiv)    agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.    Notification of Certain Matters. The Company shall give prompt written notice to Parent and Parent shall give prompt written notice to the Company: (i) of any written notice or other material communication from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiaries or affiliates or otherwise relating to, involving or affecting such party, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VIII.

Section 6.3.    Solicitation.

(a)    From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could be reasonably expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding or furnish to any Person any information relating to the Company or any Company Subsidiary in each case, in connection with, an Acquisition Proposal, other than to state that the Company and their Representatives are prohibited hereunder from engaging in any discussions or negotiations. The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s Subsidiaries to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or is reasonably expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and, in any event, within three (3) business days following the date hereof) the Company shall (A) request in writing that each Person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal within eighteen (18) months prior to the date hereof promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, unless such request had been made by or on behalf of the Company prior to the execution and delivery of this Agreement and no information was provided by or on behalf of the Company to such Person or its Representatives following such request, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall, and shall cause its Subsidiaries to, enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would be reasonably likely to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.3(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s other affiliates or by any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices expressly required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation, so long as such notices are delivered privately to Parent and would not reasonably be expected to require public disclosure thereof.

(b)    Except as otherwise provided in this Section 6.3, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the

Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly: (i) adopt, approve, publicly endorse or publicly recommend or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company or the Company Board of Directors do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable ten (10) business day period being replaced with three (3) business days), (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (vi) commit or agree to do any of the foregoing (any act described in clauses (i), (ii), (iii), (iv) or (v) or (vi) (to the extent related to the foregoing clauses (i), (ii), (iii), (iv) or (v)), a “Change of Recommendation”).

(c)    Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3(a), which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish information (including nonpublic information) with respect to the Company to the Person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing any nonpublic information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such nonpublic information is provided or made available to such Person or its Representatives, any information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives) with respect to such Acquisition Proposal.

(d)    The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s Subsidiaries, or its or their respective Representatives, of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make any an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms and of any material developments, discussions or negotiations regarding any such Acquisition Proposal and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which shall include any proposals or offers) relating thereto that is exchanged between the Person or group of Persons making such Acquisition Proposal (or their Representatives) and the Company (or its Representatives) within twenty-four (24) hours after the receipt or delivery thereof and keep Parent reasonably informed on a prompt and timely basis as to the nature of any nonpublic information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(c). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(e)    Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(b)(ii), Section 6.3(b)(iv) or Section 6.3(b)(vi) (to the extent related to Section 6.3(b)(ii) or Section 6.3(b)(iv))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation or cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g), in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a material breach of Section 6.3(a) and that the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal), but only if, in each case, the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds or does not meet or exceed internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or in any industry or industries in which the Company and the Company Subsidiaries operate, (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof or (E) any changes relating to Parent or its Subsidiaries.

(f)    Prior to the Company taking any action permitted (i) under Section 6.3(e)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(e)(ii), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) business day period the Company Board of Directors again makes all of the required determinations under Section 6.3(e)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(f)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal or a change to any conditions), the Company shall comply again with Section 6.3(f)(ii), with references to the applicable four (4) business day period being replaced by two (2) business days.

(g)    Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable laws, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(g) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1.    Access; Confidentiality.

(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning or possible divestitures of assets or businesses). Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form. Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Without limiting the foregoing, the Company also agrees to provide reasonable cooperation prior to the Closing to Parent in the event Parent desires to divest any businesses or assets of the Company in the event the Closing occurs, and, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company will, at Parent’s request, permit potential purchasers of such assets or businesses (and their representatives) to receive information about such assets or businesses so long as they are or become subject to customary non-disclosure agreements; provided that (i) any such transaction is conditioned upon and shall not be completed until, the consummation of the Merger; and (ii) that Parent shall reimburse the Company and its Subsidiaries for their reasonable and documented out-of-pocket expenses incurred in connection with the negotiation of each such agreement.

(b)    Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 7.2.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as promptly as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Merger, as promptly as practicable after the date hereof, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 7.2 shall include: (i) the defense through litigation on the merits of any claim asserted in any court, agency or other Proceeding by any Person (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the Merger; (ii) agreeing or committing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of Parent, the Company and their respective Subsidiaries subsequent to the Effective Time and (iii) agreeing or committing to license, hold separate or enter into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby (each of clause (i), (ii), or (iii), an “Antitrust Remedial Action”), provided, however, that nothing in this Agreement shall require Parent to agree or commit to, and the Company may not agree or commit to, any Antitrust Remedial Action with respect to the assets or businesses described in Section 7.2(a) of the Company Disclosure Letter. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (B) make all other required or advisable filings as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws and, subject to the terms and conditions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Antitrust Laws.

(b)    Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, other applicable Governmental Entity, other Person or applicable Law, give the other Party the opportunity to attend and participate in any meetings, telephone calls or videoconferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Outside Counsel Only Material.” Without limiting Parent’s cooperation obligations described in Section 7.2(a) and this Section 7.2(b) (including, for the avoidance of doubt, Parent’s obligation to use reasonable best efforts to take all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof), Parent will control the ultimate strategy for securing approvals and expiration of relevant waiting periods under the Antitrust Laws, including any filings, submissions and communications with or to any Governmental Entity in connection therewith, and taking into account in good faith any comments of, the Company or its Representatives relating to such strategy.

(c)    In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts that are necessary or desirable for the consummation of the Transactions. The Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Contracts in the event Parent requests, in writing, the Company to do so; provided, however, each of the parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to the consummation of the Transactions, including the Merger.

Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Effective Time).

Section 7.3.    Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3. Notwithstanding anything to the contrary, the obligations set forth in this Section 7.3 shall not apply to any communication regarding an Acquisition Proposal or a Change of Recommendation.

Section 7.4.    D&O Insurance and Indemnification.

(a)    For six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and made available to Parent. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and made available to Parent shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective

Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c)    At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing Date with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d)    In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5.    Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to this Agreement or any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions.

Section 7.6.    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 7.7.    Employee Matters.

(a)    Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or any Company Subsidiary (other than any employee who is covered by a Collective Bargaining Agreement) who continues to be employed by Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) base salary or wages and target cash incentive compensation opportunities, in the aggregate, that are no less favorable than the base salary or wages and target cash incentive compensation opportunities, in the aggregate, in effect for such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits upon any involuntary termination of employment that are no less favorable than severance benefits that would have been provided to such Continuing Employee pursuant to the Company Benefit Plan identified as such in Section 4.10(a) of the Company Disclosure Letter upon an involuntary termination of employment immediately prior to the Effective Time and (iii) employee benefits (other than any defined benefit pension or post-retirement welfare benefits) that are no less favorable, in the aggregate, than as in effect for Continuing Employees immediately prior to the Effective Time or as in effect for similarly situated employees of Parent and its Subsidiaries during such 12-month period.

(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time (including, for avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Effective Time); provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    If, at least twenty (20) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least one (1) business day prior to the day on which the Effective Time occurs; provided that prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review (and the Company shall consider any of Parent’s comments in good faith). If the Company 401(k) plan is terminated pursuant to this Section 7.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

(d)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any collective bargaining agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.    Rule  16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9.    Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any Company Stockholder or purported Company Stockholder against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation as may reasonably be requested). The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10.    Delisting and Deregistration. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Exchange Act and terminate the registration of any other securities of the Company under the Exchange Act or Securities Act (as applicable); provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 7.11.    Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12.    Proxy Statement; Company Stockholders’ Meeting.

(a)    As promptly as reasonably practicable, and no later than twenty (20) business days, following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 6.3(e), the Company and the Board of Directors shall include the Company Board Recommendation in the proxy statement to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Company Stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed to the Company Stockholders as promptly as practicable, and in no event more than five (5) business days, after the later of (x) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (y) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing (or correcting) such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.

(b)    Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable, and in no event more than thirty-five (35) days after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which the Company learns the SEC has no further comments on the Proxy Statement, duly call, give notice of, convene (on a date which shall be selected in reasonable consultation with Parent) and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company shall submit such proposal to obtain the Company Stockholder Approval to the Company Stockholders at the Company Stockholders’ Meeting and shall not submit any other proposals to its stockholders in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders’ Meeting) without the prior written consent of Parent. The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent. Unless the Company has effected a Change of Recommendation in accordance with Section 6.3(e), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Within five (5) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) business days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then, unless the Company Board of Directors has effected a Change of Recommendation, on no more than two occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) the Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the Company Stockholders for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the Company Stockholders.

Section 7.13.    Financing Cooperation.

(a)    Financing Cooperation. Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide customary cooperation and information that is reasonably requested by Parent or Merger Sub in connection with the Financing, including:

(i)    assisting Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Financing, including designating whether any information provided to Parent constitutes material non-public information;

(ii)    furnishing to the Financing Parties customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation that such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or their respective securities;

(iii)    reasonably cooperating with any diligence reasonably requested by Parent or the Financing Parties, including participating in a reasonable number of due diligence sessions, and cooperating with the marketing efforts of Parent, in each case, in connection with any Financing; and

(iv)    reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Financing.

(b)    Financing Cooperation Qualifications. Notwithstanding anything to the contrary in this Section 7.13 and Section 7.14, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.13 or Section 7.14:

(i)    be required to incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or promptly reimbursed or simultaneously provided indemnification reasonably acceptable to the Company;

(ii)    be required to cause any Representative of the Company or any Company Subsidiary to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii)    be required to waive or amend any terms of this Agreement;

(iv)    be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such Material Contract or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any Company Subsidiary does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld);

(v)    be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters or as set forth in or required in connection with the cooperation contemplated by Section 7.14), including any credit or other agreements, guarantees, pledge or security documents or certificates or any amendments or modifications thereof in connection with the Financing, in each case, that would be effective prior to the Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters or as set forth in or required in connection with the cooperation contemplated by Section 7.14);

(vi)    be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time or deliver any notice of prepayment, redemption or termination or reduction of commitments or any similar notice that does not provide that such prepayment, redemption, termination or reduction is conditioned upon the occurrence of the Closing(except as set forth in or required in connection with the cooperation contemplated by Section 7.14);

(vii)    be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents any Material Contract or any applicable Law;

(viii)    be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiary or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any Company Subsidiary taking such action);

(ix)    be required to cooperate to the extent that such cooperation would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, taken as a whole; or

(x)    be required to prepare any pro forma financial statements or other pro forma financial information, to provide any financial statements that are not publicly available, to provide any other financial information not reasonably available to the Company, or to cause the Company’s independent auditors to provide any “comfort letter” or otherwise to provide cooperation in connection with the Financing.

(c)    Confidentiality. All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to Section 7.13(a) or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the

Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.

(d)    Use of Logos. The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries, and the Company is provided an opportunity to review such uses prior thereto.

(e)    Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.13 or Section 7.14, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.

(f)    Indemnification. The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by Section 7.14, other than (A) to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing or (B) if this Agreement is terminated by Parent pursuant to Section 9.1(c).

(g)    No Financing Condition. Each of Parent and Merger Sub hereby acknowledges and agrees that obtaining the Financing is not a condition to the Merger, and that if the Financing is not obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Merger.

Section 7.14.    Treatment of Company Indebtedness.

(a)    Credit Agreements. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under each of the Company Credit Agreements, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to deliver to Parent at least two (2) business days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), executed payoff letters, in each case, with respect to each of the Company Credit Agreements (each, a “Payoff Letter”) and all related release documentation, in each case, in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under each Company Credit Agreement.

(b)    Senior Notes. Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, as applicable, (i) deliver to the trustee under each Senior Notes Indenture at or prior to the Effective Time, a notice of optional redemption for up to all of the outstanding aggregate principal amount of any series of Senior Notes outstanding and identified by Parent, pursuant to the redemption provisions of the applicable Senior Notes Indenture and the Senior Notes and (ii) provide assistance reasonably requested by Parent to facilitate the redemption of the related Senior Notes Indenture identified by Parent and the satisfaction and discharge of any series of Senior Notes identified by Parent at the Effective Time pursuant to the redemption and satisfaction and discharge provisions, respectively, and other applicable provisions of the applicable Senior Notes Indenture (each, a “Discharge”) and, in each case, take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officers’ certificates and legal opinions, respectively, to the trustee under the applicable Senior Notes Indenture, to the extent such certificates and opinions are required thereby or reasonably requested by the applicable trustee. The Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document and the Company shall include any proposed changes thereon that Parent reasonably requests. Notwithstanding anything herein to the contrary, in no event shall this Section 7.14(b) require the Company or any of the Company Subsidiaries to cause any Discharge to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the trustee under the Senior Notes Indentures funds (or Parent has directed the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) sufficient to effect any such Discharge in compliance with the provisions of such applicable Senior Notes Indenture.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c)    Antitrust Clearance. The applicable waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

Section 8.2.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in the first and final sentences of Section 4.1(a), the first sentence of Section 4.1(c), Section 4.2(c), Section 4.2(d) (other than the second sentence thereof), Section 4.3, Section 4.22, Section 4.23 and Section 4.26 shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b), shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Section 4.8(a) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)    No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)    Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3.    Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any qualification as to materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

(b)    Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)    Parent Officers’ Certificate. The Company shall have received from the Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1.    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of Parent and the Company;

(b)    by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, and in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)    by Parent, in the event that (i) neither Parent nor Merger Sub is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent or Merger Sub of such breach, failure to perform, violation or inaccuracy;

(d)    by either Parent or the Company, in the event that the Effective Time has not occurred on or before the date that is nine (9) months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder by a period of three (3) months and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)    by Parent, prior to the Company Stockholder Approval, if, prior to obtaining the Company Stockholder Approval, a Change of Recommendation has occurred;

(f)    by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(g)    by the Company, prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h)    by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.

Section 9.2.    Effect of Termination.

(a)    In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b)    Termination Fee.

(i)    If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least two (2) business days prior to the Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(ii)    If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not withdrawn prior to such termination, (B) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (II) Parent terminates this Agreement pursuant to Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the receipt of such Acquisition Proposal and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee, unless, in the case of a termination pursuant to Section 9.1(d), Parent owes the Parent Termination Fee to the Company in accordance with Section 9.2(c), in which case Parent shall pay the Parent Termination Fee to the Company in accordance with Section 9.2(c) and no Termination Fee shall be payable by the Company.

(iii)    If Parent terminates this Agreement pursuant to Section 9.1(e), within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv)    If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v)    In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi)    Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(c)    Parent Termination Fee. In the event that this Agreement is terminated pursuant to (i) Section 9.1(d) and, at the time of such termination, (A) the condition set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) has not been satisfied and (B) all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(b) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Law) or Section 8.1(c) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at the time of such termination), shall have been satisfied or waived, or (ii) Section 9.1(f) (as it relates to an order, injunction, decree or ruling by a Governmental Entity under the HSR Act or any other applicable Antitrust Law), then, in any such event, Parent shall pay to the Company a termination fee of $50,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two business days thereof). For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d)    Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.

(e)    Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article IV) or willful breach (as defined in Section 9.2(a)) occurring prior to the valid termination of this Agreement, upon Parent’s receipt of the Termination Fee (and any other amounts contemplated by this Section 9.2(d)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(f)    Each Party further acknowledges that the Parent Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the

Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if Parent fails to pay in a timely manner any amount due pursuant to Section 9.2(c), then (i) Parent shall reimburse the Company for all reasonable out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) Parent shall pay to the Company interest on the amounts payable pursuant to Section 9.2(c) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article V) or willful breach (as defined in Section 9.2(a)) occurring prior to the valid termination of this Agreement, upon the Company’s receipt of the Termination Fee (and any other amounts contemplated by this Section 9.2(f), as well any indemnification or reimbursement pursuant to Sections 7.1 and 7.13) pursuant to this Section 9.2 in circumstances in which the Parent Termination Fee is payable, none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2.    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3.    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission provided, that no “bounceback” or notice of non-delivery is received) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Email: franklind@vmcmail.com

Attention: Denson N. Franklin III, Senior Vice President, General Counsel and Secretary

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email:	IKirman@wlrk.com

 ETetelbaum@wlrk.com

Attention:	Igor Kirman

 Elina Tetelbaum

if to the Company, to:

U.S. Concrete, Inc.

331 N. Main Street

Euless, Texas 76039

Email:	PJolas@us-concrete.com
Attention:	Paul Jolas, Senior Vice President, General Counsel and Secretary

with copies to:

Gibson, Dunn & Crutcher, LLP

200 Park Avenue

New York, New York 10019

Email:	SShoemate@gibsondunn.com
AKaplan@gibsondunn.com
Attention:	Steven R. Shoemate
Andrew Kaplan

Section 10.5.    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used with respect to any document, agreement or information provided by the Company, shall mean that such document, agreement or information has been posted to the electronic data room captioned “Project Journey” hosted by Donnelley Financial Solutions Venue, at least one day prior to the date hereof. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6.    Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as provided in Section 7.4 and Section 10.13, nothing in this Agreement (including the Company Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.9.    Governing Law; Jurisdiction.

(a)    This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Merger or the other Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12.    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions, including the Merger) is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief in each case in accordance with Section 10.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c)    The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13.    Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) shall have any rights or claims against any Financing Party in connection with this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby; (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way materially adverse to the Financing Parties without the prior written consent of the Financing Entities, but, in the case of clauses (f) and (g), solely to the extent of actions or omissions by or circumstances relating to such Financing Party in its capacity as a Financing Party, it being understood that nothing in this Section 10.13 shall excuse any Financing Party from liability in connection with actions or omissions by or circumstances relating to such Financing Party in any other capacity, including in its capacity as a creditor of the Company or any Company Subsidiary.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VULCAN MATERIALS COMPANY

By	/s/ Denson N. Franklin III
Name: Denson N. Franklin III
Title: Senior Vice President,
General Counsel and Secretary

GRIZZLY MERGER SUB I, INC.

By	/s/ Stanley G. Bass
Name: Stanley G. Bass
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

U.S. CONCRETE, INC.

By	/s/ Ronnie Pruitt
Name: Ronnie Pruitt
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

June 6, 2021

The Board of Directors

U.S. Concrete, Inc.

331 N. Main Street

Euless, Texas 76039

Members of the Board of Directors:

We understand that U.S. Concrete, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of June 6, 2021 (the “Merger Agreement”), with Vulcan Materials Company (the “Acquiror”) and Grizzly Merger Sub I, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than any shares owned or held in treasury by the Company, owned by the Acquiror, the Merger Sub or any direct or indirect wholly-owned subsidiary of the Acquiror (other than the Merger Sub) or of the Company, and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $74.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);

(iii)	discussed with management of the Company its assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of the Merger Agreement; and

(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than the Acquiror and its affiliates), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Acquiror and we have not received any compensation from the Acquiror during such period. We may provide financial advisory or other services to the Company and the Acquiror in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	Paul A. Stefanick
Senior Managing Director

ANNEX C

June 6, 2021

Board of Directors

U.S. Concrete, Inc.

331 N. Main Street

Euless, Texas 76039

Members of the Board:

We understand that U.S. Concrete, Inc. (the “Company”), Vulcan Materials Company (“Parent”) and Grizzly Merger Sub I, Inc., a wholly owned subsidiary of Parent (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger to be dated as of June 6, 2021(the “Merger Agreement”), pursuant to which, among other things, the Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and each share of common stock, par value $0.001 per share (the “Shares”), of the Company issued and outstanding immediately prior to the effective time of the Merger, other than any Shares as to which dissenters’ rights have been perfected, any Shares owned by the Parent, the Merger Sub or any direct or indirect wholly owned subsidiary of the Parent or the Company and any Shares held in the treasury of the Company (the “Excluded Shares”), will be converted into the right to receive $74.00 in cash, without interest (the “Merger Consideration”), subject to the terms and conditions of the Merger Agreement.

The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have provided us with a draft copy of the Merger Agreement (such draft dated as of June 6, 2021), which is in substantially final form (the “Draft Merger Agreement”).

We have been requested by the board of directors of the Company to render our opinion as to whether, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, other than Excluded Shares, entitled to receive such Merger Consideration.

In the course of performing our review and analysis for rendering this opinion, we have, among other things:

◾	Reviewed certain publicly available business and financial information concerning the Company that we deemed relevant;

◾

Reviewed certain non-public financial and operating data concerning the Company and its prospects prepared and provided to us by senior management of the Company, including certain financial forecasts;

◾

Met with certain members of senior management of the Company to discuss their strategic and financial rationale for the Merger, the past and current operations, the financial projections, the future prospects and operations and the current financial condition of the Company, the effects of the Merger on the financial condition and future prospects of the Company and other matters that we deemed necessary and appropriate to our inquiry;

◾	Reviewed the reported prices and historical trading activity of the Shares;
◾	Compared certain financial and stock market information concerning the Company with similar publicly available information concerning other publicly traded companies that we deemed relevant;

◾	Compared the financial terms of the Merger with the publicly available financial terms of other mergers and acquisitions involving companies that we deemed relevant;

◾	Reviewed the Draft Merger Agreement; and

◾	Conducted such other studies, analyses, inquiries and investigations and considered such other factors that we deemed appropriate for the purposes of this opinion.

In arriving at our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by or for us or obtained by us from public sources, including, without limitation, the financial projections referred to above. We have not assumed any responsibility or liability for the independent verification of, and we have not independently verified, any such information, including, without limitation, the financial projections. In relying on the financial forecasts provided to us , we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s senior management as to the expected future results of operations and financial condition of the Company to which such forecasts relate. We express no view or opinion as to such forecasts or the assumptions upon which they were based, and we have further relied upon the assurances of the Company’s senior management that they are unaware of any facts or circumstances that would make the information or financial projections incomplete, inaccurate or misleading in any material respect.

In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or any of its subsidiaries and have not performed or obtained, or assumed any responsibility for performing or obtaining, any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. Moreover, we have not evaluated the solvency or fair value of the Company under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In rendering this opinion, we have assumed that (i) the Company, the Parent and the Merger Sub will comply with all material terms of the Merger Agreement, (ii) the respective representations and warranties of the Company, the Parent and the Merger Sub contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the Merger to consummate the Merger will be satisfied without any waiver thereof, (iii) the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions or conditions, including any divestiture requirements or amendments or modifications (regulatory or otherwise), that would have a material effect on the Company or the contemplated benefits of the Merger. We have further assumed that all governmental, regulatory and other consents, approvals, releases or waivers necessary for the consummation of the Merger will be obtained within the constraints contemplated by the Merger Agreement in all respects material to our analysis and this opinion, without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of Shares in connection with the Merger. We have also assumed that the executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement.

We are not legal, regulatory, tax, accounting or actuarial experts and have relied on the assessments made by the Company and its advisors (other than us) with respect to such issues. We are not expressing any view or rendering any opinion regarding the tax consequences or accounting consequences of the Merger to the Company or its stockholders.

In rendering this opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock of the Company or Parent may trade subsequent to the announcement or consummation of the Merger.

We have acted as financial advisor to the Company with respect to, and have participated in certain of the negotiations leading to, the Merger and will receive a fee from the Company for our services in connection with the Merger, a substantial portion of which will become payable only if the Merger is consummated. We will also receive a fee from the Company for rendering this opinion, regardless of whether the Merger is consummated. In addition, the Company has agreed to reimburse us for certain expenses arising, and to indemnify us against certain liabilities that may arise, out of our engagement.

C-2

As you are aware, during the two years preceding the date of this letter, BNP Paribas Securities Corp. (“BNPP”) and its affiliates have been engaged by the Company and certain of its affiliates to provide certain investment banking, financial advisory and other banking services on matters unrelated to the Merger, for which we and our affiliates have received, or expect to receive, customary fees and compensation. Such services during such period have included having acted as a joint bookrunner on a debt capital markets transaction for the Company, having acted or acting as a joint arranger under the Company’s Term Loan B, and agreeing to act as a lender under the Company’s asset-backed revolving credit facility. During the two years preceding the date of this letter, BNPP has not been engaged by the Parent as a financial advisor. Furthermore, BNPP and its affiliates may seek in the future to provide the Company, the Parent, the Merger Sub and their respective affiliates with investment banking, financial advisory and other banking services unrelated to the Merger.

BNPP and its affiliates engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, BNPP and its affiliates do and in the future may (i) provide such financial services to the Company, the Parent, the Merger Sub or their respective affiliates or subsidiaries (as the case may be), for which services BNPP and certain of its affiliates have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade or otherwise conduct such activities in or with respect to debt or equity securities, bank debt and derivative products relating to the Company, the Parent, the Merger Sub or their respective affiliates or subsidiaries (as the case may be).

It is understood that this letter and our opinion have been provided to the board of directors of the Company (the “Board”) solely in its capacity as such and solely for its information and assistance in connection with its consideration and evaluation of the Merger. This letter and our opinion are not to be used or relied upon for any other purpose or be quoted or referred to, disseminated to or reproduced by any third party at any time, in whole or in part, without our prior written consent. This opinion may be included in its entirety and referred to in any proxy or information statement mailed to stockholders of the Company in connection with the Merger but may not otherwise be disclosed publicly in any manner without our prior written consent.

This letter and our opinion do not constitute a recommendation to the Board or to any other person in connection with the Merger as to how any holder of Shares should vote or act in connection with the Merger or any other related matter, and do not address the Company’s underlying business or financial decision to proceed with or effect the Merger, the likelihood of consummation of the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for the Company, the financing of the Merger and the related transactions or the effects of any other transaction in which the Company might engage. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company. This letter and our opinion address only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be paid to the holders of Shares, other than Excluded Shares, entitled to receive such Merger Consideration.

We have not been asked to pass upon, and we express no view or opinion with respect to, any other matter, including any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, any term or aspect of any other transaction, agreement or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, of any consideration to be paid to or received by or of the impact of the Merger on, the holders of the Excluded Shares or any other class of securities, the creditors or the other constituencies of the Company or any other party. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of the Company or any other party to the Merger, or any class of such persons, relative to the Merger Consideration to be paid to the holders of Shares entitled to receive such Merger Consideration.

C-3

This letter and our opinion have been authorized for issuance by the fairness opinion committee of BNP Paribas Securities Corp. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and we assume no responsibility for updating, revising or reaffirming our opinion based on circumstances, developments or events occurring after the date hereof.

On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Shares, other than Excluded Shares, entitled to receive such Merger Consideration is fair, from a financial point of view, to such holders.

Very truly yours, BNP PARIBAS SECURITIES CORP.

By	/s/ Nathan Bond	By	/s/ David Bonder
Nathan Bond		David Bonder
Managing Director		Managing Director

C-4

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF WHITE PROXY CARD

U.S. CONCRETE, INC.

SPECIAL MEETING OF STOCKHOLDERS

2021 at [●]

This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and Proxy Statement, hereby appoint(s) Michael D. Lundin and Paul M. Jolas, and each of them, acting individually or in the absence of others, as proxies, each with the full power of substitution and re-substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of U.S. Concrete, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held via live webcast on [●], 2021 at [●] and any all postponements or adjournments thereof. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the Special Meeting of Stockholders, including any previously given by telephone or internet.

This WHITE proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxies will have authority to vote “FOR” Proposal 1, the Merger Agreement Proposal, “FOR” Proposal 2, the Non-Binding Named Executive Officer Merger-Related Compensation Proposal and “FOR” Proposal 3, Adjournment of the Special Meeting, in accordance with the Board of Directors’ recommendations, and in their discretion on any other matters that may properly come before the meeting.

VOTE BY INTERNET – [●]

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on [●], 2021. Have your proxy card in hand when you access the instructions to obtain your records and to create an electronic voting instructions form.

VOTE BY PHONE – [●]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on [●], 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [●],

THIS WHITE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

U.S. CONCRETE, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 & 3

1.

To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 6, 2021, among U.S. Concrete, Inc., Vulcan Materials Company, a New Jersey corporation (“Parent”) and Grizzly Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”) (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which merger sub will be merged with and into U.S. Concrete, Inc. (the “merger”), with U.S. Concrete, Inc. surviving the merger as a wholly owned subsidiary of Parent (such proposal, the “merger agreement proposal”)

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of U.S. Concrete, Inc. that is based on or otherwise relates to the merger (such proposal, the “non-binding named executive officer merger-related compensation proposal”) and

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

To approve the adjournment of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”)

FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature of Stockholder
Signature, if held jointly (Title)
Date: , 2021

Note: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.